Exhibit 10.1

Execution Version

CREDIT AGREEMENT

by and among

AUTHENTIC BRANDS LLC

AND CERTAIN OF ITS SUBSIDIARIES,

JOINTLY AND SEVERALLY, as the “Borrowers”,

ANY OTHER CREDIT PARTIES PARTY HERETO FROM TIME TO TIME,

THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME, as the “Lenders”,

and

PNC BANK, NATIONAL ASSOCIATION, as the “Administrative Agent” and “Collateral Agent”

August 10, 2023

i

7.8 Casualties; Taking of Properties; etc.	100
7.9 Deposit Accounts; Securities Accounts; Commodity Accounts	100
7.10 Intellectual Property	100
7.11 Financial Statements; Projections	102
7.12 Accounts	102
7.13 Taxes	104
7.14 Insurance	104
7.15 Solvent; Fraudulent Transfer	104
7.16 Litigation	104
7.17 Material Contracts and Restrictive Agreements	104
7.18 Surety Obligations	104
7.19 Governmental Approvals	105
7.20 Brokers	105
7.21 Compliance with Laws	105
7.22 ERISA	105
7.23 Environmental Matters	106
7.24 Regulated Entity	107
7.25 Labor Relations and Related Matters	109
7.26 Relations with Vendors and Customers	109
7.27 Use of Proceeds	109
7.28 Accuracy and Completeness of Information	109
7.29 No Defaults	110
7.30 Senior Debt	110

SECTION 8 AFFIRMATIVE COVENANTS AND CONTINUING AGREEMENTS	110

8.1 Use of Proceeds	110
8.2 Maintenance of Existence and Rights; Conduct of Business	111
8.3 Insurance	111
8.4 Inspections; Appraisals	112
8.5 Adequate Books and Records	113
8.6 Borrowing Base Reporting; Financial and Other Information	114
8.7 Compliance with Laws	119
8.8 ERISA	119
8.9 Environmental	120
8.10 Margin Stock	121
8.11 Taxes; Claims	121
8.12 Receivables; Deposit Accounts and Securities Accounts	121
8.13 Covenants Regarding Collateral and Property	125
8.14 Future Subsidiaries	125
8.15 Further Assurances	126
8.16 Post-Closing Obligations	126

SECTION 9 NEGATIVE COVENANTS	128

9.1 Debt	128
9.2 Liens	131
9.3 Restricted Payments	132
9.4 Investments	134
9.5 Disposition of Assets	136
9.6 Restrictions on Payment of Certain Debt	136
9.7 Fundamental Changes	137
9.8 Restrictive Agreements; Certain Restrictions; Inconsistent Agreements	138

9.9 Affiliate Transactions	139
9.10 Plans	139
9.11 Sales and Leasebacks	139
9.12 Certain Agreements	139
9.13 Disqualified Equity Interests	140
9.14 Finance Insurance Premiums	140
9.15 Holdings	140

SECTION 10 FINANCIAL COVENANTS	140

10.1 Financial Covenants	140

SECTION 11 EVENTS OF DEFAULT; REMEDIES UPON DEFAULT	141

11.1 Events of Default	141
11.2 Remedies upon Default	144
11.3 License	145
11.4 Receiver	146
11.5 Deposits; Insurance	146
11.6 Remedies Cumulative	146
11.7 Borrowers’ Right to Cure	146

SECTION 12 ADMINISTRATIVE AGENT	147

12.1 Appointment, Authority, and Duties of Administrative Agent; Professionals	147
12.2 Guarantors and Collateral; Intercreditor Agreements; and Field Examination Reports	149
12.3 Reliance By Administrative Agent	151
12.4 Action Upon Default	151
12.5 Indemnification of Administrative Agent Indemnitees	151
12.6 Limitation on Responsibilities of Administrative Agent	152
12.7 Resignation; Successor Administrative Agent	152
12.8 Separate Collateral Agent	153
12.9 Due Diligence and Non-Reliance	153
12.10 Remittance of Payments	154
12.11 Administrative Agent in its Individual Capacity	158
12.12 [Reserved]	158
12.13 Bank Product Providers	158
12.14 No Third Party Beneficiaries	159
12.15 Certifications From Lenders and Participants; PATRIOT Act; No Reliance	159
12.16 Bankruptcy	159

SECTION 13 ASSIGNMENTS AND PARTICIPATIONS	160

13.1 Successors and Assigns	160

SECTION 14 YIELD PROTECTION	164

14.1 Alternate Rate of Interest	164
14.2 Increased Costs	167
14.3 Taxes	168
14.4 Mitigation Obligations; Designation of a Different Lending Office	171

SECTION 15 MISCELLANEOUS	172

15.1 Notices	172
15.2 Amendments	174

15.3 Indemnity; Expenses	177
15.4 Reimbursement Obligations	178
15.5 Performance of Credit Parties’ Obligations	178
15.6 Setoff	179
15.7 Independence of Covenants; Severability	179
15.8 Cumulative Effect; Conflict of Terms	179
15.9 Counterparts	180
15.10 Fax or Other Transmission	180
15.11 NOTICE OF FINAL AGREEMENT	180
15.12 Relationship with Lenders	180
15.13 No Advisory or Fiduciary Responsibility	180
15.14 Confidentiality; Credit Inquiries	181
15.15 Governing Law	182
15.16 Submission to Jurisdiction	182
15.17 Waivers; Limitation on Damages; Limitation on Liability	182
15.18 Limitation on Liability; Presumptions	184
15.19 PATRIOT Act Notice	184
15.20 Powers	184
15.21 No Tax Advice	184
15.22 Judgment Currency	185
15.23 Survival of Representations and Warranties, etc.	185
15.24 Revival and Reinstatement of Obligations	185
15.25 Acknowledgement of and Consent to Bail-In of Affected Financial Institutions	185
15.26 Certain ERISA Matters	186
15.27 [Reserved]	187
15.28 Section Headings	187
15.29 Qualified Financial Contracts	187
15.30 Term Loan Intercreditor Agreement	187

APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swing Line Note
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Notice of Conversion/Continuation
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Joinder Agreement
Exhibit H	Form of Secured Party Designation Notice
Exhibits I-1-I-4	Form(s) of U.S. Tax Compliance Certificates

SCHEDULES

Schedule I	Permitted Property Sale
Schedule 1.1	Scheduled Noteholder Debt
Schedule 7.4	Capital Structure
Schedule 7.7	Real Estate
Schedule 7.9	Deposit Accounts, Securities Accounts and Commodities Accounts
Schedule 7.10	Intellectual Property
Schedule 7.14	Insurance
Schedule 7.16	Litigation
Schedule 7.17	Material Contracts and Restrictive Agreements
Schedule 7.20	Brokers
Schedule 7.22	ERISA Plans
Schedule 7.23	Environmental Matters
Schedule 7.25	Labor Relations and Related Matters
Schedule 9.1	Existing Debt
Schedule 9.2	Existing Liens
Schedule 9.4	Existing Investments
Schedule 9.9	Affiliate Transactions

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of August 10, 2023, is made by and among (A) AUTHENTIC BRANDS LLC, a Delaware limited liability company (“Parent”), BLACK RIFLE COFFEE COMPANY LLC, a Delaware limited liability company (“BRCC”), GOOD BEANS LLC, a Delaware limited liability company (“Good Beans”), FREE RANGE AMERICAN MEDIA COMPANY LLC, a Delaware limited liability company (“Free Range”), SIGNAL MOUNTAIN MEDIA WORKS LLC, a Texas limited liability company (“Signal Mountain”), 1144 SLC LLC, a Delaware limited liability company (“1144 SLC”), BRCC OPERATING COMPANY LLC, a Delaware limited liability company (“BRCC Operating”), SPENCER 355 LLC, a Delaware limited liability company (“Spencer 355”), 621 MANCHESTER LLC, a Delaware limited liability company (“621 Manchester”), BRCC GC LLC, a Utah limited liability company (“BRCC GC”), GROUNDS AND HOUNDS COFFEE COMPANY LLC, a Delaware limited liability company (“Grounds and Hounds”), INDEPENDENT COFFEE SOLUTIONS LLC, a Delaware limited liability company (“Independent Coffee”), and BRCC COPPERFIELD LLC, a Delaware limited liability company (“BRCC Copperfield”); (B) any other Subsidiaries of Parent that may become a Borrower hereunder pursuant to Section 8.14 (each of such Subsidiaries, together with Parent, BRCC, Good Beans, Free Range, Signal Mountain, 1144 SLC, BRCC Operating, Spencer 355, 621 Manchester, BRCC GC, Grounds and Hounds, Independent Coffee and BRCC Copperfield, jointly and severally, “Borrowers” and, each, a “Borrower”); (C) any other Credit Parties party hereto from time to time; (D) the financial institutions from time to time party hereto as lenders (each, a “Lender” and, collectively, the “Lenders”); (E) PNC BANK, NATIONAL ASSOCIATION, a national banking association (as further defined below, “PNC”), in its capacities as a Lender, the Swing Line Lender (as defined below) and LC Issuer (as defined below); and (F) PNC, in its capacities as administrative agent and collateral agent for the Lenders, LC Issuer and the other Secured Parties (defined below) (PNC, acting in such latter capacities, and as further defined below, “Administrative Agent,” “Collateral Agent” or “Agent”).

W I T N E S S E T H:

WHEREAS, Credit Parties have requested that Administrative Agent and the Lenders establish a revolving credit facility in favor of Borrowers and that LC Issuer establish a letter of credit sub-facility for the account of Borrowers, all for the purposes set forth herein; and

WHEREAS, Administrative Agent, the Lenders, and LC Issuer are willing to provide such revolving credit facility and letter of credit sub-facility to Borrowers subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each Credit Party, Administrative Agent, each Lender, and LC Issuer, each intending to be legally bound, hereby covenant and agree as follows:

SECTION 1

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the respective meanings set forth in this Section 1.1 or, in the case of the Financial Covenants, in Section 10.1, as applicable. As used in this Agreement (including in the introductory paragraph, the recitals, and the Annexes, Exhibits and Schedules hereto) and, as applicable, any other Loan Documents (to the extent not expressly defined therein), the following terms shall have the following meanings:

“ABL Priority Collateral” shall have the meaning set forth in the Term Loan Intercreditor Agreement.

“Accounts” means and includes, as to each Credit Party, all of such Credit Party’s accounts (as defined in Article 9 of the UCC) and all of such Credit Party’s contract rights, instruments (including those evidencing Debt owed to such Credit Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, all drafts and acceptances, and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Administrative Agent hereunder.

“Accounts Payable Report” shall have the meaning set forth in Section 8.6(a)(iii).

“Accounts Receivable Report” shall have the meaning set forth in Section 8.6(a)(i).

“ACH” shall have the meaning set forth in the definition of “Bank Products”.

“Acquisition” means any acquisition (whether by purchase, exchange, issuance of stock, or other equity or Debt securities, merger, Division, reorganization, amalgamation, or any other method and whether by a single transaction or a series of related or unrelated transactions) by any Credit Party or Subsidiary of (a) any Equity Interests issued by any other Person, but only if such acquisition results in such Credit Party or Subsidiary owning fifty percent (50%) or more of such Equity Interests or otherwise obtaining Control of such Person; (b) all or substantially all of the assets of any other Person; or (c) assets that constitute all or substantially all of any division, line of business or other operating unit of the business of any other Person.

“Administrative Agent,” “Collateral Agent” or “Agent” means PNC, in its capacity as administrative agent, collateral agent or agent for the Lenders, LC Issuer and each other Secured Party, together with its successors and assigns.

“Administrative Agent Indemnitees” means Administrative Agent, its Related Parties and all Administrative Agent Professionals.

“Administrative Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Administrative Agent at any time or from to time in connection with, or pursuant to, and in accordance with the terms of this Agreement or any other Loan Document.

“Administrative Questionnaire” means an administrative questionnaire provided by each Lender to Administrative Agent in connection herewith in a form supplied or approved by Administrative Agent for such purpose.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Credit Party or any of its Subsidiaries, threatened in writing, in each case, against any Credit Party or any of its Subsidiaries or any material Property of any Credit Party or any of its Subsidiaries (including an Insolvency Proceeding or appellate proceeding).

“Affected Financial Institution” means (i) any EEA Financial Institution, and (ii) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with the Person specified, or that is a director, officer, manager or partner of such Person. Without limitation of the foregoing, for purposes of this definition, “Control,” when used with respect to any Person, means possession of the power to control, or to direct or cause the direction of, the management or policies of such Person or any of its Property, whether by ownership, the voting of such Equity Interests, by contract or otherwise.

“Agent Party” and “Agent Parties” have the respective meanings given to such term in Section 15.1(d)(i).

“Aggregate Revolving Obligations” means, at any time of determination, the sum (without duplication) of (a) the outstanding principal amount of all Revolving Loans (including Swing Line Loans, Over Advance Loans and Protective Advances) and (b) the outstanding amount of all LC Obligations.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” shall have the meaning set forth in Section 15.22.

“Allocable Amount” shall have the meaning set forth in Section 5.7(c)(i).

“ALTA” means American Land Title Association.

“Alternate Base Rate” means, on any date of determination, a rate per annum equal to the highest of (a) the Prime Rate in effect on such date, (b) the sum of the Overnight Bank Funding Rate in effect on such date plus one half of one percent (0.50%), and (c) the sum of the Daily Simple SOFR in effect on such day plus one percent (1.00%), so long as a Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq, the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any U.S. economic sanctions regulations administered by OFAC and the Department of State and the U.S. Bank Secrecy Act, and any other applicable laws relating to the prevention of terrorism or money laundering, including the PATRIOT Act and all OFAC rules and regulations, including Executive Order 13224.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, agreement, or matter in question, including all applicable statutory law, common law, and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, and decrees of Governmental Authorities. Without limitation of the foregoing, “Applicable Law” includes, to the extent applicable to the Person, conduct, transaction, agreement or matter in question, all Anti-Corruption Laws, Anti-Terrorism Laws, the Beneficial Ownership Regulation, the Code, the Commodity Exchange Act, all Debtor Relief Laws, any Bail-In Legislation, ERISA, the Exchange Act, FATCA, the FDPA, the FLSA, OSHA and the UCC.

“Applicable Margin” means, subject to the terms of this definition, with respect to any Type of Loan and at any time of determination, the percentage rate per annum set forth in the following table, as determined by reference to Average Excess Availability (a) from the Closing Date through and including the Availability Block Release Date, based on the calendar month preceding each Determination Date, as follows:

Level	Average Excess Availability	Revolving Loan
		Base Rate Loans	Term SOFR Rate Loans
I	Greater than 66.7% of the Borrowing Base	1.50%	2.60%
II	Less than or equal to 66.7% but greater than 33.3% of the Borrowing Base	1.75%	2.85%
III	Less than or equal to 33% of the Borrowing Base	2.00%	3.10%

(b) from the date immediately following the Availability Block Release Date and thereafter, based on the calendar month preceding each Determination Date, as follows:

Level	Average Excess Availability	Revolving Loan
		Base Rate Loans	Term SOFR Rate Loans
I	Greater than 66.7% of the Borrowing Base	1.25%	2.35%
II	Less than or equal to 66.7% but greater than 33.3% of the Borrowing Base	1.50%	2.60%
III	Less than or equal to 33% of the Borrowing Base	1.75%	2.85%

The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the tables above, on a monthly basis on each Determination Date, and any such reduction or increase shall be automatic and without notice to any Person. Without limiting Administrative Agent’s or Required Lenders’ rights to invoke the Default Rate, as provided in Section 3.1(a), if the Borrowing Base Certificate and related reports setting forth the Borrowing Base and the basis therefor are not received by Administrative Agent on or before the applicable dates required pursuant to Section 8.6(a), as applicable, and Administrative Agent or Required Lenders so elect, then, in any such case, from the date such Borrowing Base Certificate or related reports were required to be delivered, the Applicable Margin shall, at the option of Administrative Agent or the Required Lenders, be at the Level with the highest rates of interest until such time as such Borrowing Base Certificate and related reports are received by Administrative Agent.

Any of the foregoing to the contrary notwithstanding, on and after the Closing Date to, but not including, the first Determination Date, the Applicable Margin shall be equal to the percentage set forth in Level III in the table above. As used herein, “Determination Date” means the first day of each calendar month, beginning with February 1, 2024.

If any Borrowing Base Certificate or any other report on which Excess Availability or Average Excess Availability is determined or reported to Administrative Agent (any such Borrowing Base Certificate or other report, an “Applicable Report”) is shown to be inaccurate prior to Payment in Full, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (A) Borrowers shall promptly (and in any event within three (3) Business Days after the first discovery of such inaccuracy or upon notice by Administrative Agent of such determination) deliver to Administrative Agent a correct Applicable Report for the Applicable Period; (B) Administrative Agent shall notify Borrower Representative of the amount of interest that would have been due in respect of any outstanding Obligations during the Applicable Period had the Applicable Margin for the Applicable Period been calculated based on a correct Applicable Report (whether or not Borrowers comply with the immediately preceding clause (A)); provided that, if Borrowers or Administrative Agent reasonably determine that a correct Applicable Report would have resulted in a higher Applicable Margin for one (1) or more Applicable Periods and lower pricing, as applicable, for one (1) or more Applicable Periods, then the amount payable by Borrowers shall be equal to the excess amount, if any, that should have been paid by Borrowers for all such Applicable Periods over the amount actually paid by Borrowers for all such Applicable Periods; and (C) Borrowers shall pay Administrative Agent, within three (3) Business Days of written demand therefor, the difference between the amount of interest that would have been due in respect of such Applicable Period and the amount actually paid in respect of such Applicable Period (provided that, notwithstanding anything to the foregoing, no Default or Event of Default shall be deemed to have occurred as a result of such non-payment (and no such shortfall amount shall be deemed overdue or accrue interest at the Default Rate) unless such shortfall amount is not paid on or prior to the third Business Day of such three (3) Business Day period; provided further that, none of the Secured Parties shall be required to refund or return any portion of any excess amount paid by Borrowers, if any).

“Applicable Period” shall have the meaning set forth in the definition of “Applicable Margin”.

“Applicable Report” shall have the meaning set forth in the definition of “Applicable Margin”.

“Applicable Tax Percentage” means the highest effective marginal combined rate of Federal, state, and local income taxes (taking into account the deductibility of state and local taxes for Federal income tax purposes) to which any Person directly or indirectly holding Equity Interests of a Credit Party would be subject in the relevant year of determination, taking into account only such Person’s share of income and deductions attributable to its equity ownership interest in such Credit Party.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Administrative Agent, whether owned, operated or hosted by Administrative Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Administrative Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Administrative Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” means any Entity that (a) is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities and (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an Entity or an Affiliate of an Entity that administers or manages a Lender.

“Article 9 Control” means, with respect to any asset, right, or Property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that Administrative Agent has “control” of such asset, right, or Property in accordance with the terms of Article 8 or Article 9 of the UCC. Without limitation of the foregoing, so long as PNC is Administrative Agent, Administrative Agent shall be deemed to be have “control” of any Funding Account, Collections Account, Securities Account, Commodities Account or Deposit Account maintained with PNC or any Affiliate of PNC, including any maintained by or through PNC or any agents or correspondents acting on behalf of PNC without the necessity of having an Article 9 Control Agreement executed in connection therewith; provided, that, without limiting the generality of the foregoing, each Credit Party owning any Deposit Accounts, Commodities Accounts or Securities Accounts shall promptly, upon request from Administrative Agent (but in any event not later than thirty (30) days after receipt of such request, unless otherwise approved by Administrative Agent), execute and deliver to Administrative Agent an Article 9 Control Agreement in its favor, in its capacities as secured party and depository institution, regarding such Deposit Accounts, Securities Accounts and Commodities Accounts (in each case, other than any Excluded Account).

“Article 9 Control Agreement” means an agreement among Administrative Agent, any one or more Credit Parties and another Person pursuant to which Article 9 Control is established in favor of Administrative Agent with respect to any asset, right or Property of a Credit Party, or Credit Parties, including any Deposit Account, Commodities Account or Securities Account, or any funds or securities, respectively, on deposit therein, situated at or with such Person(s).

“Asset Disposition” means, with respect to any Person, a sale, issuance, assignment, Division, lease, license (including any License), Consignment, transfer, abandonment, or other disposition of such Person’s Property, including a disposition of Property in connection with a sale-leaseback transaction, synthetic lease, securitization or similar arrangement, excluding a disposition resulting from a Loss.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of each other party hereto whose consent is required by Section 13.1(b)) and accepted by Administrative Agent, in substantially the form of Exhibit B or any other form (including electronic documentation generated by MarkitClear or other electronic Platform in which said parties are participants) requested or approved by Administrative Agent in its discretion from time to time and acceptable to Borrower Representative.

“Auto Borrow Agreement” has the meaning specified in Section 2.3(b)(vi).

“Availability Block” has the meaning specified in the definition of “Borrowing Base”.

“Availability Block Release Date” means the date that the Availability Block Release Event occurs.

“Availability Block Release Event” means delivery by Borrower Representative to Administrative Agent and Term Loan Agent of a certificate in form and substance reasonably satisfactory to Administrative Agent and Term Loan Agent certifying as to (a) Borrowers having maintained a Fixed Charge Coverage Ratio based on a trailing four (4) Fiscal Quarter calculation of not less than 1.10 to 1.00 for two (2) consecutive Fiscal Quarters following the Closing Date, and (b) no Default or Event of Default is then continuing.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 14.1.

“Average Excess Availability” means, for any tested period, Excess Availability for each day of such period, divided by the number of days in such period.

“Average Liquidity” means, for any three (3) consecutive day period, the sum of Liquidity calculated as of each day of such three (3) consecutive day period, divided by three (3).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of the applicable Resolution Authority.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreement” means any agreement between one or more Obligors and a Bank Product Provider evidencing the making available of any Bank Product by such Bank Product Provider to such Obligor. The foregoing includes, without limitation, Swap Agreements.

“Bank Product Obligations” means, without duplication, (i) all Debts, liabilities and other obligations of any Obligor to any Bank Product Provider arising under, pursuant to or in connection with Bank Products, and (ii) without duplication, all amounts that Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to any Bank Products provided by such Bank Product Provider to any Obligor.

“Bank Product Provider” means (a) any of PNC and its Affiliates, and (b) any other Person that, at the time it enters into a Bank Product Agreement, is a Lender or an Affiliate of a Lender. For purposes hereof, the term “Lender” shall be deemed to include Administrative Agent.

“Bank Product Reserve” means an amount determined from time to time by Administrative Agent in its Permitted Discretion as a Reserve for Bank Product Obligations.

“Bank Products” means all bank, banking, financial, and other similar or related products, services, and facilities offered or provided by any Bank Product Provider to any Obligor, including (a) merchant card services, credit or stored value cards and corporate purchasing cards; (b) cash management, treasury, and related products and services, including depository and checking services, Deposit Accounts (whether operating, money market, investment, collections, payroll, trust, disbursement, or other Deposit Accounts), Securities Accounts, automated clearinghouse (“ACH”) transfers of funds and any other ACH services, remote deposit capture, lockboxes, account reconciliation and information reporting, controlled disbursements, wire and other electronic funds transfers, e-payable, overdraft protection, stop payment services and fraud protection services (all of the products and services described in this clause (b), collectively, “Treasury Services”); (c) bankers’ acceptances, drafts, documentary services, foreign currency exchange services; and (d) Swap Obligations and other Obligations arising under Swap Agreements.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Event of Default” means an Event of Default under either Section 11.1(k) or Section 11.1(l).

“Base Rate Loan” means a Loan that bears interest at a rate based on the Alternate Base Rate plus the Applicable Margin.

“Base Rate Revolving Loan” means a Revolving Loan bearing interest at a rate based on the Alternate Base Rate.

“Benchmark” means, initially, SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 14.1.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of (A) Daily Simple SOFR plus (B) 0.10% (10 basis points); or

(2) the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower Representative, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided further that any Benchmark Replacement shall be administratively feasible as determined by Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustments, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower Representative giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Relevant Governmental Body having jurisdiction over Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Relevant Governmental Body having jurisdiction over Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 14.1 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 14.1.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of any Credit Party as required by the Beneficial Ownership Regulation, and otherwise to be in form and substance reasonably satisfactory to Administrative Agent.

“Beneficial Ownership Regulation” means 31 CFR Section 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account Bank” and “Blocked Account Banks” have the respective meanings given to such terms in Section 8.12(e).

“Blocked Account” and “Blocked Accounts” have the respective meanings given to such terms in Section 8.12(e).

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble hereto.

“Borrower Representative” shall have the meaning set forth in Section 4.3.

“Borrowers’ Account” shall mean a loan account in the name of Borrowers in which Administrative Agent will record the date and amount of each Loan made by Administrative Agent or Lenders and the date and amount of each payment in respect thereof.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Term SOFR Rate Loans, having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.

“Borrowing Base” means, on any date of determination, an amount, calculated in Dollars, equal to:

(a) ninety percent (90%) of the total amount of Eligible Investment Grade Accounts; plus

(b) eighty-five percent (85%) of the total amount of Eligible Non-Investment Grade Accounts; plus

(c) ninety percent (90%) of Eligible Credit Card Receivables; plus

(d) the lesser of (i) eighty-five percent (85%) of the NOLV Percentage of Eligible Inventory and (ii) seventy percent (70%) of Eligible Inventory valued at FIFO cost; provided that the amount of the Borrowing Base derived from this clause (d) as it relates to Inventory of ready to drink coffee products shall not exceed the applicable RTD Sublimit; plus

(e) one hundred percent (100%) of unencumbered (other than Liens (x) in favor of the Secured Parties and (y) in favor of the Term Loan Agent) and unrestricted cash and Cash Equivalents maintained with PNC in a blocked account; minus

(f) from the Closing Date through and including the Availability Block Release Date, $15,000,000 (the “Availability Block”); minus

(g) Reserves determined by Administrative Agent from time to time in its Permitted Discretion.

Administrative Agent shall have the continuing, independent right to determine the Borrowing Base from time to time in accordance with the terms of this Agreement, whether from data provided by Borrowers or otherwise. Each determination by Administrative Agent of the Borrowing Base shall be conclusive and binding for all purposes, absent manifest error.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit E or such other form as may be requested by or acceptable to Administrative Agent from time to time in its Permitted Discretion and acceptable to Borrower Representative.

“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Applicable Law to be closed for business in East Brunswick, New Jersey; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, the aggregate cost of all capital assets acquired by Borrowers and their Subsidiaries during such period (including gross leases to be capitalized under GAAP and leasehold improvements), as determined in accordance with GAAP.

“Capital Lease” means any lease that, in accordance with GAAP, subject to Section 1.2, is required to be capitalized for financial reporting purposes.

“Cash Collateral” shall have the meaning set forth in the definition of “Cash Collateralize.”

“Cash Collateralize” means, to pledge and deposit with or deliver to Administrative Agent, the Bank Product Provider, LC Issuer or Swing Line Lender, as applicable, as collateral for the Bank Product Obligations (other than Excluded Bank Product Obligations), LC Obligations or Swing Line Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or Deposit Account balances or, if Administrative Agent, or the Bank Product Provider, LC Issuer or Swing Line Lender, as applicable, may agree, each in its reasonable discretion, other credit support, in each case pursuant to documentation in form and substance, and in an amount (but not more than one hundred five percent (105%) of the obligated amount), in each case, reasonably satisfactory to Administrative Agent, such Bank Product Provider, LC Issuer and/or Swing Line Lender, as applicable, in its or their reasonable discretion. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support including any cash and any interest or other income earned thereon.

“Cash Dominion Excess Availability Triggering Event” means the earlier to occur of the following: (a) Excess Availability is less than $15,000,000 for three (3) consecutive days, and (b) Excess Availability is less than $12,500,000 on any day.

“Cash Dominion Period” means the period commencing upon the occurrence of a Cash Dominion Triggering Event and ending on the occurrence of a Cash Dominion Satisfaction Event.

“Cash Dominion Satisfaction Event” means the earliest date on which all of the following conditions precedent have been satisfied: (a) if the Cash Dominion Triggering Event shall have occurred as a result of the occurrence of a Cash Dominion Excess Availability Triggering Event: (i) Excess Availability is greater than $9,375,000 for thirty (30) consecutive days, and (ii) no Event of Default is continuing; and (b) if the Cash Dominion Triggering Event shall have occurred as a result of the occurrence of a Specified Event of Default, such Specified Event of Default shall have been waived in writing by all of the Lenders or the Required Lenders, as applicable.

“Cash Dominion Triggering Event” means the earlier to occur of the following: (a) a Cash Dominion Excess Availability Triggering Event and (b) a Specified Event of Default.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally Guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. Section 225.8 or a Governmental Authority’s assessment thereof, shall, in each case of clause (i), (ii) or (iii) above, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any one or more of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Voting Equity Interests of Parent entitled to vote for members of the board of directors or other equivalent Governing Body of Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b) Parent ceases to own and Control, beneficially and of record, directly or indirectly, all Equity Interests in all Credit Parties (other than resulting from (x) the sale or other disposition of 100% of the Equity Interests of a Credit Party, (y) the dissolution of a Credit Party or (z) the merger of a Credit Party with and into another Credit Party, in each case, that is otherwise permitted under this Agreement) (excluding Parent and, if it becomes a Credit Party in accordance with this Agreement, Holdings); or

(c) any “change in control,” as that term (or any similar term) is defined in any document governing any Funded Debt exceeding the Threshold Amount of any Credit Party, shall occur.

Notwithstanding the preceding or any provision of Section 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Equity Interests of any Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“CIP Regulations” shall have the meaning set forth in Section 12.15(b).

“Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs, disbursements, and expenses of any kind (including fees, costs, and expenses of attorneys and paralegals, experts, agents, consultants, and advisors, and Extraordinary Expenses) at any time (including before or after the Closing Date, after Payment in Full of the Obligations, or resignation or replacement of Administrative Agent) incurred by or asserted against or imposed on any Indemnitee as a result of, or arising from or in connection with, (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto; (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or Applicable Law; or (e) failure by any Credit Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any Adverse Proceeding, whether or not the applicable Indemnitee is a party thereto.

“Closing Date” means the date first inscribed hereinabove.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

“Collateral Disclosure Certificate” shall have the meaning set forth in the Security Agreement.

“Collection Account” means a Deposit Account established or maintained by a Credit Party at PNC that is utilized solely for purposes of receiving or collecting payments made by such Credit Party’s Account Debtors and other Proceeds of Collateral and over which Administrative Agent shall have exclusive Article 9 Control to withdraw or otherwise direct the disposition of funds on deposit therein.

“Commitment” means, for any Lender, the amount of such Lender’s Revolving Commitment. “Commitments” means the aggregate amount of all Revolving Commitments.

“Commitment Termination Date” means the earliest to occur of the following: (a) the Stated Revolving Commitment Termination Date; (b) the date on which Borrowers terminate the Revolving Commitments pursuant to Section 2.1(c); and (c) the date on which the Revolving Commitments are terminated pursuant to Section 11.2.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate in the form of Exhibit F or such other form as may be requested or approved by Administrative Agent from time to time in its Permitted Discretion and acceptable to Borrower Representative.

“Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent, in consultation with Borrower Representative, decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as Administrative Agent, in consultation with Borrower Representative, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) on a consolidated basis in accordance with the applicable principles of consolidation under GAAP.

“Consolidated Capital Expenditures” means, for any fiscal period and determined on a Consolidated basis in accordance with Applicable Law and GAAP, the aggregate amount of all Capital Expenditures paid in cash of the Tested Companies made during such period.

“Consolidated Cash Taxes Paid” means, for any fiscal period and determined on a Consolidated basis in accordance with Applicable Law and GAAP, the sum of all income taxes paid in cash by the Tested Companies during such period (net of all income tax refunds and credits received in cash by the Tested Companies during such period), which number for the applicable period of computation shall not be less than zero.

“Consolidated EBITDA” means, for any fiscal period and determined on a consolidated basis in accordance with Applicable Law and GAAP, the sum of the Tested Companies’ (a) Consolidated Net Income (computed without regard to any extraordinary items of gain or loss), plus (b) without duplication, the sum of the following to the extent included in the calculation of Consolidated Net Income for such period: (i) Consolidated Interest Expense; (ii) income tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) for such period; (iii) depreciation and amortization expense for such period; (iv) non-cash costs in respect of equity based compensation (but excluding any non-cash charge in respect of an item of equity based compensation that was included in Consolidated Net Income in a prior period); (v) fees, costs and expenses incurred in such period in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby in an aggregate amount not to exceed $5,000,000; and (vi) fees, costs and expenses incurred in such period in connection with the negotiation, execution and delivery of any amendments or modifications to the Loan Documents or the Term Loan Debt Documents; minus (c) any cash payments made during such period in respect of non-cash charges described in clause (b)(iv) and clause (b)(v) taken in a prior period.

“Consolidated Funded Debt” means, for any fiscal period and determined on a Consolidated basis in accordance with Applicable Law and GAAP, all Funded Debt of the Tested Companies for such period.

“Consolidated Interest Expense” means, for any fiscal period and determined on a Consolidated basis in accordance with Applicable Law and GAAP, all interest expense (including that attributable to the interest component or portion of Capital Leases) of the Tested Companies for such period.

“Consolidated Interest Paid” means, for any fiscal period and determined on a Consolidated basis in accordance with Applicable Law and GAAP, all interest (including that attributable to the interest component or portion of Capital Leases) paid by the Tested Companies in cash during such period.

“Consolidated Net Income” means, for any fiscal period and determined on a Consolidated basis in accordance with Applicable Law and GAAP, the net income (or net deficit) of the Tested Companies for such period; provided that there shall be excluded from Consolidated Net Income the net income (or net deficit) of any Person (other than a Subsidiary) in which any of the Tested Companies has a joint interest with a third party, except to the extent such net income is actually paid in cash to such Tested Company by dividend or other distribution during such period.

“Control” (and any correlative terms, including “common control,” “controlling” and “controlled by”) means the power to direct or control, or have a controlling influence over, the management or policies of a Person or any Property, whether by ownership, the voting of Equity Interests, by contract or otherwise.

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding any Business Day adjustment) as such Available Tenor.

“Credit Card Agreements” shall have the meaning set forth in the Security Agreement.

“Credit Card Issuer” shall have the meaning set forth in the Security Agreement.

“Credit Card Processor” shall have the meaning set forth in the Security Agreement.

“Credit Card Receivables” means amounts, together with all income, payments and Proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Credit Party resulting from charges by a customer of a Credit Party on a credit or debit card issued by such Credit Card Issuer or processed by such Credit Card Processor (including, without limitation, electronic benefits transfers) in connection with the sale of goods by a Credit Party in the Ordinary Course of Business.

“Credit Party” means (a) each Borrower and (b) each other Obligor that is party to this Agreement as of the Closing Date or that, by execution of a Joinder Agreement, agrees to become a “Borrower” or a “Credit Party” under this Agreement on or after the Closing Date.

“Customer” means and include the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party that enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, at Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to Borrowers, effective on the date of any such change.

“Debt” means, with respect to any Person and without duplication as to such Person, any indebtedness, obligation or liability, whether or not contingent, (a) that (i) arises in respect of borrowed money, (ii) is evidenced by bonds, notes, debentures, or similar instruments, or (iii) accrues interest or is a type upon which interest or finance charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), (b) representing the balance deferred and unpaid of the purchase price of any Property or services (other than an account payable to a trade creditor incurred in the Ordinary Course of Business of such Person and payable in accordance with customary trade practices), (c) representing obligations of a lessee under leases that have been, or should be, in accordance with GAAP, recorded as Capital Leases, (d) representing any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any Debt described in this definition of another Person, including any such Debt, directly or indirectly Guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such debt, or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition, (e) representing obligations of such Person with respect to Disqualified Equity Interests, (f) representing reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance, or otherwise), letters of credit, bankers’ acceptances, drafts or similar documents or instruments issued for such Person’s account, (g) representing any indebtedness, obligation or liability, whether or not contingent, of such Person in respect of any indebtedness, obligation or liability, whether or not contingent, of another Person, including any such indebtedness, obligation or liability of another Person secured by any Lien on any Property of such Person, whether or not such indebtedness, obligation or liability is assumed by or is a personal liability of such Person, (h) representing any net obligations, liabilities, and debt of such Person (marked-to-market) arising under Swap Agreements, (i) representing any indebtedness, obligation or liability of any partnership or joint venture in which such Person is a general partner or a joint venture member to the extent such Person is liable therefor as a result of such Person’s ownership interest in such Entity, except to the extent that the terms of such arrangement expressly provide that such Person is not liable therefor or such Person has no liability therefor under Applicable Law, (j) representing the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (k) representing indebtedness, liabilities or obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (k) representing obligations of such Person under any “take or pay” or similar arrangements, and (m) representing Earn-Outs (but only to the extent that such Earn-Out is required to be included as a liability on the balance sheets of such person in accordance with GAAP).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar laws providing debtor relief or otherwise affecting the enforcement of creditors’ rights generally, of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event or condition that, with the lapse of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Base Rate Loans, the Alternate Base Rate plus the Applicable Margin applicable to such Base Rate Loans, plus an additional two percent (2%) per annum, (b) with respect to Term SOFR Rate Loans, the Term SOFR Rate plus the Applicable Margin applicable to Term SOFR Rate Loans plus an additional two percent (2%) per annum and (c) with respect to any other Obligations, the interest rate otherwise specified in regard thereto after default (or if no interest rate is specified, the Alternate Base Rate for Revolving Loans plus the Applicable Margin applicable to such Base Rate Loans), plus an additional two percent (2%) per annum. The Default Rate applicable to Letter of Credit Fees is specified in Section 3.2(c).

“Defaulting Lender” means, subject to Section 4.2(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, LC Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days after the date when due, (b) has notified Borrower Representative, Administrative Agent, LC Issuer

or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower Representative, to confirm in writing to Administrative Agent and Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.2(b)) upon delivery of written notice of such determination to Borrower Representative, each LC Issuer, each Swing Line Lender and each Lender.

“Deposit Account” means any checking or other demand deposit account maintained by the Credit Parties, including any “Deposit Accounts” within the meaning given to such term in Article 9 of the UCC. All funds in such Deposit Accounts shall be conclusively presumed to be Collateral and proceeds of Collateral and Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts.

“Determination Date” shall have the meaning set forth in the definition of “Applicable Margin”.

“Dilution” means, as of any date of determination, an amount, expressed as a percentage, equal to (a) the Dollar amount of non-cash reduction to the Accounts of Borrowers, including bad debt write-downs, discounts, advertising allowances, rebates, credits, or other dilutive items during the most recently ended period of twelve (12) Fiscal Months, divided by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%), or such lesser (or greater) amount as Administrative Agent, in its Permitted Discretion, shall determine from time to time.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures or is subject to mandatory redemption or repurchase (other than solely for Equity Interests of such Person that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset disposition event so long as any rights of the holder thereof upon the occurrence of a Change of Control or asset disposition event shall be subject to the prior Payment in Full of the Obligations (other than any Obligations that expressly survive termination) and termination of the Commitments); (b) is convertible into or exchangeable or exercisable for Debt or any Disqualified Equity Interest at the option of the holder thereof; or (c) may be required to be redeemed or repurchased at the option of the holder thereof (other than (i) solely for Equity Interests of such Person that are not Disqualified Equity Interests or (ii) as a result of a Change of Control or asset disposition event so long as any rights of the holder thereof upon the occurrence of a Change of Control or asset disposition event shall be subject to the prior Payment in Full of the Obligations (other than any Obligations that expressly survive termination) and termination of the Commitments), in whole or in part, in each case on or before the date that is ninety-one (91) days after the Stated Revolving Commitment Termination Date; provided, that if such Equity Interest is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Affiliates or family members or any permitted transferees thereof) of a Credit Party or its Subsidiaries or any parent thereof, such Equity Interest will not constitute a Disqualified Equity Interest solely because it may be required to be repurchased or redeemed by a Credit Party or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability.

“Division,” in reference to any Person that is an Entity, means the division of such Person into two (2) or more separate such Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other Entity. The word “Divide,” when capitalized, shall have a correlative meaning.

“Dollars” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“Earn-Outs” means unsecured liabilities of a Credit Party arising under an agreement to make any deferred payment as a part of the aggregate consideration payable for an Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means, with respect only to each Borrower’s Accounts (excluding Eligible Credit Card Receivables), the aggregate face amount thereof, net of (i) any returns, rebates, discounts (calculated on the shortest terms), credits, or allowances (that have been or could be claimed by the Account Debtor or any other Person), (ii) any Taxes (including sales, excise, or other taxes), and (iii) any finance or interest charges, or late payment charges, but excluding therefrom, however, unless otherwise approved by Administrative Agent, without duplication, each Account (or, where expressly stated below, any portion thereof):

(a) that is not denominated in Dollars;

(b) that (i) did not arise in the Ordinary Course of Business from the sale of Inventory or (ii) arise pursuant to any License or Royalty;

(c) not evidenced by a paper invoice or an electronic equivalent acceptable to Administrative Agent;

(d) that is (i) not subject to a valid, duly perfected, first priority Lien in favor of Administrative Agent (other than (x) non-consensual statutory Liens, (y) junior Liens incurred under the Term Loan Credit Agreement or (z) Liens subject to an intercreditor agreement or Third Party Claimant Agreement on terms satisfactory to Administrative Agent) or (ii) is subject to any other Lien (other than any Permitted Lien);

(e) as to which any of the covenants, representations, and warranties in this Agreement or the other Loan Documents respecting Accounts shall be untrue, misleading, or in default in any material respect; provided, however, that this clause (e) shall not (i) be deemed a waiver by Administrative Agent, Lenders or Required Lenders of any Default or Event of Default that occurs under this Agreement or any other Loan Document as a result of any such representation, warranty, or covenant being untrue or misleading, or in default or (ii) limit the ability of Administrative Agent to institute Reserves in connection therewith to the extent provided in this Agreement;

(f) that is outstanding for longer than (i) ninety (90) days from the original invoice date or (ii) sixty (60) days from the original due date;

(g) that is owed by any Account Debtor if more than twenty-five percent (25%) of the Accounts (determined by value of the Accounts and not by their number) owed by such Account Debtor and its Affiliates to Borrowers are deemed ineligible pursuant to this definition of Eligible Accounts;

(h) that is owed by an Affiliate of any Borrower, Credit Party or Subsidiary;

(i) that is owed by any creditor of or vendor to a Borrower, Credit Party or Subsidiary but only to the extent of such Borrower’s, Credit Party’s or Subsidiary’s obligations to such Person;

(j) with respect to which (i) the applicable Account Debtor disputes its liability therefor or is otherwise subject to any counterclaim or defense, reserve or right of setoff, or (ii) that is subject to any contra-account, volume or other rebate, cooperative advertising accrual, deposit, deduction, discount, recoupment, chargeback, incentive, promotion, credit, or allowance arising in the Ordinary Course of Business, but, in each case under the immediately preceding clauses (j)(i) and (j)(ii), only to the extent thereof;

(k) that is owing by any Account Debtor (collectively with all of such Account Debtor’s Affiliates) whose aggregate Accounts owing to a Borrower or Borrowers (collectively), exceed twenty percent (20%) of the total of a Borrower’s or Borrowers’ (collectively) Eligible Accounts, excluding those owed by Walmart, which shall be limited to fifty percent (50%); but only, in each case under this clause (k), to the extent of such excess;

(l) that is owing by any Account Debtor (i) as to which any Insolvency Proceeding has been commenced by or against such Account Debtor; (ii) that has failed, has suspended or ceased doing business, is liquidating, dissolving, or winding up its affairs, (iii) that is not Solvent; (iv) against which the applicable Borrower is unable to bring suit or enforce remedies through judicial process; (v) who is a natural Person, if such Person has died or been declared incompetent in a final, non-appealable judgment by a court of competent jurisdiction binding on such Person; or (vi) that is selling, assigning, or transferring all or substantially all of its assets, unless the obligations of such Account Debtor in respect of such Account are assumed by and assigned to such purchaser, assignee, or transferee;

(m) that arises from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, Consignment, cash-on-delivery, or similar basis or terms or is due from any credit or charge card company or any Credit Card Processor;

(n) that represents the right to receive progress payments, partial payments or advance billings that are due prior to the completion of performance by the applicable Borrower, but in each case only to the extent thereof;

(o) that is owing by an Account Debtor that is a Sanctioned Person or Sanctioned Country;

(p) that is owing by any Account Debtor that is organized or has its chief executive office, primary business delivery locations, payment centers, or all or substantially all of its assets outside the United States (and, for purposes hereof, but without limitation, Puerto Rico shall be considered as located outside the United States);

(q) that is owing by a Governmental Authority, unless (i) the Account Debtor is the United States or any of its political subdivisions; (ii) Administrative Agent shall have specifically agreed to permit such Accounts to be considered for inclusion as Eligible Accounts; and (iii) the applicable Borrower shall have taken such actions under all applicable assignment of claims laws as Administrative Agent shall have required and in a manner acceptable to Administrative Agent to assign all claims in respect of such Account to Administrative Agent;

(r) as to which the Goods giving rise thereto (i) have not been delivered or provided to the Account Debtor or fully performed, (ii) have not been accepted by the Account Debtor, (iii) are subject to repurchase, (iv) have been returned, rejected, repossessed, lost, or damaged or (v) are or are alleged to constitute infringing Goods or are or are alleged to have been manufactured or sold in a manner that violates the Intellectual Property rights of any Person; or that, in any event, do not represent a final sale to the Account Debtor;

(s) that is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

(t) that has been re-dated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted in the Ordinary Course of Business and that are reflected in the calculation of the Borrowing Base;

(u) that is comprised of Customer deposits or unapplied cash;

(v) that is not reflected on general ledger or the current, detailed accounts receivables aging of the applicable Borrower;

(w) that constitutes finance charges, late fees and other fees that are unearned; provided, however, that such Account shall be ineligible pursuant to this clause (w) only to the extent of such finance charges, late fees or other unearned fees;

(x) as to which such Borrower or Administrative Agent, in its Permitted Discretion, shall have determined the validity, collectability, or amount thereof to be doubtful for any reason;

(y) with respect to which the Account Debtor is located in a State or other jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless (i) the applicable Borrower has so qualified, filed such reports or forms, or taken such actions and, in each case, paid any required fees or other charges, or (ii) such Borrower is permitted by the laws of such State or other jurisdiction to qualify subsequently as a foreign Entity authorized to transact business therein and gain access to such courts without incurring any material cost or delay and such later qualification will cure any bar to access to such courts to enforce payment of such Account;

(z) that is an Account that has been purchased by a factor or other Person or that is subject to purchase (but has not been purchased) pursuant to a factoring arrangement or supply chain finance arrangement; or

(aa) that Administrative Agent otherwise determines not to be Eligible Accounts for purposes hereof in its Permitted Discretion.

“Eligible Assignee” means any Person that meets the requirements to be an assignee of a Lender under Section 13.1, subject to any consents and representations, if any, as may be required therein.

“Eligible Credit Card Receivables” means, with respect only to each Borrower’s Credit Card Receivables, the aggregate face amount thereof, net of (i) any returns, rebates, discounts (calculated on the shortest terms), credits, or allowances (that have been or could be claimed by the Account Debtor or any other Person), (ii) any Taxes (including sales, excise, or other taxes), and (iii) any finance or interest charges, or late payment charges, but excluding therefrom, however, unless otherwise approved by Administrative Agent, without duplication, each Credit Card Receivable (or, where expressly stated below, any portion thereof):

(a) that is outstanding for more than five (5) Business Days from the date of sale;

(b) that is (i) not subject to a valid, duly perfected, first priority Lien in favor of Administrative Agent (other than (x) non-consensual statutory Liens, (y) junior Liens incurred under the Term Loan Credit Agreement or (z) Liens subject to an intercreditor agreement or Third Party Claimant Agreement on terms satisfactory to Administrative Agent) or (ii) is subject to any other Lien (other than any Permitted Lien);

(c) that is in dispute, is with recourse to the applicable Borrower, or subject to a claim, counterclaim, offset or chargeback (other than offsets for fees and chargebacks of the applicable Credit Card Issuers or Credit Card Processors in the Ordinary Course of Business), in each case, solely to the extent of such dispute, recourse, claim, counterclaim, offset or chargeback;

(d) that is subject to a repurchase obligation by the applicable Borrower in favor of the Credit Card Processor or Credit Card Issuer;

(e) that is due from a Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(f) that is not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(g) that does not conform in all material respects to all representations, warranties or other provisions herein or in the other Loan Documents relating to Credit Card Receivables;

(h) that is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of Collateral Agent, and to the extent necessary or appropriate, endorsed to Collateral Agent;

(i) that the Credit Card Processor with respect to such Credit Card Receivable is not obligated to remit the proceeds of such Credit Card Receivable to a Collection Account pursuant to Third Party Claimant Agreement which is in full force and effect;

(j) that (or the underlying contract related thereto) contravenes any material laws or material regulations applicable thereto in any material respect;

(k) that the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivable has sent a notice of default and/or notice of its intention to cease or suspend payment to such Borrower in respect of such Credit Card Receivable;

(l) that the applicable Borrower has failed to submit all sales slips, drafts, charges or other reports or materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable in order for such Borrower to be entitled to payment in respect thereof;

(m) that Administrative Agent has determined in its Permitted Discretion that such Credit Card Receivable is uncertain of collection; or

(n) that Administrative Agent otherwise determines not to be an Eligible Credit Card Receivable, in its Permitted Discretion.

“Eligible Inventory” means, as to Inventory owned only by a Borrower, the value of such Inventory determined on the basis of the lower of its FIFO cost (excluding therefrom any portion of such cost attributable to intercompany profit among Borrowers and their Affiliates) and its market value, excluding, however, therefrom, unless otherwise approved by Administrative Agent, without duplication, any Inventory:

(a) that constitutes work-in-process;

(b) that is (i) not subject to a valid, duly perfected, first priority Lien in favor of Administrative Agent (other than (x) non-consensual statutory Liens, (y) junior Liens incurred under the Term Loan Credit Agreement or (z) Liens subject to an intercreditor agreement or Third Party Claimant Agreement on terms satisfactory to Administrative Agent) or (ii) is subject to any other Lien (other than any Permitted Lien);

(c) as to which any of the covenants, representations, and warranties in this Agreement or the other Loan Documents respecting Inventory shall be untrue, misleading, or in default in any material respect; provided, however, that this clause (c) shall not (i) be deemed a waiver by Administrative Agent, Lenders or Required Lenders of any Default or Event of Default that occurs as a result of any such representation, warranty, or covenant being untrue or misleading, or in default or (ii) limit the ability of Administrative Agent to institute Reserves in connection therewith to the extent provided in this Agreement;

(d) that is on Consignment from (i.e., where such Borrower is the Consignee) any seller, vendor, or supplier or subject to any agreement whereby the seller, vendor, or supplier has retained any title to such Inventory or the right to repurchase such Inventory;

(e) that is on Consignment to (i.e., where such Borrower is the Consignor) any other Person;

(f) that (in each case, as determined by Administrative Agent in its Permitted Discretion) (i) is not new; (ii) is not in good and saleable condition; (iii) is damaged, defective, unserviceable, or otherwise unmerchantable; (iv) constitutes returned or repossessed Goods; (v) constitutes obsolete or slow-moving Goods; (vi) as applicable, fails to meet standards of any Governmental Authority or Applicable Law regarding the storage, use, or sale of such Inventory, including the FLSA, or (vii) has been acquired from a Sanctioned Person or Sanctioned Country;

(g) that is subject to any negotiable Document, unless such negotiable Document has been delivered to Administrative Agent with all necessary endorsements and other Documents, free and clear of all Liens except those permitted by clause (b) above;

(h) that (i) is subject to any License with any Third Party Claimant that limits or restricts or is likely to limit or restrict any Borrower’s or Administrative Agent’s right to sell or otherwise dispose of such Inventory unless (A) such Third Party Claimant has entered into a Third Party Claimant Agreement or (B) if Administrative Agent determines in its Permitted Discretion to do so in lieu of a Third Party Claimant Agreement, Administrative Agent has instituted a Reserve in an amount determined by Administrative Agent in its Permitted Discretion, or (ii) constitutes infringing Goods, or that has been manufactured or sold in a manner that violates the Intellectual Property rights of any Person;

(i) that is not located at a Permitted Location in the continental United States;

(j) that is located at a Permitted Location not owned and Controlled by such Borrower or another Credit Party that has executed a Third Party Claimant Agreement, unless (i) Administrative Agent has received from the Person owning or in Control of such Permitted Location a Third Party Claimant Agreement or (ii) if Administrative Agent determines in its Permitted Discretion to do so in lieu of a Third Party Claimant Agreement, Administrative Agent has instituted a Reserve in an amount determined by Administrative Agent in its Permitted Discretion;

(k) that constitutes In-Transit Inventory (Foreign);

(l) that constitutes In-Transit Inventory (Domestic) exceeding five percent (5%) of the total of a Borrower’s or Borrowers’ (collectively) Eligible Inventory, but only to the extent of such excess;

(m) that consists of any packaging or shipping materials, supplies, spare parts, catalysts, catalogs, labels, samples, display items or floor models, tooling, or promotional materials; or

(n) that Administrative Agent otherwise determines not to be Eligible Inventory, in its Permitted Discretion.

“Eligible Investment Grade Account” means any Account that satisfies the definition of Eligible Accounts where the applicable Account Debtor is also an Investment Grade Account Debtor.

“Eligible Non-Investment Grade Account” means any Account that satisfies the definition of Eligible Accounts where the applicable Account Debtor is not also an Investment Grade Account Debtor.

“Eligible Real Property” means the “Eligible Real Property” as defined in the Term Loan Credit Agreement.

“Enforcement Action” means any action to collect any Obligations or enforce any Loan Document or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

“Entity” means any Person that is not a natural Person.

“Environmental Laws” means any law, regulation, or rule now or in the future enacted or amended relating to protection of the environment or natural resources or human health or safety (with respect to exposure to Hazardous Materials) or relating to manufacture, possession, presence, use, sale, labeling, registration, generation, transportation, treatment, storage, emission, management, disposal, discharge, release, threatened discharge or release, abatement, removal, remediation, processing, or handling of or exposure to a Hazardous Material, including the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (with respect to exposure to Hazardous Materials); the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

“Environmental Notice” means a notice in writing from any Governmental Authority or other Person (including any Credit Party) of any material possible non-compliance with, investigation of a possible violation of, Adverse Proceeding relating to, or potential fine or liability under any Environmental Law or with respect to any Environmental Release or Hazardous Materials, including any complaint, summons, citation, order, claim, demand, or request for investigation or remediation.

“Environmental Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the UCC and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC and (y) any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability pursuant to Section 4062(a) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (g) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such reorganization, insolvency or termination is reasonably likely to result in material liability; (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (i) the assertion of a material claim (other than routine claims for benefits and funding obligations in the Ordinary Course of Business) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (j) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA.

“Erroneous Payment” shall have the meaning set forth in Section 12.10(d)(i).

“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 12.10(d)(iv).

“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 12.10(d)(iv).

“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 12.10(d)(iv).

“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 12.10(d)(iv).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Excess Availability” means, at any time of determination, the amount, if any, by which (a) the Loan Limit exceeds (b) the Aggregate Revolving Obligations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any Deposit Account or Securities Account now or hereafter owned by any Credit Party that is used solely by such Credit Party (a) as a payroll account so long as such payroll account is a zero balance account, (b) as a petty cash account so long as the aggregate amount on deposit in all petty cash accounts of all Credit Parties does not exceed $250,000 at any one time for all such deposit accounts combined, (c) to hold amounts required to be paid in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (d) to hold amounts which are required to be pledged or otherwise provided as security as required by law or pension requirement, and (e) the Term Loan Proceeds Account.

“Excluded Bank Product Obligations” means Swap Obligations and any Bank Product Obligations that are secured by collateral pursuant to agreements, instruments or documents other than the Loan Documents that will continue to secure such Bank Product Obligations after Payment in Full.

“Excluded Collateral” shall have the meaning set forth in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of any Guarantee of such Credit Party of, or the grant under a Loan Document by such Credit Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 5.7 and any and all guaranties of such Credit Party’s Swap Obligations by other Credit Parties) at the time the Guarantee of such Credit Party, or grant by such Credit Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guarantee or Lien becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Principal Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 14.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 14.3(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means that certain Agreement for Irrevocable Standby Letter of Credit, dated as of September 2, 2023, by and between Black Rifle Coffee Company LLC and Regions Bank, for the benefit of the City of South Jordan, UT, with a balance of $27,725.50 as of the Closing Date.

“Extraordinary Expenses” means all costs, expenses, or advances that Administrative Agent may incur during a Default or Event of Default or during the pendency of an Insolvency Proceeding of a Credit Party, including those relating to (a) any audit, inspection, field examination, repossession, storage, repair, appraisal, insurance, manufacture, preparation, or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Credit Party, any representative of creditors of a Credit Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority, or avoidability of Administrative Agent’s or any other Secured Party’s Liens with respect to any Collateral), Loan Documents, Letters of Credit, or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges, or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any amendment, restatement, amendment and restatement, supplement, modification, waiver, consent, workout, restructuring, or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses, and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees (limited to the documented fees and expenses of one (1) outside counsel to PNC, in its capacities as Administrative Agent and a Lender, and, in the case of an actual conflict of interest, one (1) additional counsel to all relevant conflicted parties (taken as a whole) (and, if necessary, of one (1) local counsel to PNC in any relevant jurisdiction) incurred in connection with structuring, documenting, execution, delivery and administration of this Agreement and the other Loan Documents)), appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, turnaround and financial consultants and experts’ fees, environmental study fees and remedial response costs, wages and salaries paid to employees of any Credit Party or independent contractors in liquidating any Collateral, and travel expenses incurred in relation thereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).

“FDPA” means the Flood Disaster Protection Act of 1973, as amended, including all requirements imposed relative thereto by the National Flood Insurance Program.

“Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” or “Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” or “Federal Funds Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Fee Letter” means any fee letter agreement (or series thereof) at any time existing made between or among PNC and Borrowers (or Borrower Representative), and/or Parent concerning any fees or charges payable to PNC in respect of the transactions contemplated under this Agreement, whether in its capacity as Lender, Administrative Agent, Collateral Agent or otherwise.

“FIFO” means the “first in, first out” method of accounting for the cost of Inventory under GAAP.

“Financial Covenant Cure Deadline” shall have the meaning set forth in Section 11.7.

“Financial Covenant Default” shall have the meaning set forth in Section 11.7.

“Financial Covenant Equity Cure” shall have the meaning set forth in Section 11.7.

“Financial Covenants” means, collectively, all the financial covenants set forth in Section 10.

“Fiscal Year,” “Fiscal Quarter,” and “Fiscal Month” mean each of Credit Parties’ fiscal years, fiscal quarters, and fiscal months, as applicable.

“Fixed Charge Coverage Ratio” means, at any time of determination and determined with respect to any fiscal period, the ratio of, without duplication, (a) the sum of (i) Consolidated EBITDA for such period; minus (ii) Unfunded Capital Expenditures paid in cash in such period; minus (iii) Consolidated Cash Taxes Paid and Permitted Tax Distributions, in each case made in cash during such period; to (b) the sum of (i) Consolidated Interest Paid on Consolidated Funded Debt for such period (including, without limitation, with respect to the Term Loan Debt and the Scheduled Noteholder Debt); plus (ii) all regularly scheduled payments of principal made or required to be made in cash during such period with respect to Consolidated Funded Debt but only to the extent that such prepayments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Funded Debt with the proceeds of long-term Debt (other than revolving Debt).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, or if no floor is specified, zero.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreclosed Borrower” shall have the meaning set forth in Section 5.7(h).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the laws of the United States or any State or district thereof.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Credit Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Credit Party or Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“Foreign Subsidiary Holdco” means any direct or indirect Subsidiary of Parent that has no material assets (directly or indirectly) other than, for U.S. federal income tax purposes, equity interests (or equity and indebtedness (of the same entity)) in one or more Foreign Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to LC Issuer, such Defaulting Lender’s Pro Rata Share of outstanding LC Obligations with respect to Letters of Credit issued by LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funded Debt” means, with respect to any Person and without duplication as to such Person, (a) Debt that arises in respect of money borrowed by such Person; (b) Debt evidenced by bonds, notes, debentures or similar instruments; (c) Debt that accrues interest or is a type upon which interest or finance charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); (d) Debt representing reimbursement obligations of such Person with respect to letters of credit; (e) Debt representing reimbursement obligations of such Person with respect to bankers’ acceptances; (f) Debt representing the Swap Termination Value of all outstanding Swap Agreements of such Person; (g) Debt representing all mandatory obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Disqualified Equity Interest of such Person; (h) Debt that was issued or assumed by such Person as full or partial payment for Property or services (other than an account payable to a trade creditor incurred in the Ordinary Course of Business of such Person); (i) Debt representing the principal portion of all rental obligations of such Person under any Capital Lease, synthetic lease or similar off-balance sheet financing where such transaction is considered borrowed money Debt for tax purposes but is classified as an operating lease in accordance with GAAP; (j) Earn-Outs constituting Debt, to the extent earned, due and payable; and (k) Guarantees by such Person of any Debt of the foregoing types described in clauses (a) through (j) above owing by another Person.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in effect in the United States from time to time.

“Governing Body” means (a) in the case of a corporation, its board of directors or shareholders, as applicable, (b) in the case of a limited liability company, its managers or members, as applicable, (c) in the case of a limited partnership, its general partner(s), and (d) in any other case, the Person(s) that Control(s) such Person.

“Governmental Approvals” means all authorizations, consents, approvals, licenses, and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, municipal, foreign, or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other Entity or officer exercising executive, legislative, judicial, regulatory, taxing or administrative powers or functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign Entity or government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Guaranteeing Person in Good Faith. The term “Guarantee” when used as a verb shall have a corresponding meaning.

“Guarantor Payment” shall have the meaning set forth in Section 5.7(c)(i).

“Guarantors” means (a) each Borrower, as to each other Borrower, pursuant to the operation and effect of Section 5.7(a), (b) each Subsidiary that executes a Guaranty pursuant to Section 8.14, and (c) each other Person (including any Credit Party) that at any time Guarantees payment or performance of any Obligations pursuant to a Guaranty. Notwithstanding the foregoing, no Immaterial Subsidiary, no Foreign Subsidiary, and no Foreign Subsidiary Holdco shall be required to become or remain a Guarantor.

“Guaranty” means each Guaranty (including the Guaranty set forth in Section 5.7(a)) executed by a Guarantor in favor of Administrative Agent in respect of the payment or performance of any Obligations.

“Hazardous Materials” means those substances, chemicals, wastes and/or other materials that are listed, defined or otherwise identified as “hazardous” or “toxic” under any Environmental Law or otherwise governed or regulated under any Environmental Law, or that are otherwise hazardous or toxic to human health or the environment, including any “hazardous waste,” as defined under 40 C.F.R. Parts 260-270, and any gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Law relating to any Lender that is currently in effect or, to the extent allowed under such Applicable Law, that may hereafter be in effect and that allows a higher maximum non-usurious interest rate than Applicable Law now allows.

“Historical Financial Statements” means the following, each in form and substance satisfactory to Administrative Agent: (a) the audited financial statements of Holdings and its Subsidiaries on a Consolidated basis for the Fiscal Year ended December 31, 2022; (b) the unaudited financial statements of Holdings and its Subsidiaries on a Consolidated basis for the Fiscal Quarter ended March 31, 2023; and (c) the interim unaudited financial statements of Holdings and its Subsidiaries on a Consolidated basis for the Fiscal Months ended May 31, 2023 and June 30, 2023.

“Holdings” shall mean BRC Inc., a Delaware public benefit corporation.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that (a) when aggregated with all other Immaterial Subsidiaries, during the most recently ended twelve (12) Fiscal Months did not have total assets in excess of two and one-half of one percent (2.5%) of the consolidated total assets of Parent and its Subsidiaries as of such date, (b) when aggregated with all other Immaterial Subsidiaries, during the most recently ended twelve (12) Fiscal Months did not have revenues in excess of two and one-half of one percent (2.5%) of the consolidated revenues of the Parent and its Subsidiaries for such period, (c) owns no Intellectual Property, (d) owns no Real Estate, (e) owns no Equity Interest in any other Person (other than any other Immaterial Subsidiary), and (f) is not party to any Material Contract.

“Increasing Lender” shall have the meaning set forth in Section 2.1(f).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee Obligations” means all payment obligations (whether for any loss, damage, cost or expense, or otherwise) owing to Indemnitees in such capacity to the extent arising under this Agreement or any other Loan Document.

“Indemnitees” means, individually and collectively, any and all Administrative Agent Indemnitees, Lender Indemnitees, LC Issuer Indemnitees, and PNC Indemnitees; and, for each of them, without limitation, all Related Parties.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal, or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, Debt adjustment or other Debtor Relief Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator, or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” means any and all intellectual property and similar property, or interests in property in any jurisdiction throughout the world, including the following (a) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing; (b) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered); (c) trademarks, trademark applications, service marks, trade names, certification marks, trade dress, logos, slogans, tag lines, fictitious business names, uniform resource locators, internet domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered), registrations and applications, for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing; (d) rights of publicity; (e) trade secrets and other confidential or proprietary information and data, including whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, designs, drawings, algorithms, source code, methods, tools, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals, customer lists, know-how, recipes; (f) computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases; (g) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (h) all licenses or other rights to use any of the foregoing; and (i) all books and records relating to the foregoing, together with (but not exclusive of) all (i) registrations and applications for the foregoing, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements or other violations thereof, (iii) rights to sue for past, present and future infringements and other violations thereof, and (iv) rights corresponding, equivalent, or similar thereto throughout the world, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof.

“Intercompany Debt” means Debt owing at any time or from time to time by any Credit Party or Subsidiary to another Credit Party or Subsidiary.

“Intercreditor Agreement” means (i) the Intercreditor Agreement, dated as of the Closing Date, among Administrative Agent and Term Loan Agent and acknowledged by Borrowers and the other Credit Parties, or Borrower Representative on their collective behalf, to be in form and substance satisfactory to Administrative Agent setting forth the agreements of such parties in respect of their respective Liens and Debt claims on Borrowers and the other Credit Parties (the “Term Loan Intercreditor Agreement”), and (ii) any other intercreditor agreement made among Administrative Agent and one or more holders of any Debt owing by Borrowers (or any agent therefor), and acknowledged by Borrowers and the other Credit Parties, or Borrower Representative on their collective behalf, to be in form and substance satisfactory to Administrative Agent, setting forth the agreements of such parties in respect of their respective Liens and Debt claims on Borrowers and the other Credit Parties.

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swing Line Loan, (i) the first day of each calendar month, commencing on the first such date to occur after the Closing Date and (ii) the Commitment Termination Date, and the final maturity date of any additional such Loan; and (b) any Term SOFR Rate Loan, (i) the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period and (ii) the Commitment Termination Date, and the final maturity date of any additional such Loan.

“Interest Period” means, in connection with a Term SOFR Rate Loan, an interest period of one (1), three (3) or six (6) months, as selected by Borrower Representative in the applicable Notice of Borrowing or Notice of Conversion/Continuation, (a) initially, commencing on the funding date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Stated Revolving Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“In-Transit Inventory (Domestic)” means the Inventory of any Borrower that is in-transit from one Permitted Location in the continental United States to another Permitted Location in the continental United States.

“In-Transit Inventory (Foreign)” means the Inventory of any Borrower that is in-transit from a location outside of the continental United States to a Permitted Location inside the continental United States.

“Inventory” shall have the meaning set forth in the UCC and, in any event, includes (a) all Goods intended for sale, lease, display, or demonstration and (b) all work in process and all raw materials and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease, or furnishing of such Goods, or Goods otherwise used or consumed in a Borrower’s business (but excluding Equipment), all regardless whether any of the foregoing at any time constitutes Eligible Inventory.

“Inventory Report” shall have the meaning set forth in Section 8.6(a)(ii).

“Inventory Reserve” means an amount determined from time to time by Administrative Agent in its Permitted Discretion as a Reserve for changes in the merchantability of any Eligible Inventory in the Ordinary Course of Business or such other factors that may negatively impact the value of Eligible Inventory, including changes in salability, obsolescence, seasonality, theft, shrinkage, imbalance, changes in composition or mix, markdowns, vendor chargebacks, damage, or, if such Inventory consists of Goods, the price of which is ascertainable from, published by, or quoted by one or more recognized exchanges, any decrease in any such exchange’s price therefor.

“Investment” means, with respect to any Person, (a) any loan, advance, or extension of credit by such Person to, or any Guarantee with respect to the Equity Interests, Funded Debt, or other obligations of, or any contributions to the capital of, any other Person, (b) any ownership, purchase, or other acquisition by such Person of any Equity Interests of any other Person, other than any Acquisition or (c) any Acquisition. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a Guarantee shall be the lesser of (i) the stated or determinable amount of the Debt or other obligation Guaranteed and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee (and, if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by the Person providing such Guarantee in Good Faith); (b) there shall be deducted in respect of each such Investment any amount received as a return of principal or capital (including by repurchase, redemption, retirement, repayment, liquidating, or other dividend or distribution); (c) there shall not be deducted in respect of any Investment any non-cash amounts received as earnings on such Investment, whether as dividends, interest, or otherwise; (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof; and (e) the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, forgiveness or conversion to equity of Debt, or write-ups, write-downs, or write-offs with respect to such Investment.

“Investment Grade Account Debtor” means any Account Debtor (other than the United States of America or any other governmental Entity) whose long term unsecured and unguaranteed debt is rated at least “BBB-” by Standard & Poor’s Ratings Services (or any successor thereto) or at least “Baa3” by Moody’s Investors Service, Inc. (or any successor thereto).

“Investment Property” shall have the meaning set forth in the UCC and, in any event, includes the following (regardless whether classified as “investment property” under the UCC): (a) all of each Credit Party’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Credit Party, regardless of class or designation, in any Person, including in each of the other Credit Parties, and all substitutions therefor and replacements thereof, all Proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing; (b) all of each Credit Party’s rights, powers and remedies under any limited liability company in which such Credit Party is a member; and (c) all of each Credit Party’s rights, powers and remedies under any partnership agreement in which such Credit Party is a general (or limited) partner.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc., or such later version thereof as may be in effect at the time of issuance of such Letter of Credit, if and to the extent such later version has been approved for use by the LC Issuer.

“Joinder Agreement” means a joinder agreement in the form of Exhibit G or such other form as or such other form as may be requested or approved by Administrative Agent from time to time, in which either: (a) a Subsidiary shall become a Borrower or a Credit Party or (b) an Obligor that is not a Subsidiary shall become a Credit Party, in each case pursuant to Section 8.14.

“Judgment Currency” shall have the meaning set forth in Section 15.22.

“Jurisdiction State” means the State of New York.

“LC Application” means an application by Borrower Representative to LC Issuer for issuance of a Letter of Credit, in form and substance satisfactory to LC Issuer and Administrative Agent.

“LC Conditions” means each of the following conditions precedent with respect to the issuance of a Letter of Credit, unless and except to the extent otherwise approved by LC Issuer and, as applicable, Administrative Agent: (a) each of the conditions precedent to the issuance of such Letter of Credit set forth in Section 6 shall have been satisfied; (b) LC Issuer shall have received an LC Request, an LC Application, and such other instruments, documents, or agreements as LC Issuer customarily requires for the issuance of letters of credit of similar purpose and amount, in each case, at least eight (8) Business Days before the requested date of issuance of such Letter of Credit (or such shorter period as LC Issuer may permit in writing in its discretion); (c) after giving effect to the issuance of such Letter of Credit, the LC Obligations shall not exceed the LC Sublimit and no Over Advance shall exist; (d) the expiration date of such Letter of Credit shall be, unless otherwise approved by Administrative Agent, (i) in the case of a standby Letter of Credit, no more than three hundred sixty-five (365) days from issuance; (ii) in the case of a documentary Letter of Credit, no more than one hundred twenty (120) days from issuance; and (iii) for all Letters of Credit, at least thirty (30) days before the Stated Revolving Commitment Termination Date; (e) the date on which such Letter of Credit is to be issued shall be at least thirty (30) days before the Stated Revolving Commitment Termination Date; (f) such Letter of Credit and payments thereunder shall be denominated in Dollars; (g) the purpose, form and substance of such Letter of Credit shall be acceptable to each of Administrative Agent and LC Issuer in their respective discretion; and (h) in the event that any Lender is at such time a Defaulting Lender, LC Issuer shall have entered into arrangements satisfactory to LC Issuer (in its discretion) with Borrowers or such Defaulting Lender to eliminate LC Issuer’s Fronting Exposure with respect to such Lender (after giving effect to Section 4.2(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding amount of LC Obligations in a form, manner and substance satisfactory to Administrative Agent in its discretion.

“LC Documents” means all documents, instruments, certificates and agreements (including LC Requests and LC Applications) delivered by any Borrower, Borrower Representative or any other Person to LC Issuer or Administrative Agent in connection with the issuance, amendment, extension or renewal of, or payment under, any Letter of Credit.

“LC Issuer” means any of PNC or an Affiliate of PNC, together with its successors and permitted assigns acting in such capacity.

“LC Issuer Indemnitees” means LC Issuer and its Related Parties.

“LC Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have occurred but have not been reimbursed by Borrowers or otherwise in accordance herewith and with the LC Documents. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 2.4(a)(v), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Request” means each request for issuance of a Letter of Credit provided by Borrower Representative to Administrative Agent and LC Issuer, in form and substance satisfactory to Administrative Agent and LC Issuer.

“LC Sublimit” means, as of any date of determination, the lesser of (a) $7,500,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Lender Indemnitees” means the Lenders and each of their respective Related Parties.

“Lenders” shall have the meaning set forth in the preamble to this Agreement and, in any event, further includes (a) Swing Line Lender in its capacity as a provider of Swing Line Loans, (b) Administrative Agent in its capacity as a maker of Protective Advances, and (c) and any other Person who hereafter becomes a “Lender” pursuant to an Assignment Agreement. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A hereto.

“Lending Office” means, with respect to any Lender, the office designated by such Lender as its “Lending Office” as set forth on Appendix B hereto at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower Representative.

“Letter of Credit” means any standby or documentary letter of credit issued by LC Issuer for the account of a Borrower.

“Letter of Credit Fee” has the meaning set forth in Section 3.2(c).

“License” means any license or agreement under which a Credit Party is authorized to use any Intellectual Property in connection with (a) any development, manufacture, marketing, distribution, disposition, or other exploitation of Collateral, (b) the provision of any service or (c) any other use of Property or the conduct of its business.

“Lien” means any lien (whether statutory, by contract, under common law or otherwise), mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, trust arrangement, security deed, financing lease, license, covenant not to sue, covenant not to assert, collateral assignment, encumbrance, Consignment, conditional sale or title retention agreement, or any other interest in Property designed to secure the repayment or performance of any obligation, whether arising by agreement or under any statute or law or otherwise. Without limitation of the foregoing, in the case of Real Estate, or interests therein, the term “Lien” also extends to and includes exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting such Real Estate.

“Liquidity” means the sum of (a) Excess Availability, plus (b) until the Availability Block Release Date, the Availability Block, plus (c) unencumbered (other than Liens (x) in favor of the Secured Parties and (y) in favor of Term Loan Agent) and unrestricted cash and Cash Equivalents (excluding, in each case, any cash that is in an Excluded Account, any Over Line Cash Collateral (as defined in the Term Loan Credit Agreement) or any proceeds of a Financial Covenant Equity Cure) maintained (x) with PNC or (y) in a Deposit Account, Commodities Account or Securities Account at a Permitted Third Party Bank and, at any time after the sixtieth (60th) day following the Closing Date, subject, in each case, to an Article 9 Control Agreement in favor of Administrative Agent and Term Loan Agent (other than, for the avoidance of doubt, any Over Line Cash Collateral) and, in each case, not included in the calculation of the Borrowing Base.

“Loan” means a Revolving Loan, and, as applicable, the Term SOFR Rate Loans and Base Rate Loans comprising such Loans.

“Loan Documents” means this Agreement, any Fee Letter, each Note, the Security Agreement, each Financing Statement, each other Security Document, each Guaranty, LC Document, Third Party Claimant Agreement, Collateral Disclosure Certificate, any Auto Borrow Agreement, any Subordination Agreement in respect of any Subordinated Debt, any Intercreditor Agreement, Borrowing Base Certificate, Compliance Certificate, Assignment Agreement, and any and all other documents, instruments, agreements, certificates, and Schedules executed and delivered by any Credit Party pursuant to or in connection herewith or with any other Loan Document, or the transactions contemplated herein or therein, whether now existing or hereafter arising (but, in any event, specifically excluding any Bank Product Agreement unless, by its express terms (or equivalent language), it is deemed to be a “Loan Document” hereunder), together with all exhibits, schedules, annexes, addenda, and other attachments thereto, in each case, as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Loan Limit” means, as at any date of determination, the lesser of (a) the Borrowing Base (based on the then most recent Borrowing Base Certificate delivered to Administrative Agent by Borrowers (adjusted for any declines or increases in Reserves established by Administrative Agent)), and (b) an amount equal to (i) the Revolving Commitments in effect on such date, minus (ii) from the Closing Date through and including the Availability Block Release Date, the Availability Block, minus (iii) Reserves determined by Administrative Agent from time to time in its Permitted Discretion.

“Loan Year” means each twelve-month period commencing on the Closing Date and ending on each anniversary of the Closing Date.

“Loss” means, with respect to any Property, (a) the loss, theft, damage, or destruction thereof or other casualty with respect thereto or (b) the condemnation or taking by eminent domain thereof by any Governmental Authority.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board of Governors.

“Material Adverse Effect” means the effect of any event, circumstance or condition that, taken alone or in conjunction with other events, circumstances or conditions, has or would reasonably be expected to have a material adverse effect on (i) the business, operations, Properties, or condition (financial or otherwise) of the Credit Parties taken as a whole, (ii) the value of the Collateral taken as a whole, (iii) the legality, binding effect or enforceability of any Loan Documents, (iv) the validity or priority of Administrative Agent’s Liens on any Collateral, (v) the ability of the Credit Parties taken as a whole to pay or perform any obligations under the Loan Documents, including repayment of any Obligations, or (vi) the ability of Administrative Agent, any Lender or any Secured Party to enforce or collect any Obligations or to collect or otherwise realize upon any Collateral or any other right, remedy or Claim arising hereunder, under any other Loan Document or under Applicable Law.

“Material Contract” means an agreement to which any Credit Party is a party (other than the Loan Documents) that either (a) constitutes one of its Organizational Documents; or (b) governing (i) any Funded Debt in an outstanding amount exceeding the Threshold Amount, including, but not limited to, the Term Loan Debt, (ii) Capital Leases having an outstanding amount exceeding the Threshold Amount, (iii) operating leases with aggregate annual rentals exceeding the Threshold Amount, (iv) the sale or purchase of any material portion of goods or services, or any Property, by or to any Credit Party the breach, termination, cancellation or nonperformance of which, or the failure to renew which, would have, or would reasonably be expected to have, a Material Adverse Effect, (v) any License the breach, termination, cancellation or nonperformance of which, or the failure to renew which, would have, or would reasonably be expected to have, a Material Adverse Effect , (vi) the employment of any executive officer of any Credit Party providing annual compensation exceeding the Threshold Amount, or (vii) any Acquisition, including in respect of any Earn-Outs; (c) is a non-compete agreement; (d) is made to, with or in favor of an Affiliate other than a Credit Party and involves annual payments to such Affiliate exceeding the Threshold Amount; or (e) in addition to those agreements specified in clauses (a) through (d) above, is an agreement the breach, termination, cancellation or nonperformance of which, or the failure to renew which, would have, or would reasonably be expected to have, a Material Adverse Effect.

“Material Transfers Prohibition” shall have the meaning set forth in Section 9.4.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by Borrowers in favor or for the benefit of Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on the Real Estate, in form and substance acceptable to Administrative Agent, with such modifications to terms and provisions as may be required by the applicable laws of the relevant jurisdiction (to ensure the recordability and efficacy in the county and state in which the applicable Mortgage Property is located), and any other mortgages executed and delivered pursuant to Section 8.15, in each case, as the same may from time to time be amended, restated, amended and restated, supplemented, or otherwise modified.

“Mortgage Policy” means the extended coverage title insurance policy (or equivalent in the state in which the Real Estate is located) issued by a nationally recognized title insurance company covering such interest in the Mortgaged Property in an amount not less than the fair market value of such Mortgaged Property (or such lesser amount as shall be specified by Administrative Agent) insuring, subject to the Term Loan Intercreditor Agreement, the first priority Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens, together with such endorsements as Administrative Agent may reasonably request and in form and substance reasonably satisfactory to Administrative Agent.

“Mortgaged Property” shall mean Real Estate of Borrowers encumbered by a Mortgage in favor of Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA that is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to or was required to contributed to, and still has liability.

“Net Proceeds (Asset Dispositions)” means, in connection with any Permitted Asset Disposition described in clause (m) or (n) of the definition thereof, to the extent exceeding $1,000,000 when aggregated with Net Proceeds (Loss) in any Fiscal Year, the difference between (a) the aggregate amount of cash or Cash Equivalents received by a Credit Party or Subsidiary in connection with such Permitted Asset Disposition, and (b) the sum of (i) all reasonable and customary costs and expenses incurred in connection with such Permitted Asset Disposition; (ii) amounts applied to repayment of Debt secured by a Permitted Lien senior to Administrative Agent’s Liens on assets sold; (iii) amounts held in escrow to be applied as part of the purchase price for such assets; (iv) a reasonable reserve for any adjustment in respect of the purchase price of such asset(s) required pursuant to GAAP and/or the after-tax costs of any indemnification payments (fixed or contingent) attributable to indemnities to the purchaser undertaken by such Credit Party or Subsidiary in connection with such Permitted Asset Disposition; and (v) taxes payable or a reasonable reserve for taxes payable in accordance with GAAP in connection therewith; provided that the amounts and reserves described in clauses (iii),(iv) and (v) above, respectively, shall constitute Net Proceeds (Asset Dispositions) at such time as such cash is released and delivered to such Credit Party or Subsidiary or any such reserve is no longer required, as applicable.

“Net Proceeds (Debt)” means, with respect to any incurrence of any Debt of any Credit Party or Subsidiary not permitted to be incurred by this Agreement, the difference between (a) the aggregate amount of cash or Cash Equivalents received in connection with the incurrence of such Debt and (b) the aggregate amount of any reasonable transaction costs actually incurred in connection therewith, including all reasonable and documented fees and expenses of attorneys, accountants, and other consultants, all reasonable underwriting or placement agent or arranger fees, and reasonable fees and expenses of any administrative agent or collateral agent.

“Net Proceeds (Loss)” means, in connection with the receipt by a Credit Party or Subsidiary, or by Administrative Agent as “lender’s loss payee” by endorsement as provided in Section 8.3, of any cash proceeds (including proceeds of insurance paid with respect to or awards or compensation) arising from any Loss, to the extent exceeding $1,000,000 when aggregated with Net Proceeds (Asset Dispositions) in any Fiscal Year, the difference between (a) the aggregate amount of cash or Cash Equivalents received by such Credit Party or Subsidiary or Administrative Agent in connection with such Loss and (b) the sum of (i) all reasonable and customary costs and expenses incurred in connection with collection thereof, (ii) any amounts applied to repayment of Debt secured by a Permitted Lien senior to Administrative Agent’s Liens with respect to the Property suffering such Loss and (iii) taxes payable or a reasonable reserve for taxes payable in accordance with GAAP in connection therewith; provided that the amounts and reserves described in clause (iii) above shall constitute Net Proceeds (Loss) at such time as such cash is released and delivered to such Credit Party or Subsidiary or any such reserve is no longer required, as applicable.

“NOLV” means, as to any Inventory, the expected dollar amount to be realized at an orderly, negotiated sale of such Inventory, net of all operating expenses, commissions and other liquidation expenses, as determined by Administrative Agent from time to time based on the most recent Qualified Appraisal of such Inventory.

“NOLV Percentage” means, at any time of determination and with respect to any Inventory, the amount of the value of such Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale of such Inventory, net of all operating expenses, commissions and other liquidation expenses, as determined by Administrative Agent from time to time based on the most recent Qualified Appraisal stating the NOLV of such Inventory (it being recognized and agreed by Borrowers that individual types or kinds of Inventory may have different NOLV Percentages).

“Non-Consenting Lender” means, with respect to any consent, amendment, or waiver under Section 15.2(a) (including any forbearance of Administrative Agent’s or any Lender’s rights and remedies), any Lender whose consent to such consent, waiver, or amendment (or forbearance) was required but which, for any reason, failed to provide such consent before the later to occur of (a) the end of the period of time established by Administrative Agent for the obtaining of such consent from the Lenders and (b) five (5) Business Days after the Required Lenders shall have provided such consent; provided, however, that any such Lender shall cease to be a Non-Consenting Lender on the 120th day following the later to occur of (i) expiration of the time allotted for obtaining such consent from the Lenders and (ii) the date on which the Required Lenders consented thereto.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means each Revolving Note, the Swing Line Note and any other promissory note executed by Borrowers, or any of them, to evidence any Obligations, as amended, restated, amended and restated, supplemented, waived, renewed or otherwise modified from time to time.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C or such other form requested by or acceptable to Administrative Agent in its discretion from time to time.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit D or such other form requested by or acceptable to Administrative Agent in its discretion from time to time.

“Obligations” means all Debts, obligations and other liabilities of every kind and nature of each Obligor (and all Obligors, jointly and severally) at any time or from time to time owed or owing to Administrative Agent (including any former Administrative Agent in its capacity as such), any LC Issuer, any Lender (including any former Lender in its capacity as such), and any Bank Product Provider under this Agreement, any Note or any other Loan Document or Bank Product Agreement (including Swap Obligations, subject to the proviso set forth below), together with all renewals, extensions, modifications or re-financings (other than re-financing by any third party) of any of the foregoing, whether arising from an extension of credit, issuance of a Letter of Credit, acceptance, Loan, Guaranty, indemnification, or otherwise, and whether direct or indirect (including any acquired by assumption), absolute or contingent, due or to become due, primary or secondary, joint or several, and specifically including, but without limitation, (a) all principal of and premium, if any, on the Loans; (b) all LC Obligations and other obligations of the Credit Parties with respect to Letters of Credit; (c) all interest, expenses, fees, Claims, all Protective Advances and other sums payable by the Credit Parties, or any of them, under this Agreement or the other Loan Documents (including any interest on pre-petition Obligations accruing after the commencement of any Insolvency Proceeding by or against any Credit Party, whether or not allowable in such Insolvency Proceeding); (d) all Indemnitee Obligations; (e) all Bank Product Obligations; (f) all obligations of Obligors to make reimbursements hereunder, including in regard to Extraordinary Expenses, (g) all Erroneous Payment Subrogation Rights; and (h) all obligations of the Obligors under or in respect of any Claims; provided, however, that the term “Obligations” shall expressly exclude any Excluded Swap Obligations.

“Obligor” means (a) each Borrower, (b) each Credit Party, and (c) each Guarantor or other Person (including any Subsidiary) that is not a Credit Party that is or becomes liable for payment of any Obligations or that has granted or grants a Lien in favor of Administrative Agent on any of its Properties to secure the payment or performance of any Obligations.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“Ordinary Course of Business” means the ordinary course of business of any Credit Party or Subsidiary, undertaken in Good Faith.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“OSHA” means the Occupational Safety and Health Act of 1970.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4).

“Over Advance” means, at any time of determination, the amount, if any, by which the Aggregate Revolving Obligations at such time exceed the Borrowing Base at such time.

“Over Advance Loan” means a Base Rate Revolving Loan made when an Over Advance exists or is caused by the funding thereof.

“Overnight Bank Funding Rate” means, on any date of determination, the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by

Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as set forth above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to any Borrower.

“Paid in Full,” “Pay in Full,” “Payment in Full” (and words of similar import) means: (i) with respect to the Obligations, or any portion thereof, and except as provided in clauses (ii) and (iii) below, the full payment thereof, including any interest, fees, and other charges and charges thereon (including any thereof accruing during an Insolvency Proceeding, whether or not allowed in such proceeding), in immediately available collected funds; plus (ii) if such Obligations are LC Obligations or otherwise are inchoate or contingent in nature, the Cash Collateralization thereof (or delivery of a standby letter of credit or other credit support acceptable to Administrative Agent in its discretion, in an amount at least equal to the otherwise required Cash Collateral); plus (iii) if such Obligations are Bank Product Obligations (including Swap Obligations), the delivery of cash collateral in such amounts as shall be required by the applicable Secured Party party thereto or other arrangements in form and substance reasonably satisfactory to such Secured Party in respect thereof shall constitute Payment in Full of such Obligations; and (iv) in connection with the payment of all, or substantially all, Obligations (excepting therefrom any Obligations described in and governed by clauses (ii) and (iii) above), the termination of all Commitments relative to such Obligations and the release of all Claims of all Credit Parties against Administrative Agent, LC Issuer and the Lenders arising on or before the full payment date in respect of such Obligations.

“Parent” has the meaning set forth in the preamble hereto.

“parent,” in relation to any Credit Party or Subsidiary, is a Person that owns or Controls at least fifty percent (50%) of the issued and outstanding Voting Equity Interests of such Subsidiary, either directly or indirectly.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership or limited liability company) of Parent so long as such Person is (a) directly or indirectly controlled by one or more of the Permitted Holders (or any group directly or indirectly controlled by one or more of the Permitted Holders) or (b) a public company (i) which owns, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Equity Interests of Parent (provided that, for purposes of this clause (b), no Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) owns more than 50.0% of the total voting power of the Voting Equity Interests of such public company, unless the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors (or equivalent Governing Body) of Parent), (ii) beneficial ownership of which is owned, directly or indirectly, more than 50.0% by one or more Permitted Holders or (iii) if no Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) owns, directly or indirectly, a greater beneficial ownership in such public company than the Permitted Holders; it being understood that(x) there may be more than one direct or indirect Parent Companies of Parent and (y) any Person that is a direct or indirect Subsidiary of any Person described above whose primary assets are the Equity Interests of Parent or one or more other Parent Companies shall be a Parent Company.

“Participant” shall have the meaning set forth in Section 13.1(d).

“Participant Register” shall have the meaning set forth in Section 13.1(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Conditions” means, as of any date of determination with respect to the payment of certain Debt as set forth in Section 9.6(f), the requirement that (a) no Event of Default shall have occurred and be continuing or would arise as a result therefrom, (b) after giving effect thereto on a Pro Forma Basis, (i) Excess Availability shall have been greater than the greater of (y) 20% of the Loan Limit and (z) $8,000,000 at all times during the period of thirty (30) consecutive days ended on such date of determination, and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.15:1.00 on such date of determination; and (c) Borrower Representative shall have delivered to Administrative Agent a certificate of a Responsible Officer of Borrower Representative certifying that all the requirements of this definition have been satisfied, which certificate shall include reasonably detailed calculations demonstrating satisfaction of such requirements.

“Payment Item” means each check, draft, or other item of payment payable to a Credit Party, including those constituting Proceeds of any Collateral.

“Payment Recipient” shall have the meaning set forth in Section 12.10(d)(i).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or ERISA Affiliate or to which the Credit Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five (5) plan years.

“Permits” shall have the meaning set forth in Section 7.23(a).

“Permitted Acquisition” means an Acquisition, directly or indirectly, by a Credit Party of (i) all or substantially all of the assets, a business unit or a division of a Person, (ii) (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or (iii) a majority (or greater) of the outstanding Equity Interests of a Person, in each instance if and to the extent that such Person is organized under the laws of the United States of America or any State thereof, so long as each of the following conditions is satisfied prior to, or upon, such Acquisition being consummated, as determined by Administrative Agent in its discretion (unless and except to the extent that one or more of such conditions is otherwise waived or modified in one or more instances by Administrative Agent, in its discretion):

(a) such acquired Person or assets, as applicable, are located in the continental United States of America and satisfy the provisions of Section 9.7(j);

(b) with respect to any Person that is or becomes a Subsidiary organized in the United States, such Person shall deliver all of the documents that are required by Section 8.14 and Section 8.15 and the certificates representing the Equity Interests of such Person, together with undated powers executed and delivered in blank by a Responsible Officer of the applicable Credit Party or such Subsidiary, as the case may be, and take all actions deemed necessary or advisable by Administrative Agent to cause the Lien created by this Agreement to be duly perfected against the Equity Interests in and Property of such Person, including the filing of Financing Statements in such jurisdictions as may be requested by Administrative Agent and a collateral assignment of rights with respect to the applicable Acquisition documents executed by the applicable Credit Parties and (unless otherwise agreed by Administrative Agent) acknowledged and accepted by the seller and target of such Acquisition;

(c) the applicable Credit Party has made available to Administrative Agent, not later than fifteen (15) Business Days (or such later date to which Administrative Agent may agree) prior to the proposed date of such Acquisition, (i) a general description of the business and Property of the Acquisition target, (ii) lien search results that reflect that, after giving effect to the Acquisition and any contemplated releases, there shall be no Liens other than Permitted Liens with respect to the Acquisition target, (iii) the material Acquisition documents (or drafts thereof), including a copy of the purchase and sale agreement with all schedules and exhibits thereto, (iv) Projections (unless delivery thereof is waived by Administrative Agent in its sole discretion) on a monthly basis for the immediately following twelve-month period after giving effect to such Acquisition demonstrating Credit Parties’ compliance with the Financial Covenants, (v) a certificate from a Responsible Officer of Borrower Representative that (x) certifies compliance with the conditions set forth in this definition of Permitted Acquisition, (y) certifies compliance with the Financial Covenants on a Pro Forma Basis after giving effect to such Acquisition and (z) provides for other customary closing certifications, including by attaching certified copies of the applicable Acquisition documents, certifying as to the closing of such Acquisition, and that all representations and warranties contained in such closing certificate are true, correct and complete after giving effect to such Acquisition, (vi) audited financial statements of the acquired Person for the immediately preceding three year period to the extent available or, if not available, such other financial statements as shall be acceptable to Administrative Agent (including unaudited financial statements for the most recent interim period available) and (vii) any and all other information reasonably requested by Administrative Agent;

(d) the applicable Credit Party (and the Persons being acquired, if applicable) shall have executed and delivered such amendments or supplements to this Agreement or the other Security Documents or such other documents as Administrative Agent may deem necessary or advisable to grant Administrative Agent a first priority Lien (subject to Permitted Liens) on all of the acquired assets;

(e) no Default or Event of Default shall exist or result therefrom, and, without limitation of the foregoing, no Debt will be incurred, assumed, or would exist with respect to any Credit Party or any of its Subsidiaries as a result of such Acquisition, other than Debt permitted to exist under Section 9.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of any Credit Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens;

(f) the assets of the Person being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA (determined, for computational purposes herein, as if such Person and its Subsidiaries, as applicable, were the “Tested Companies”) during the twelve (12) consecutive month period most recently concluded prior to the date of the proposed Acquisition (which calculation may be made net of the amount of cost savings and operating expense reductions reasonably projected by to be realized by such Entity as a result of actions taken or to be taken in connection with such Acquisition),

(g) Administrative Agent shall have received evidence satisfactory to it, certified by a certificate of a Responsible Officer of Borrower Representative issued to Administrative Agent contemporaneously therewith and in form and substance acceptable to Administrative Agent, that, both before and after giving effect to such Acquisition on a Pro Forma Basis, (i), each Credit Party is Solvent and (ii) Credit Parties are in compliance with all Financial Covenants;

(h) the board of directors (or other comparable Governing Body) of the Person being acquired or whose assets are being acquired shall have duly approved such Acquisition and such Person shall not have announced that it will oppose such Acquisition and shall not have commenced (or had commenced against it) any Adverse Proceeding that alleges that such Acquisition will violate Applicable Law or any Material Contract;

(i) such Acquisition is consummated in all material respects in accordance with the applicable Acquisition documents (or drafts thereof) delivered to Administrative Agent pursuant to clause (c)(iii) above (that shall be reasonably satisfactory to Administrative Agent), and all consents for such Acquisition shall have been received;

(j) the aggregate amount of cash and non-cash consideration (including all cash and Debt, including contingent obligations, incurred or assumed and the maximum amount of any Earn-Outs or similar payment in connection therewith (whether or not actually earned)) does not exceed (i) $2,500,000 for all Acquisitions during the immediately preceding twelve (12) month period and (ii) $5,000,000 in the aggregate during the term of this Agreement; and

(k) aggregate consideration (including by way of any Earn-Outs or similar payment or any assumption (including Debt of the acquire Person) of any Debt) for Acquisitions of Persons that do not become, direct or indirect, wholly owned Subsidiaries of Parent shall not exceed $2,500,000 in the aggregate during the term of this Agreement.

In connection with any Permitted Acquisition whether by purchase of stock, merger, or purchase of assets and whether in a single transaction or series of related transactions, by a Borrower, Administrative Agent shall have the right to determine in its Permitted Discretion which assets so acquired shall be included in the Borrowing Base (subject to the provisions of the definitions “Borrowing Base,” “Eligible Accounts” and “Eligible Inventory” and any other provisions of this Agreement and the other Loan Documents applicable to the computation and reporting of the Borrowing Base). In connection with such determination, Administrative Agent may obtain, at Borrowers’ expense, such appraisals, field exams and other assessments of such assets as it may deem desirable and all such appraisals, exams and other assessments shall be paid for by Borrowers; provided, that, unless otherwise determined by Administrative Agent in its Permitted Discretion, in no event shall Inventory, Accounts or Credit Card Receivables be included in the Borrowing Base until Administrative Agent has completed applicable appraisals, exams and other assessments in form and substance satisfactory to Administrative Agent with respect to such assets.

“Permitted Asset Disposition” means, as long as (i) except with respect to clauses (a), (c) and (f) below, no Default or Event of Default exists or would result therefrom and (ii) subject to the Term Loan Intercreditor Agreement, all Net Proceeds (Asset Dispositions) are remitted to Administrative Agent to the extent required hereby, an Asset Disposition that constitutes or is:

(a) a sale of Inventory in the Ordinary Course of Business;

(b) a disposition of Equipment, if such Equipment is exchanged for fair market value for credit against the purchase price of similar replacement Equipment or other Equipment useful in the business of the Credit Parties or their Subsidiaries that is promptly purchased or the proceeds of such disposition are promptly applied to the purchase price of such replacement Equipment or other Equipment (which replacement Equipment or other Equipment is actually promptly purchased); provided that in connection with any such disposition of Equipment constituting Collateral, any similar replacement Equipment or other Equipment useful in the business of the Credit Parties shall also be Collateral subject to the Lien of Administrative Agent thereon;

(c) a disposition of Inventory that is obsolete, un-merchantable, or otherwise unsalable in the Ordinary Course of Business;

(d) (1) a sale or other disposition (other than abandonment or lapse) of Intellectual Property that is no longer economically practicable to maintain or useful in the conduct of the Credit Parties and Subsidiaries’ business, (2) the abandonment or lapse of Intellectual Property that is no longer economically practicable to maintain, material to, or useful in, the conduct of the Credit Parties and Subsidiaries’ business, (3) a non-exclusive license or sublicense of Intellectual Property in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Credit Parties and Subsidiaries, (4) an exclusive license (A) for a limited geography (other than in the United States or any state or territory thereof (except that regional distribution agreements in the United States or any state or territory thereof in respect of ready to drink coffee products shall be permitted to the extent meeting the other criteria set forth in this clause (d)(4)(A))), product category (other than of ground, whole bean, single serve, instant or similar coffee and coffee products (but other than ready to drink coffee products)) or sales channel entered into for fair market value and that does not diminish the value of the Intellectual Property licensed or interfere in any material respect with the conduct of the business of the Credit Parties and Subsidiaries, or (B) to an individual, team, organization, or entity for endorsement, sponsorship or marketing purposes or (5) entry into franchise agreements as a franchisor in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Credit Parties and Subsidiaries;

(e) a write-off, discount, sale, or other disposition of defaulted or past due Accounts and similar obligations in the Ordinary Course of Business and (for avoidance of any doubt) not part of any financing of Accounts;

(f) a sale, transfer or other disposition, of any Property (i) by a Credit Party to another Credit Party (provided that no ABL Priority Collateral shall be sold, transferred or disposed to Parent, unless 100% of Parent’s Equity Interests are pledged to Administrative Agent as Collateral); (ii) by any Foreign Subsidiary to any other Foreign Subsidiary; (iii) by any Domestic Subsidiary that is not a Credit Party to any other Domestic Subsidiary that is not a Credit Party; (iv) by any Subsidiary that is not a Credit Party to any Credit Party for consideration not exceeding fair market value; provided that any such disposition of Property constituting Collateral shall be made subject to the Lien of Administrative Agent thereon; or (v) by a Credit Party to any Subsidiary that is not a Credit Party so long as such Permitted Asset Disposition constitutes a permitted Investment hereunder (provided that no ABL Priority Collateral shall be sold, transferred or disposed to any Subsidiary that is not a Credit Party without the Administrative Agent’s prior written consent);

(g) a Division, to the extent expressly permitted by Section 9.7;

(h) termination of a lease of Property that is not necessary for the Ordinary Course of Business or would not reasonably be expected to have a Material Adverse Effect;

(i) a lease, sublease, license, or sublicense of Real Estate granted by any Credit Party or Subsidiary to other Persons in the Ordinary Course of Business not interfering in any material respect with any Credit Party or Subsidiary’s business or Administrative Agent’s access to any Collateral;

(j) the voluntary termination of any Swap Agreement to which an Obligor is party;

(k) (i) the issuance of Equity Interests, or (ii) any disposition of Equity Interests of a parent of Parent that are contributed or otherwise delivered to a Credit Party or a Subsidiary made substantially contemporaneously with the contribution or delivery thereof (A) to future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Affiliates or family members or any permitted transferees thereof) of a Credit Party or its Subsidiaries in connection with any plan for the benefit of such Persons or (B) to effect a Restricted Payment permitted by Section 9.3, in each case not resulting in a Change of Control;

(l) any other disposition of assets so long as (i) the net cash proceeds thereof, when aggregated with all other dispositions made in accordance with this clause (m) during the same Fiscal Year do not exceed $1,000,000, (ii) such sale is for not less than fair market value, (iii) at least 75% of the consideration is paid in cash at the time of the disposition, and (iv) at the time of the disposition, no Event of Default has occurred and is continuing or would result therefrom;

(m) approved in writing by Administrative Agent; or

(n) dispositions in connection with any sale-leaseback transactions; provided that the mandatory prepayment, if any, in the amount of the Net Proceeds (Asset Dispositions) of such disposition (other than with respect to any Permitted Property Sale) is made as provided in, and to the extent required by, Section 5.2(c); provided, further, that no sale-leaseback transactions shall be permitted under this clause (n) unless (i) the sale-leaseback is on terms not materially less favorable to the applicable Credit Party or Subsidiary than such Credit Party or Subsidiary could obtain in an arm’s-length transaction, (ii) at least ten (10) days (or such later date as approved by Administrative Agent) prior to such sale-leaseback transaction, if reasonably requested by Administrative Agent, the applicable Credit Party shall have delivered to Administrative Agent the primary agreement in respect of such sale-leaseback transaction and all other documents, instruments and agreements in respect of such sale-leaseback transaction, including, but not limited to, Third Party Claimant consents and approvals and Third Party Claimant Agreements that Administrative Agent has requested in connection with the transactions contemplated thereby (collectively, the “Sale-Leaseback Documents”), (iii) on the date of such sale-leaseback transaction, the applicable Credit Party shall deliver to Administrative Agent the final and fully-executed Sale-Leaseback Documents, which such Sale-Leaseback Documents shall be in form and substance reasonably acceptable to Administrative Agent and, (iv) no Default or Event of Default shall have occurred and be continuing or would immediately result after giving effect to such sale-leaseback transaction.

“Permitted Discretion” means a determination made in Good Faith and in the exercise of reasonable business judgment (from the perspective of a secured, asset-based lender extending credit of similar amounts and types to similar businesses, considered without regard to any course of dealing).

“Permitted Holders” means (a) any current and former employees and members of management of Parent or its Subsidiaries, any Affiliates of such Persons, any trust, entity, family partnership, or other similar estate planning vehicle established by or on behalf of, and for the primary benefit of, any such Persons, and after the death or incapacity of such Persons, the heirs or beneficiaries of such Persons, (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing Persons described in clause (a) are members; provided, that in the case of such group and without giving effect to the existence of such group or any other group, such Persons described in clause (a), collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the Voting Equity Interests of Parent, and (c) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Equity Interests of Parent or any Parent Company.

“Permitted Liens” shall have the meaning set forth in Section 9.2.

“Permitted Location” shall have the meaning set forth in the Security Agreement.

“Permitted Property Sale” means each sale (including, subject to the conditions set forth in clause (n) of the definition of Permitted Asset Dispositions, any sale-leaseback thereof) of Real Estate set forth on Schedule I.

“Permitted Purchase Money Debt” means Purchase Money Debt (a) that is either unsecured or secured by only a Purchase Money Lien and (b) is incurred while no Default or Event of Default is in existence and no Default or Event of Default would result from such incurrence.

“Permitted Refinancing Debt” means Debt that is incurred to extend, renew, replace, or refinance another Debt (the “Existing Debt”), to the extent that (a) the aggregate principal amount of such Debt does not exceed the principal amount of the Existing Debt (including unfunded commitments thereunder) at the time such Debt is incurred (other than by the amount of premiums paid thereon, accrued and unpaid interest paid on account thereof, and the fees and expenses incurred in connection therewith); (b) such Debt does not mature earlier than the Existing Debt; (c) the weighted average life to maturity of such Debt (measured as of the date of the extension, renewal, replacement or refinancing) is no less than that of the Existing Debt; (d) [reserved]; (e) in relation to the Obligations, such Debt has the same or lower Lien and payment priority as the Existing Debt and if the Existing Debt is subject to an Intercreditor Agreement with Administrative Agent, the holders of such Debt and the applicable Borrowers shall have executed an acceptable Intercreditor Agreement with Administrative Agent; (f) if the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then, the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable, taken as a whole, to the Lenders and other Secured Parties as those that were applicable to the refinanced, renewed, or extended Debt; (g) [reserved]; (h) no Liens secure such Debt, other than Liens of the same scope, nature, and priority, and covering the same assets, as those which secured the Existing Debt; (i) no Person is obligated with respect to such Debt (as borrower, guarantor, or otherwise) to any greater extent than such Person is obligated with respect to the Existing Debt; (j) the material terms (other than pricing and yield and optional prepayment or redemption provisions) of such Debt or of any agreement entered into or of any instrument issued in connection therewith are not, in the aggregate, less favorable in any material respect to Borrowers or any other Credit Parties or to the Lenders or any other Secured Parties than the terms of any agreement or instrument governing the Debt so extended, refinanced, renewed, replaced, defeased or refunded (except for covenants and other provisions applicable only to periods after the Commitment Termination Date); and (k) at the time such Debt is incurred, and immediately after giving effect thereto, no Default or Event of Default exists or would result therefrom.

“Permitted Restricted Payment Amount” means the “Permitted Restricted Payment Amount” under and as defined in the Term Loan Credit Agreement as in effect on the date hereof.

“Permitted Tax Distributions” means, (a) with respect to Parent, so long as it is taxable as a partnership for United States federal income tax purposes, tax distributions to the owners of Equity Interests in Parent in accordance with Section 4.01(b) of the Third Amended and Restated Limited Liability Company Agreement of Parent as in effect on the Closing Date, and (b) with respect to any other Credit Party so long as it is taxable as a partnership or “disregarded entity” for United States federal income tax purposes, tax distributions to the owners of Equity Interests in such Credit Party that is a Credit Party (its “shareholders”) in an aggregate amount that does not exceed, with respect to any period, an amount equal to (i) the product of (A) the Applicable Tax Percentage, multiplied by (B) such Credit Party’s actual federal taxable income, minus (ii) to the extent not previously taken into account, any income tax benefit attributable to such Credit Party that could be utilized by its shareholders, in the current or any prior year, or portion thereof, from and after the Closing Date (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided, however, that the computation of distributions under this definition shall also take into account (x) the deductibility of state and local taxes for federal income tax purposes and (y) any difference in the Applicable Tax Percentage resulting from the nature of the taxable income (such as capital gain as opposed to ordinary income, if applicable); provided, further, that, if such Credit Party is a subchapter C corporation, such Credit Party would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Credit Party is a partnership or “disregarded entity” for U.S. federal or other applicable income tax purposes, then, such shareholder shall repay such Credit Party the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Credit Party (without giving effect to any filing extensions)and, in the event such amounts are not repaid in a timely manner by any, then such Credit Party shall not pay or make any distribution with respect to, or purchase, redeem or retire, any Equity Interest of such Credit Party held or Controlled by, directly or indirectly, such shareholder until such payment has been made.

“Permitted Third Party Bank” means (a) any Lender or Affiliate of a Lender or any Person that was a Lender or an Affiliate of a Lender at the time an Article 9 Control Agreement was entered into with such Person and (b) any other bank or other financial institution acceptable to Administrative Agent in its discretion, in the case of each of clauses (a) and (b) above, with whom any Credit Party maintains a Deposit Account subject to the Article 9 Control of Administrative Agent and with whom an Article 9 Control Agreement has been executed within sixty (60) days after the Closing Date (or such later date as may be acceptable to Administrative Agent in its Permitted Discretion), with respect to Deposit Accounts maintained with Permitted Third Party Banks as of the Closing Date.

“Person” means any natural person or Entity.

“Plan” means, as applicable to any one or more Obligors or ERISA Affiliates, a Benefit Plan, a Pension Plan, a Multiemployer Plan or a Foreign Plan.

“Platform” shall have the meaning set forth in Section 15.1(d).

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PNC Indemnitees” means PNC and its Related Parties.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means, for Administrative Agent, the Swing Line Lender and LC Issuer, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to Borrower Representative and each Lender.

“Pro Forma Basis” means, with respect to any determination related to any Acquisition, Asset Disposition, Investment, Restricted Payment or other specified transaction, that such determination shall be made giving effect to such transaction as if such transaction and any related transactions had been consummated on the first day of the most recently ended twelve (12) Fiscal Months of the Tested Companies for which internal financial statements have been made available to Administrative Agent and

Lenders pursuant to Section 8.6(b) immediately preceding the date on which such transaction occurs. In connection with the foregoing, (a)(i) with respect to any Asset Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) with respect to any Acquisition, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Tested Companies in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information satisfactory to Administrative Agent and (b) any Debt incurred or assumed by any of the Tested Companies (including the Person or Property acquired) in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt as of the relevant date of determination.

“Pro Rata” means, with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolving Commitments are outstanding, by dividing the amount of such Lender’s Revolving Commitment by the aggregate Revolving Commitments and (b) at any other time, by dividing the aggregate outstanding principal amount of such Lender’s Loans and LC Obligations by the aggregate outstanding principal amount of all Loans and LC Obligations; provided, that, if all of the Revolving Loans have been Paid in Full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, “Pro Rata” under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination; provided, further, that, if all Loans have been Paid in Full and all Commitments have been terminated, and all LC Obligations have been terminated, Paid in Full or Cash Collateralized, the term “Pro Rata” as used under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination or in such other manner as Administrative Agent shall determine, its discretion, then to be fair and equitable.

“Pro Rata Share” means, with respect to any amount and in reference to any Lender, the portion of such amount allocable to such Lender on a Pro Rata basis. The initial Pro Rata Shares of the Lenders, based on their respective Revolving Commitments, is set forth on Appendix A.

“Projections” means, for any fiscal period, projections of the Tested Companies’ Consolidated balance sheets, results of operations, cash flow, Financial Covenant compliance and Excess Availability for such period, together with a statement of material assumptions, all of which shall be in form and substance satisfactory to Administrative Agent.

“Properly Contested” means, with respect to any Debt, liability or other obligation of any Person, (a) such Debt, liability or other obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) such Debt, liability or other obligation is being properly contested in Good Faith by appropriate actions timely taken and diligently pursued; (c) appropriate reserves in regard thereto have been established in accordance with GAAP; (d) non-payment of such Debt, liability or other obligation would not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Person; (e) no Lien is imposed on assets of such Person, unless bonded and stayed to the satisfaction of Administrative Agent and, in any event, junior to Administrative Agent’s Liens on any or all of such assets; and (f) if such Debt, liability or other obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property,” for any Person, means any right, title or interest of such Person in any type or kind of property or asset, whether Real Estate or personal property, or tangible or intangible property. “Properties” refers, collectively, thereto.

“Property Laws” shall have the meaning set forth in Section 7.7(h).

“Proprietary Rights” shall have the meaning set forth in Section 7.10(a).

“Protective Advance” shall have the meaning set forth in Section 2.1(e).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning set forth in Section 15.1(d)(iii).

“Purchase Money Debt” means Debt (other than the Obligations), including Debt in respect of Capital Leases, incurred to finance or reimburse the purchase price or cost of acquisition, construction or installation of fixed assets, which Debt does not exceed the cost of acquiring, constructing or installing such fixed assets, including any related transaction costs.

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

“Qualified Appraisal” means, with respect to any Property, an appraisal of such Property conducted in a manner and with such form, scope and substance and using such methods as are acceptable to Administrative Agent by an appraiser selected by, or acceptable to, Administrative Agent, the results of which are acceptable to Administrative Agent in all respects, including in form, scope and substance.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time its Guarantee (or grant of Lien, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding Ten Million Dollars ($10,000,000) or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and that may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means, Equity Interests other than Disqualified Equity Interests.

“Real Estate” means all right, title, and interest (whether as owner, lessor, or lessee) of a Person in any Property that constitutes real property (including Fixtures), or any interest therein (including a leasehold estate), and all buildings, structures and other improvements thereon or thereto, together with all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, and all right, title and interest, in and to any streets, ways, alleys, strips or gores of land adjoining the same or any part thereof.

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) LC Issuer, as applicable.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by Administrative Agent in its reasonable discretion.

“Refunded Swing Line Loans” shall have the meaning set forth in Section 2.3(b)(iii).

“Register” shall have the meaning set forth in Section 13.1(c).

“Regions Bank Debt” means all existing Debt of Credit Parties under each of (i) that certain Credit Agreement, dated as of November 8, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Borrowers, the other credit parties party thereto from time to time, the lenders party thereto from time to time, and Regions Bank, an Alabama bank, in its capacities as administrative agent and collateral agent, (ii) that certain Master Loan Agreement, dated as of July 29, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Regions Commercial Equipment Finance, LLC and Regions Equipment Finance Corporation, as the lenders party thereunder, and certain Borrowers party thereto, as borrowers thereunder, and (iii) that certain Loan Agreement, dated as of July 20, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Regions Bank, an Alabama bank, as lender, and certain Borrowers party thereto, as borrowers thereunder.

“Reimbursement Date” shall have the meaning set forth in Section 2.4(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, attorneys, accountants, consultants, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” shall have the meaning set forth in Section 12.7.

“Rent and Charges Reserve” means, without duplication, an amount determined from time to time by Administrative Agent in its Permitted Discretion as a Reserve for (a) rent, fees, charges, and other amounts owing by a Borrower to any Third Party Claimant, unless such Person has executed and delivered a Third Party Claimant Agreement, and (b) the amount of all accrued but unpaid or past due rent, fees, charges, or other amounts owing by a Borrower to Third Party Claimants.

“Report” shall have the meaning set forth in Section 12.2(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, subject to Section 4.2, at least two (2) Lenders that are not Affiliates (unless there is only one (1) Lender, in which case, such Lender) having (a) Revolving Commitments collectively (or individually) in excess of fifty percent (50.00%) of the aggregate Revolving Commitments or (b) if the Revolving Commitments have terminated, having Aggregate Revolving Obligations collectively (or individually) in excess of fifty percent (50.00%) of all outstanding Aggregate Revolving Obligations; provided, however, that the Commitments and Revolving Credit Exposure held by a Defaulting Lender shall be disregarded for purposes of determining Required Lenders.

“Reserves” means the sum of (without duplication) (a) [reserved]; (b) the Inventory Reserve; (c) the Rent and Charges Reserve; (d) the Bank Product Reserve; (e) reserves for all accrued (after taking into account any subordination agreement in favor of Administrative Agent) Royalties, whether or not then due and payable by a Credit Party; (f) the aggregate amount of liabilities secured by Liens upon any Collateral included in the Borrowing Base that are senior to Administrative Agent’s Liens (but the imposition of any such reserve shall not waive a Default or an Event of Default arising therefrom); (g) [reserved]; (h) the Dilution Reserve; (i) reserves for price adjustments and damages, to the extent such reserve relates to Accounts or Inventory included in Eligible Accounts or Eligible Inventory, as applicable, including returns, discounts, claims (including warranty claims), credits, and allowances of any nature that are not paid pursuant to the reduction of accounts; (j) reserves for special order goods and deferred shipment sales, to the extent such reserve relates to Accounts or Inventory included in Eligible Accounts or Eligible Inventory, as applicable; (k) reserves for accrued but unpaid ad valorem, excise, and Property tax liability and for sale, use, or similar taxes; (l) [reserved]; (m) reserves for any portion of the Obligations that Administrative Agent or any Lender pays in accordance with authority granted in this Agreement or any of the other Loan Documents (except to the extent such payment is made with the proceeds of a deemed Revolving Loan); (n) reserves for all Customer deposits or other prepayments held by a Borrower; (o) reserves to reflect events, conditions, contingencies, or risks that, as determined by Administrative Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral, its value, or the amount that might be received by Administrative Agent from the sale or other disposition or realization upon such Collateral; (ii) the obligations or liabilities of any Credit Party; or (iii) the Liens and other rights of Administrative Agent or any Secured Party in the Collateral (including the enforceability, perfection, and priority thereof); (p) reserves to reflect Administrative Agent’s belief that any collateral report or financial information furnished by or on behalf of a Credit Party to Administrative Agent is or may have been incomplete, inaccurate, or misleading in any material respect; (q) reserves in respect of any state of facts that Administrative Agent determines in its Permitted Discretion constitutes a Default or an Event of Default; (r) reserves to reflect testing variances identified as part of Administrative Agent’s periodic field examinations or to adjust the value of any Inventory based on the results of, or failure to obtain, a Qualified Appraisal; (s) reserves in respect of self-insured group health plan liabilities of Borrowers and their Subsidiaries; (t) reserves in respect of accrued payables in respect of Inventory Consigned to Borrowers and their Subsidiaries, and (u) such other reserves that Administrative Agent may establish from time to time for such purposes as Administrative Agent shall deem necessary in its Permitted Discretion. Except to the extent otherwise qualified (either in this definition or any related definition used in this definition) or otherwise expressly provided in this Agreement, Administrative Agent may implement Reserves and establish the amounts thereof (from time to time) in its Permitted Discretion. Administrative Agent may establish Reserves as a percentage of any applicable amount or as an amount of money. Notwithstanding the foregoing, or anything to the contrary set forth in this Agreement, Administrative Agent shall have provided Borrower Representative at least three (3) Business Days’ prior written notice of any such establishment or material increase of any Reserves (which notice shall include a reasonably detailed description of such Reserve being established or increased); provided that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized; provided, further, that Administrative Agent may not implement reserves with respect to matters which are already specifically reflected in the eligibility standards for Eligible Accounts and Eligible Inventory.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Credit Party or Subsidiary, the chairman of the board, president, chief executive officer, chief financial officer, treasurer, chief operating officer, general counsel or other officer, partner, member or representative having the same or similar responsibilities (regardless of title) of such Person.

“Restricted Payment” means each of the following, individually, or, if more than one or all, then, collectively: (a) any payment of (or declaration to pay) a dividend or other distribution (whether in cash, securities, or other Property), whether direct or indirect, on account of any Equity Interests issued by any Credit Party or any of its Subsidiaries, as the case may be, whether now or hereafter outstanding (including any such payment, or declaration of payment, made in connection with any merger or consolidation or otherwise as part of any Acquisition); (b) any return of capital, redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests issued by any Credit Party or any of its Subsidiaries, whether now or hereafter outstanding (including any such payment, or declaration of payment, made in connection with any merger or consolidation or otherwise as part of any Acquisition), except for any redemption, retirement, sinking fund or similar payment made solely in such other shares or units of the same class of Equity Interests or any class of Equity Interests that are junior to that class of Equity Interests; or (c) any cash payment made to redeem, purchase, repurchase, or retire, or obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Equity Interests issued by any Credit Party or any of its Subsidiaries, whether now or hereafter outstanding.

“Restrictive Agreement” means an agreement (other than this Agreement or the other Loan Documents or any Term Loan Debt Document) that conditions or restricts the right of any Credit Party or Subsidiary to (a) incur or repay or Guarantee any Funded Debt; (b) relocate, sell, lease, transfer, dispose of, or grant Liens on, any assets or Property (including by way of a so-called “negative pledge” or similar agreement); (c) declare or make Restricted Payments; (d) modify, extend, or renew this Agreement, any other Loan Document or any other agreement evidencing or securing Funded Debt; or (e) repay any Intercompany Debt or intercompany payables.

“Revolving Commitment” means, at any time of determination and with respect to each Lender, such Lender’s obligation to make Revolving Loans, participate in Swing Line Loans, and participate in LC Obligations. “Revolving Commitments” means, at any time of determination, the aggregate amount of such commitments of all Lenders. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement or any other agreement pursuant to which such Lender becomes a party hereto, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $75,000,000.

“Revolving Commitment Increase” shall have the meaning set forth in Section 2.1(f).

“Revolving Credit Exposure,” on any date, means, for each Lender, the aggregate amount (without duplication) of such Lender’s outstanding Revolving Loans and its participation in (a) Swing Line Loans (or in the case of Swing Line Lender, its Swing Line Loans (net of any participations therein by other Lenders) and (b) outstanding LC Obligations on such date.

“Revolving Lender” means a Lender that has issued a Revolving Commitment or, at any time after the Revolving Commitments have been terminated or have expired, that holds any Revolving Loan or LC Obligation.

“Revolving Loan” means a loan made pursuant to Section 2.1, and any Swing Line Loan, Over Advance Loan or Protective Advance.

“Revolving Note” means a promissory note executed by Borrowers in favor of a Lender in the form of Exhibit A-1, or such other form as may be requested or approved by Administrative Agent from time to time, which promissory note shall be in the amount of such Lender’s Revolving Commitment and shall evidence the Revolving Loans made by such Lender.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Credit Party under a License.

“Royalty Payment Account” shall mean one or more Deposit Accounts where only the proceeds of payments of Royalties and Licenses are required to be deposited.

“RTD Sublimit” means, on the Closing Date, an amount equal to $27,500,000, which amount shall be reduced by $833,333.33 on the first month anniversary of the Closing Date and shall continue to be reduced by $833,333.33 on each monthly anniversary of the Closing Date thereafter until the twelfth month anniversary of the Closing Date, at which time the RTD Sublimit shall be, and shall remain at, an amount equal to $17,500,000.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale-Leaseback Documents” shall have the meaning set forth in the definition of “Permitted Asset Dispositions”.

“Sanctioned Country” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization directly or indirectly owned or Controlled by a country, territory or its government, that is subject to comprehensive Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) His Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Scheduled Noteholder Debt” means the Debt evidenced by the promissory notes set forth on Schedule 1.1.

“Secured Party” means Administrative Agent, each LC Issuer, each Lender, each Bank Product Provider, each Indemnitee and any other Person at any time entitled to receive the benefit of a Lien on any Collateral under the Loan Documents; and “Secured Parties” means all of such Persons.

“Secured Party Designation Notice” means a notice in the form of Exhibit H or such other form as may be requested or approved by Administrative Agent from time to time, to the extent required to be given by Section 12.13, from a Bank Product Provider to Administrative Agent to the effect that such Bank Product Provider holds Bank Product Obligations entitled to be secured by the Collateral, (a) describing and setting forth therein its Good Faith determination of the estimated maximum amount thereof to be created or incurred (which such Bank Product Provider may increase or decrease in respect of such Bank Product by subsequent Secured Party Designation Notice), and (b) agreeing to be bound by Section 12.13.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, made by and among Credit Parties and Administrative Agent.

“Security Documents” means the Security Agreement, together with any Financing Statements, all other security agreements and notices of security interests in Intellectual Property filed or to be filed with any applicable filing office or registry, the Mortgages, Article 9 Control Agreements, any pledge agreement and all other documents, instruments, and agreements now or hereafter executed or delivered by a Credit Party to any Secured Party for purposes of securing (or intending to secure), or perfecting (or intending to perfect) Liens securing, any Obligations.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” shall have the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“SOFR Rate Day” shall have the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Solvent” means, as to any Person, that such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its Debts (including contingent, subordinated, un-matured, and unliquidated liabilities); (b) owns Property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, un-matured, and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its Debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. For purposes of this definition, “fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specified Credit Party” means any Credit Party that is, at the time on which the Guarantee (or grant of Lien, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other Entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 5.7(f).

“Specified Event of Default” means the occurrence of any Event of Default under the following Sections of this Agreement: (a) Section 11.1(a), (b) Section 11.1(b) (solely to the extent resulting from the failure to comply with Section 8.6(a), 8.6(b), 8.6(e) (solely to the extent resulting from the failure to deliver a Compliance Certificate with the deliverables required under Section 8.6(b)), 8.12 or 10.1 (after giving effect to Section 11.7) hereof), (c) Section 11.1(d) (resulting from any misrepresentation contained in any Borrowing Base Certificate delivered pursuant to Section 8.6(a) hereof); (d) Section 11.1(k) (solely with respect to any Borrower in its capacity as such), or (e) Section 11.1(l) (solely with respect to any Borrower in its capacity as such).

“Stated Revolving Commitment Termination Date” means the earlier of (a) August 10, 2028 and (b) ninety-one (91) days prior to the scheduled maturity date of any Debt for borrowed money in excess of the Threshold Amount (other than the Scheduled Noteholder Debt).

“Subordinated Debt” means any Debt (including Intercompany Debt) incurred by a Credit Party or Subsidiary that is expressly subordinate and junior in right of payment to Payment in Full of all Obligations on terms (including maturity, interest, fees, repayment, covenants, and subordination) satisfactory to Administrative Agent and subject to an acceptable Subordination Agreement.

“Subordination Agreement” means, collectively, any agreement (including, as applicable, this Agreement) among Administrative Agent, a Credit Party and the holder of any third party Debt owing to such Person by a Credit Party pursuant to which such Debt is made Subordinated Debt and any Liens on Collateral securing the payment thereof otherwise permitted to exist pursuant to Section 9.2 are made subordinate to the Lien of Administrative Agent thereon, in each case, on terms and conditions satisfactory to Administrative Agent in its discretion.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business Entity of which more than fifty percent (50%) of the Voting Stock is at the time owned or Controlled, directly or indirectly, by that Person, or the accounts of which would be Consolidated with those of such Person in its Consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person Controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Any unqualified reference to a Subsidiary in this Agreement or in any other Loan Document means a Subsidiary of the applicable Credit Party or a Credit Party if not otherwise stated or implied by context.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any “International Foreign Exchange Master Agreement”, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any such Master Agreement.

“Swap Obligation” means with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (that may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means PNC, together with its successors and assigns.

“Swing Line Loan” means any Borrowing funded with Swing Line Lender’s own funds pursuant to Section 2.3.

“Swing Line Note” means a promissory note executed by Borrowers in favor of Swing Line Lender in the form of Exhibit A-2, or such other form as may be requested or approved by Administrative Agent from time to time, which note shall be in the maximum amount of Swing Line Loans that Swing Line Lender has agreed to make to Borrowers pursuant to Section 2.3(a) and shall evidence Swing Line Loans made by Swing Line Lender.

“Swing Line Rate” means the Alternate Base Rate plus the Applicable Margin applicable to Base Rate Revolving Loans plus the Applicable Margin applicable to Term SOFR Rate Revolving Loans (or with respect to any Swing Line Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between Borrowers and Swing Line Lender).

“Swing Line Sublimit” means $0.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any income, excise, ad valorem, payroll, and sales taxes, together, in each case, all interest, penalties, fees, charges, and additions applicable thereto.

“Term Loan Agent” means Whitehawk Capital Partners, LP, in its capacity as administrative agent on behalf of the Term Loan Lenders under the Term Loan Debt Documents.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among Borrowers, the other Credit Parties party thereto, the Term Loan Lenders and the Term Loan Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted under this Agreement and the Intercreditor Agreement.

“Term Loan Debt” means the Debt and other obligations owing to Term Loan Agent, Term Loan Lenders and the other Secured Parties under, and as defined in, the Term Loan Debt Documents, from time to time under the Term Loan Debt Documents.

“Term Loan Debt Documents” means the “Loan Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Intercreditor Agreement” shall have the meaning set forth in the definition of “Intercreditor Agreement”.

“Term Loan Lenders” means the Persons party to the Term Loan Credit Agreement as lenders from time to time.

“Term Loan Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts into which only (a) the Proceeds of any disposition of any Term Priority Collateral (as defined in the Intercreditor Agreement) are required to be deposited and (b) Over Line Cash Collateral is deposited.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” shall have the meaning set forth in the definition of “Term SOFR Rate”.

“Term SOFR Rate” means, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, at Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to any Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Rate Loan” means an Advance that bears interest based on Term SOFR Rate.

“Term SOFR Rate Revolving Loan” means a Revolving Loan bearing interest at a rate based on the Term SOFR Rate.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Tested Companies” means Parent and its Subsidiaries, including all Credit Parties, on a Consolidated basis in accordance with GAAP.

“Testing Period” means a single period consisting of four (4) consecutive Fiscal Quarters of the Credit Parties then last ended (whether or not such Fiscal Quarters are all within the same Fiscal Year).

“Third Party Claimant” shall have the meaning set forth in the Security Agreement.

“Third Party Claimant Agreement” shall have the meaning set forth in the Security Agreement.

“Threshold Amount” means $2,500,000.

“Total Leverage Ratio” means, at any date of determination, the ratio of (a) the aggregate amount of Funded Debt (including, without limitation, the aggregate amount of Obligations (including all outstanding Letters of Credit) and Term Debt) of the Credit Parties and their Subsidiaries on such date to (b) Consolidated EBITDA as of the Testing Period most recently ended.

“Transferee” means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“Treasury Services” shall have the meaning set forth in the definition of “Bank Products.”

“Type” means any type of a Loan (i.e., Base Rate Loan or Term SOFR Rate Loan) that has the same interest option and, in the case of Term SOFR Rate Loans, the same Interest Period.

“UCC” means the Uniform Commercial Code as in effect in the Jurisdiction State or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such other jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, that includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Capital Expenditures” means, as to Borrowers and their Subsidiaries, without duplication, Consolidated Capital Expenditures funded (a) from such Person’s internally generated cash flow (including cash on the balance sheet) or (b) with the proceeds of a Revolving Loan or Swing Line Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable Pension Plan year.

“United States” or “U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 14.3(g)(ii)(B)(iii).

“Voidable Transfer” shall have the meaning set forth in Section 15.24.

“Voting Equity Interest” means, with respect to any Person, those classes of Equity Interests issued by such Person (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of the directors or managers (or persons performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency.

“Withholding Agent” means any Credit Party or Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Tested Companies delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, in each case, except for any change required or permitted by GAAP if the Tested Companies’ certified public accountants concur in such change; provided, however, that, despite the adoption of any such change, Borrower Representative shall (a) in addition to delivery of financial statements pursuant to Section 8.6(b), (c) or (d), and on each date such financial statements are required to be delivered, furnish the adjustments and reconciliations necessary to enable Borrowers and Administrative Agent to determine compliance with each of the Financial Covenants, all of which shall be determined in accordance with GAAP but without giving effect to such change, and (b) the Borrowing Base shall continue to be calculated without giving effect to such change (if the effect of such change would be to increase the amount of Excess Availability); provided, further, that Borrower Representative shall not be required to deliver such adjustments and reconciliations and may apply such change in the calculation of the Borrowing Base and its related terms if (a) the change is disclosed to Administrative Agent and (b) Section 10, the definition of “Borrowing Base” and any terms used therein or bearing on the amount of Excess Availability derived therefrom, as applicable, and any other Section of this Agreement or any other Loan Document that is affected thereby is amended in a manner satisfactory to Administrative Agent and Required Lenders to take into account the effects of the change. Notwithstanding the foregoing or any other provision contained herein or in any other Loan Document to the contrary, (i) all financial statements delivered hereunder shall be prepared, and all Financial Covenants shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, and (ii) any obligations related to a lease (whether now or hereafter existing) that would have been accounted for by such Person as an operating lease in accordance with GAAP as of December 31, 2015 (whether or not such lease existed as of December 31, 2015 or is thereafter entered into) shall be accounted for as an operating lease in accordance with GAAP as of December 31, 2015 and not a Capital Lease or a finance lease for all purposes under this Agreement and the other Loan Documents. The term “unqualified opinion,” as used herein or in any Loan Document, in reference to any opinion given by accountants in a financial statement or report, means an opinion that (i) is unqualified, and (ii) does not include any explanation, supplemental comment or other comment calling into question the ability of the applicable Person to continue as a going concern or concerning the scope of the audit or report (other than any such explanation, supplemental comment or other comment arising solely from (A) the impending maturity of any Debt permitted by this Agreement, (B) any anticipated inability to satisfy the Financial Covenant in Section 10.1(a) or Section 10.1(b) or any financial covenant set forth in Section 10.1(a) or Section 10.1(b) of the Term Loan Credit Agreement (in each case, only so long as Borrowers would have the ability to exercise a cure right under Section 11.7 of this Agreement and Section 11.7 (or any analogous provision) of the Term Loan Credit Agreement) and/or (C) changes in accounting principles or practices reflecting changes in GAAP that are required or approved by Borrowers’ independent certified public accountants).

1.3 Uniform Commercial Code. Any term used in this Agreement or in any other Loan Document (including any Financing Statement filed in connection herewith) that is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given such term in the UCC, including, without limitation, the following (portions of which terms may be further defined, or supplemented, elsewhere in this Agreement): “Accessions,” “Account,” “Account Debtor,” “As-extracted Collateral,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Consignee,” “Consignment,” “Consignor,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Farm Products,” “Financing Statement,” “Fixture Filing,” “Fixtures,” “General Intangibles,” “Good Faith,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangible,” “Proceeds,” “Securities Account” and “Supporting Obligation;” provided, however, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern; provided, further, that, any such terms used herein or in any other Loan Document that are defined in the UCC as in effect in the Jurisdiction State as of the Closing Date shall continue to have the same meanings notwithstanding any replacement or amendment of such statute that changes any such meanings except as Administrative Agent may otherwise determine.

1.4 Rules of Construction. The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any Loan Document. All Schedules, Exhibits, Annexes, and attachments referred to herein are hereby incorporated herein by this reference. All references in any Loan Document to: (i) any statutes or regulations shall include all related rules and regulations (including implementing regulations in the case of statutes) and any amendments or other modifications of same made from time to time, and any successor statutes, rules and regulations even if words to such effect are included in some instances and not in others; (ii) any agreement, instrument or other documents (including any of the Loan Documents) shall include any and all amendments, restatements, amendments and restatements, supplements, modifications, extensions, waivers, or renewals thereof or thereto, even if words to such effect are included in some instances and not in others (but this clause shall not be construed as any consent to any such amendments, restatements, amendments and restatements, supplements, modifications, extensions, waivers and renewals unless otherwise expressly so provided); (iii) any Person (including an Obligor, Administrative Agent or Lender) shall mean and include the successors and permitted assigns of such Person (but this clause shall not be construed as any consent to any transaction or circumstance giving rise to any successor or assign); (iv) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, that is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); (v) subject to the penultimate sentence of this Section, dates and times shall mean the date and time at Administrative Agent’s notice address determined under Section 15.1, unless otherwise specifically stated therein (including in the penultimate sentence of this Section). In determining whether any action taken, or to be taken, under this Agreement or any other Loan Document is “commercially reasonable,” Article 9 of the UCC, to the extent applicable thereto, shall govern and control; unless otherwise expressly provided herein or therein. Unless otherwise expressly provided herein or in any other Loan Document with respect to Permitted Discretion, the “discretion” of Administrative Agent or, if applicable, any Lender shall mean the sole and absolute discretion of Administrative Agent or such Lender. All calculations of value of any Property, disbursements of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and all determinations (including calculations of the Borrowing Base and Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Administrative Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision. Whenever the phrase “to the knowledge of” (or words of similar import) are used in any Loan Document in reference to any Borrower, Borrower Representative or another Credit Party, it means actual knowledge of a Responsible Officer of such Borrower, Borrower Representative or Credit Party, or knowledge that such Responsible Officer would have obtained if he or she had engaged in Good Faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a Good Faith attempt to ascertain the matter to which such phrase relates. Any Loan Document signed by a Responsible Officer acting in such capacity on behalf of a Borrower, Borrower Representative or another Credit Party shall be conclusively presumed to have been authorized by all necessary action on the part of such Borrower, Borrower Representative or other Credit Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such party. A Default or an Event of Default shall be deemed “to continue,” be “continuing,” “exist,” or be “in existence” at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing in accordance with this Agreement or, in the case of a Default or an Event of Default under a Financial Covenant, is cured within any period of cure expressly provided in this Agreement. All references herein and in any other Loan Document (i) to the word “will” shall be to have the same meaning as the word “shall” (and vice versa), (ii) to any Person shall include such Person’s successors and permitted assigns, (iii) to the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and Properties, including cash, securities, accounts and contract rights, (iv) to the words “financial statements” shall include all notes and schedules thereto, and (v) to the words “the continental United States of America” shall include each of the States of the United States of America, other than Hawaii and Alaska, unless otherwise approved by Administrative Agent, but expressly shall not include Puerto Rico or any other United States territory. All references herein and in any other Loan Document to date and time of day shall mean and refer to the date and time of day in East Brunswick, New Jersey. If any obligation of payment or performance required under any Loan Document falls on a day which is not a Business Day, then (except as expressly set forth in Section 3.1(f)) the due date will be extended to the immediately following Business Day.

1.5 Benchmark Replacement Notification. Section 14.1 hereof provides a mechanism for determining an alternate rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor, except to the extent determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of Administrative Agent or any of its officers, directors, employees, Affiliates or agents.

1.6 Conforming Changes Relating to Term SOFR Rate. With respect to the Term SOFR Rate, Administrative Agent, in consultation with Borrower Representative, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall provide notice to Borrowers and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

SECTION 2

THE CREDIT FACILITIES

2.1 Revolving Commitment.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender agrees, severally (and not jointly) on a Pro Rata basis, up to the amount of its Revolving Commitment, to make Revolving Loans to Borrowers from time to time on any Business Day from and after the Closing Date to but excluding the Commitment Termination Date. Subject to the terms and conditions of this Agreement, Revolving Loans may be obtained, repaid and re-borrowed; provided, however, that no Lender shall have any obligation to honor any request for a Revolving Loan if doing so would cause (i) such Lender’s Pro Rata Share of the Aggregate Revolving Obligations to exceed such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Obligations to exceed the Loan Limit.

(b) Revolving Notes. Borrowers shall execute and deliver to (i) each Lender on the Closing Date, (ii) each Person who is a permitted assignee of such Lender pursuant to Section 13.1, upon its becoming such assignee and (iii) each Person who becomes a Lender in accordance with Section 2.1(f), at such time; in each case, to the extent requested by such Person, a Revolving Note to evidence such Person’s portion of the Revolving Loans.

(c) Termination and Voluntary Reductions of Revolving Commitments. The Revolving Commitments shall terminate on the Commitment Termination Date. Borrowers may terminate or from time to time reduce the Revolving Commitments by giving not less than thirty (30) days’ prior written notice to Administrative Agent. Any request from Borrowers for the reduction of the Revolving Commitments must specify the amount of the requested reduction. Each reduction shall be in a minimum amount of $5,000,000 or any greater integral increment of $1,000,000. Borrowers may not reduce the Revolving Commitments to an amount less than $45,000,000, except in connection with the termination of all of the Revolving Commitments. If the Revolving Commitments are ever terminated by Borrowers, Borrowers must Pay in Full upon such termination becoming effective the Revolving Loans and all other Obligations then outstanding. All reductions of the Revolving Commitments shall be applied on a Pro Rata basis. Except to the extent otherwise agreed in writing by Administrative Agent and the Required Lenders, any request from Borrowers for the termination or reduction of the Revolving Commitments shall be irrevocable, once made and received.

(d) Over Line; Over Advances.

(i) Any amount by which at any time the Aggregate Revolving Obligations exceed the Revolving Commitments shall (A) be immediately due and payable ON DEMAND and, once paid to Administrative Agent, shall be applied, first, to the payment of any Swing Line Loans; second, to the payment of all other Revolving Loans that are Base Rate Loans; third, to the payment of all other Revolving Loans that are Term SOFR Rate Loans; and, fourth, to Cash Collateralize any LC Obligations then outstanding; (B) constitute Obligations secured by the Collateral; and (C) be entitled to all benefits of the Loan Documents. In no event shall Administrative Agent be required to honor any request for a Revolving Loan when the Aggregate Revolving Obligations exceed the Revolving Commitments or if, after giving effect to the making of such Revolving Loan, the Aggregate Revolving Obligations would exceed the Revolving Commitments.

(ii) Subject to clause (iii) below, any Over Advance shall (A) be immediately due and payable ON DEMAND and, once paid to Administrative Agent, shall be applied, first, to the payment of any Swing Line Loans; second, to the payment of all other Revolving Loans that are Base Rate Loans; third to the payment of any Revolving Loans that are Term SOFR Rate Loans; and, fourth, to Cash Collateralize any LC Obligations then outstanding; (B) constitute Obligations secured by the Collateral; and (C) be entitled to all benefits of the Loan Documents.

(iii) Unless otherwise directed in writing by the Required Lenders, Administrative Agent may require Lenders to honor requests by Borrowers for Over Advance Loans (in which event, and notwithstanding anything to the contrary set forth in this Agreement, Lenders shall continue to make Revolving Loans up to their Pro Rata Share of the Revolving Commitments) and to forbear from requiring Borrowers to cure an Over Advance immediately, if (A) the Over Advance does not continue for a period of more than thirty (30) consecutive days, following which no new Over Advance exists for at least thirty (30) consecutive days before another Over Advance exists, (B) the amount of the Aggregate Revolving Obligations outstanding at any time does not exceed the aggregate of the Revolving Commitments at such time, (C) the Revolving Credit Exposure of any individual Lender at any time does not exceed such individual Lender’s Revolving Commitment, and (D) the Over Advance, when aggregated with all other Over Advances then outstanding, does not exceed $7,500,000.

(iv) Neither the funding of any Over Advance Loan nor the continued existence of an Over Advance shall constitute any waiver by Administrative Agent or any Lender of any Default or Event of Default that may exist at the time any Over Advance Loan is made or that is caused thereby. Each Lender’s obligations under this Section 2.1(d) are absolute, unconditional, and irrevocable and are not subject to any claim, counterclaim, right of setoff, charge back, discount, defense, qualification, or exception, and each Lender shall perform such obligations, as applicable, regardless of whether the Commitments have terminated, an Over Advance exists or any condition precedent to the making of Loans has not been satisfied.

(v) All Over Advance Loans shall be made as Base Rate Revolving Loans.

(vi) The provisions of this Section 2.1(d) are solely for the benefit of Administrative Agent and Lenders, and in no event shall any Borrower or any other Credit Party be deemed to be a third party beneficiary of this Section 2.1(d) or be authorized or permitted to, or have any standing to, rely on or enforce any of the provisions of this Section 2.1(d).

(e) Protective Advances. From time to time, Administrative Agent may, in its discretion, make one or more Revolving Loans to preserve, protect, or defend any Collateral or to increase or improve the likelihood of collecting or obtaining repayment of any Obligations, in each case, if Administrative Agent determines in its discretion that doing so is necessary or desirable (a “Protective Advance”). Administrative Agent may make a Protective Advance without regard to Excess Availability or the satisfaction of any condition precedent to the making of Loans, unless (A) the Required Lenders have, by written notice to Administrative Agent, revoked Administrative Agent’s authority to do so or (B) Administrative Agent has actual knowledge that, after giving effect thereto, the aggregate outstanding principal amount of all Loans made as Protective Advances (i) would exceed $7,500,000 or (ii) would cause either the amount of the Aggregate Revolving Obligations outstanding to exceed the aggregate amount of the Revolving Commitments at such time or any individual Lender’s Revolving Credit Exposure to exceed such individual Lender’s Revolving Commitment at such time. If the terms of the foregoing clauses (A) and (B) above are not applicable, Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. Each Lender shall participate on a Pro Rata basis in each Protective Advance so long as by doing so such Lender’s Revolving Credit Exposure would not exceed such Lender’s Revolving Commitment at such time. The provisions of this Section 2.1(e) are solely for the benefit of Administrative Agent and Lenders, and in no event shall any Borrower or any other Credit Party be deemed to be a third party beneficiary of this Section 2.1(e) or be authorized or permitted to, or have any standing to, rely on or enforce any of the provisions of this Section 2.1(e). All Protective Advances shall be made as Base Rate Revolving Loans.

(f) Increases to Revolving Commitments.

(i) Borrower Representative (on behalf of Borrowers) may, at any time prior to the fourth anniversary of the Closing Date, request that the Revolving Commitments be increased (any such increase, a “Revolving Commitment Increase”) by one or more of the current Lenders (any current Lender which elects to increase its Revolving Commitment shall be referred to as an “Increasing Lender”); provided that:

(A) Borrower Representative shall have given to Administrative Agent at least thirty (30) days’ notice of Borrowers’ intention to effect a Revolving Commitment Increase and the desired amount of such Revolving Commitment Increase;

(B) such increase does not increase the amount of the Revolving Commitment of any Lender without the written consent of (y) such Lender, in its sole discretion and (z) Administrative Agent, in its sole discretion;

(C) to the extent requested by any Increasing Lender, Borrowers shall execute a new Revolving Note with respect to such Lender reflecting the amount of, or increase in, such Lender’s Revolving Commitment;

(D) as of the date of such Revolving Commitment Increase, both before and immediately after giving effect thereto, (x) no Default or Event of Default shall exist or would result therefrom, (y) on a Pro Forma Basis, Credit Parties shall be in compliance with all Financial Covenants as of the date of such increase, and (z) each of the applicable conditions set forth in Section 6.2 shall be satisfied;

(E) any such Revolving Commitment Increase shall be in a minimum amount of at least $5,000,000 (or such lesser amount that shall be approved by Administrative Agent) and in integral multiples of $1,000,000 in excess thereof;

(F) no more than three (3) Revolving Commitment Increases shall be permitted in total during the term of this Agreement;

(G) after giving effect to such Revolving Commitment Increase, the aggregate amount of the Revolving Commitments shall not exceed $100,000,000;

(H) each Increasing Lender shall confirm its agreement to increase its Revolving Commitment pursuant to an acknowledgement in a form acceptable to Administrative Agent, signed by it and each Borrower and delivered to Administrative Agent at least five (5) days before the effective date of such increase; and

(I) Borrowers shall deliver to Administrative Agent on or before the effective date of such Revolving Commitment Increase the following documents in form and substance reasonably satisfactory to Administrative Agent: (w) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment has been approved by such Borrowers, (x) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the requirements of in this Section 2.1(f) have been met and that the representations and warranties made by each Borrower herein and in the other Loan Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (y) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the other Loan Documents executed by Borrowers as Administrative Agent reasonably deems necessary in order to document the increase to the Revolving Commitments and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Administrative Agent and Lenders hereunder and under the other Loan Documents in light of such increase, and (z) an opinion of counsel in form and substance reasonably satisfactory to Administrative Agent which shall cover such matters related to such increase as Administrative Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Administrative Agent and Lenders.

(ii) After any Revolving Commitment Increase, all of the terms and conditions of the Loan Documents shall apply to the increased amount of the Revolving Commitments (including (A) being on a pari passu basis in terms of the Collateral, right of payment and Guarantees with the other Revolving Loans, (B) having the same maturity date as the other Revolving Commitments, and (C) having the same Applicable Margin as the other Revolving Loans); provided that Borrowers agree to pay to Administrative Agent and the Lenders increasing their respective Revolving Commitments, commitment and other fees and expenses to be agreed between Borrowers, such Lenders and Administrative Agent in connection with such Revolving Commitment Increase.

(iii) Each Lender hereby acknowledges and agrees that the aggregate Revolving Commitments may be increased pursuant to this Section 2.1(f) with respect to each other Lender regardless whether such Lender approves such increase or increases its Revolving Commitment hereunder, and Administrative Agent, Borrowers and any Lender increasing or providing a new Revolving Commitment may enter into an amendment to this Agreement to give effect to such Revolving Commitment Increase and matters incidental thereto without further consent of any other Lender. Administrative Agent shall have no liability to any Borrower or any other Credit Party or to Lenders in connection with any syndication of any Revolving Commitment Increase. Borrowers shall prepay any Revolving Loans on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any non-ratable increase in the Revolving Commitments under this Section 2.1(f).

2.2 [Reserved].

2.3 Swing Line Loans; Settlement.

(a) Swing Line Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make Swing Line Loans to Borrowers in an aggregate amount outstanding at any time up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan and any participation that may result therefrom pursuant to the operation and effect of Section 2.3(b)(iv), in no event shall (i) the Aggregate Revolving Obligations exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s

Revolving Commitment. Amounts borrowed pursuant to this Section 2.3 may be repaid and re-borrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Commitment shall expire on the Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans then outstanding and the Revolving Commitments shall have been Paid in Full no later than such date. Each Swing Line Loan shall constitute a Revolving Loan for all purposes, except that payments thereon shall be made solely to Swing Line Lender for its own account. The obligation of Borrowers to repay Swing Line Loans shall be evidenced by the records of Swing Line Lender, provided that, promptly upon Swing Line Lender’s request (but, in any event, within five (5) Business Days after receipt of such request), Borrowers shall execute and deliver to Swing Line Lender a Swing Line Note to evidence the Debts arising under the Swing Line Loans.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Subject to clause (vi) below, whenever Borrowers desire that the Swing Line Lender make a Swing Line Loan, Borrower Representative shall deliver to Administrative Agent a Notice of Borrowing no later than 11:00 a.m. on the proposed Borrowing date.

(ii) The Swing Line Lender, if it elects to do so, as provided in Section 2.3(a), and subject to the limitations set forth in clause (v) below, shall make the amount of the requested Swing Line Loan (or so much thereof as it elects to make, or is permitted to make, pursuant hereto) available to Administrative Agent not later than 3:00 p.m. on the applicable funding date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein relative thereto, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrowers on the applicable funding date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from the Swing Line Lender to be credited to the account of Borrowers at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower Representative.

(iii) With respect to any Swing Line Loans that have not been voluntarily prepaid by Borrowers pursuant to Section 5.2, the Swing Line Lender may at any time in its discretion, but in any event not less frequently than weekly, on such weekly settlement date as Swing Line Lender may elect from time to time, deliver to Administrative Agent (with a copy to Borrower Representative), no later than 11:00 a.m. on the day of the proposed funding date, a notice (that shall be deemed to be a Notice of Borrowing given by Borrower Representative) requesting that each Lender holding a Revolving Commitment make a Revolving Loan to Borrowers on such date in an amount equal to its Pro Rata Share of the amount of such Swing Line Loans outstanding on the date that such notice is given that Swing Line Lender requests Lenders to prepay (the “Refunded Swing Line Loans”). Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by Administrative Agent to the Swing Line Lender (and not to Borrowers) and when received shall be applied by the Swing Line Lender to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to Borrowers, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrowers. Borrowers hereby authorize Administrative Agent and Swing Line Lender to charge Borrowers’ Deposit Accounts and Securities Accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such Deposit Account and Securities Account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are insufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of Borrowers from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be shared among all Lenders based on their respective pro Rata Shares thereof in the manner contemplated by Section 5.6.

(iv) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iii) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, then, each Lender then holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the applicable unpaid amount of the Swing Line Loans then outstanding together with accrued interest thereon; provided that any such participation purchased by such Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. On the Business Day that notice is provided by the Swing Line Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this clause (iv), the Swing Line Lender shall be entitled to recover such amount ON DEMAND from such Lender together with interest thereon for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Base Rate Revolving Loans until such defaulted sum is Paid in Full.

(v) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to clause (iv) above shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, Properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from Borrower Representative or the Required Lenders that any of the conditions under Section 6.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) without limitation of the Swing Line Lender’s discretion in regard thereto, as described in Section 2.3(a), the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in Good Faith believe that all conditions under Section 6.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists, unless the Swing Line Lender has entered into arrangements satisfactory to it and Borrower Representative to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans in a manner satisfactory to the Swing Line Lender and Administrative Agent.

(vi) In order to facilitate the borrowing of Swing Line Loans, Borrower Representative and the Swing Line Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance satisfactory to the Swing Line Lender and Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swing Line Loans for all purposes hereof, except that Borrowings of Swing Line Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. For purposes of determining the Aggregate Revolving Obligations at any time during which an Auto Borrow Agreement is in effect, the outstanding amount of all Swing Line Loans shall be deemed to be the sum of the outstanding amount of Swing Line Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

2.4 Letter of Credit Facility.

(a) Issuance of Letters of Credit. LC Issuer agrees to issue Letters of Credit from time to time for any Borrower’s (or any Subsidiary of any Borrower’s) account on the terms set forth in this Agreement, including the following:

(i) LC Issuer shall have no obligation to issue any Letter of Credit unless each of the LC Conditions has been satisfied (as determined by LC Issuer and Administrative Agent).

(ii) If LC Issuer receives written notice from Administrative Agent or a Lender at least five (5) Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, LC Issuer shall have no obligation to issue the requested Letter of Credit (or any other Letter of Credit) until such notice is withdrawn in writing by Administrative Agent or such Lender or until the Required Lenders have waived the applicable LC Condition in accordance with this Agreement. Before receipt of any such notice, LC Issuer shall not be deemed to have knowledge of any failure to satisfy any LC Condition.

(iii) Borrowers may request and employ Letters of Credit only (A) to support obligations of any Borrower or Subsidiary incurred in the Ordinary Course of Business or (B) for such other purposes, if and to the extent not in contravention of any terms hereof or of any Loan Document, as Administrative Agent and LC Issuer may approve from time to time in writing; provided, however, that LC Issuer shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds from which would be made available to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Country, or in any manner that would result in a violation of any Sanctions by any party to this Agreement or such Letter of Credit, (ii) if any order, judgment or decree of any Governmental Authority shall by its terms purport to restrain or enjoin the LC Issuer from issuing letters of credit generally or any such Letter of Credit particularly, or any Applicable Law relating to LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over LC Issuer shall prohibit, or request that LC Issuer refrain from the issuance of letters of credit generally or any such Letter of Credit particularly or shall impose on LC Issuer with respect to any such Letter of Credit any restriction, reserve or capital requirement (for which LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose on LC Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date that LC Issuer deems material to it, including, in each case, but without limitation, from any Change in Law, or (iii) if the issuance of any such Letter of Credit would violate one or more policies of LC Issuer applicable to letters of credit generally or any such Letter of Credit particularly. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that the applicable Borrower or Borrowers need not deliver a new LC Application unless requested to do so by LC Issuer. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of a Borrower, a single Borrower, all Borrowers shall be obligated to reimburse LC Issuer hereunder for any and all drawings under such Letter of Credit. Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Subsidiaries of Borrowers shall inure to the benefit of Borrowers, and that Borrowers’ business will derive substantial benefits from the businesses of such Subsidiaries.

(iv) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, LC Issuer shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation, or communication in whatever form believed by LC Issuer, in Good Faith, to be genuine and correct and to have been signed, sent, or made by a proper Person. LC Issuer may consult with and employ legal counsel, accountants, and other experts including Administrative Agent Professionals (at Borrowers’ expense) to advise it concerning its obligations, rights, and remedies with respect to the issuance and administration of Letters of Credit and LC Documents and shall be entitled to act (or refuse to act) upon, and shall be fully protected in any action taken (or refused to be taken) in Good Faith reliance upon, any advice given by such Persons. LC Issuer may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected by it in Good Faith (including, without limitation, with respect to any act or inaction arising from LC Issuer’s negligence or strict liability).

(v) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(vi) Unless otherwise expressly set forth in any LC Document or otherwise expressly agreed in writing by the LC Issuer and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(vii) In the event of any conflict between the terms of this Agreement and the terms of any LC Document, the terms of this Agreement shall control, unless otherwise agreed by Administrative Agent and LC Issuer.

(viii) Without limitation of the foregoing provisions, in the event that any Lender is at such time a Defaulting Lender, the LC Issuer shall have no obligation to issue any Letter of Credit unless LC Issuer has entered into arrangements satisfactory to LC Issuer (in its discretion) with Borrowers or such Defaulting Lender to eliminate such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (after giving effect to any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding amount of the LC Obligations in a manner satisfactory to LC Issuer and Administrative Agent.

(b) Reimbursement; Participations.

(i) On the date that LC Issuer honors any draw under a Letter of Credit (each such date, a “Reimbursement Date”), Borrowers shall reimburse LC Issuer on such date the amount paid by LC Issuer on account of such draw, together with interest from the Reimbursement Date until paid by Borrowers (at the interest rate prescribed therefor in clause (v) below). The obligation of Borrowers to reimburse LC Issuer for any draw made under a Letter of Credit is absolute, unconditional, and irrevocable, and Borrowers shall make such reimbursement without regard to any lack of validity or enforceability of such Letter of Credit or the existence of any claim, counterclaim, right of setoff, charge back, discount, defense, qualification, exception or other right Borrowers may have at any time against the beneficiary of such Letter of Credit. On each Reimbursement Date, to facilitate their foregoing reimbursement obligations, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolving Loans in an amount necessary to pay the amounts due to LC Issuer on such date (regardless of whether Borrower Representative submits a Notice of Borrowing therefor), and each Lender shall fund its Pro Rata Share of such Borrowing, without claim, counterclaim, right of setoff, charge back, discount, defense, qualification, or exception, and regardless of whether the Commitments have terminated, an Over Advance exists or any condition precedent to the making of Loans has not been satisfied.

(ii) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from LC Issuer, without recourse or warranty, an undivided interest and participation in all LC Obligations relating to such Letter of Credit in an amount equal to such Lender’s Pro Rata Share thereof. If LC Issuer honors any draw under a Letter of Credit and Borrowers do not reimburse the amount thereof on the Reimbursement Date, Administrative Agent (at LC Issuer’s request) shall promptly notify Lenders, and each Lender shall promptly (within one Business Day) unconditionally pay to Administrative Agent, for the benefit of LC Issuer, such Lender’s Pro Rata Share of such draw at the Principal Office of Administrative Agent. Upon the failure of any Lender to make such payment when due pursuant hereto, LC Issuer shall be entitled to recover such amount ON DEMAND from such Lender together with interest thereon, computed on the basis of a year of three hundred sixty (360), for the actual number of days elapsed in the period during which it accrues, for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Base Rate Revolving Loans until such defaulted sum is Paid in Full. Upon request by a Lender that has made or is making any such payment, LC Issuer shall furnish such Lender with copies of any Letters of Credit and LC Documents in its possession at such time.

(iii) The obligations of each Lender to make payments to Administrative Agent for the account of LC Issuer in connection with LC Issuer’s honoring any draw under a Letter of Credit are absolute, unconditional, and irrevocable and are not subject to any claim, counterclaim, right of setoff, defense, discount, charge back, qualification, or exception, and such Lender shall perform such obligations, as applicable, (A) irrespective of any lack of validity or unenforceability of any Loan Documents; (B) regardless of whether the Commitments have been terminated, an Over Advance exists, any condition precedent to the making of any Loan has not been satisfied; (C) regardless of whether any draft, certificate, or other document presented under a Letter of Credit is determined to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and (D) regardless of the existence of any setoff or defense that any Credit Party may have with respect to any Obligations. LC Issuer assumes no responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. LC Issuer makes no representation, warranty, or Guarantee, express or implied, with respect to the Collateral, LC Documents, or any Credit Party. LC Issuer is not responsible for (A) any recitals, statements, information, representations, or warranties contained in, or for the execution, validity, genuineness, effectiveness, or enforceability of, any LC Documents; (B) the validity, genuineness, enforceability, collectibility, value, or sufficiency of any Collateral or the perfection of any Lien therein; or (C) the assets, liabilities, financial position, results of operations, business, creditworthiness, or legal status of any Credit Party.

(iv) No LC Issuer Indemnitee shall be liable to Administrative Agent, any Lender, or any other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment binding on such LC Issuer Indemnitee.    LC Issuer shall have no liability to any Lender if LC Issuer refrains from taking any action, or refuses to take any action, under any Letter of Credit or LC Documents until it receives written instructions from the Required Lenders.

(v) Borrowers agree to pay to the LC Issuer, with respect to drawings honored under any Letter of Credit issued by such LC Issuer, interest on the amount paid by the LC Issuer in respect of each such honored drawing from the date such drawing is honored to, but excluding, the date such amount is reimbursed by or on behalf of Borrowers in accordance herewith at a rate that is the lesser of (i) the rate of interest payable hereunder with respect to Revolving Loans that are Term SOFR Rate Loans and (ii) the Highest Lawful Rate.

(vi) Interest payable pursuant to clause (v) above shall be computed on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in the period during which it accrues, and shall be payable ON DEMAND or, if no demand is made, on the date on which the related drawing under a Letter of Credit is made by the LC Issuer. Promptly upon receipt by the LC Issuer of any payment of interest pursuant hereto, the LC Issuer shall distribute to each Lender, from the interest received by the LC Issuer in respect of the period from the date such drawing is honored to but excluding the date on which the LC Issuer is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the LC Issuer shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the LC Issuer shall distribute to each Lender that has paid all amounts payable by it with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the LC Issuer in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which LC Issuer was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrowers.

(c) Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (i) that an Event of Default exists; (ii) after the Commitment Termination Date; or (iii) within twenty (20) Business Days before the Stated Revolving Commitment Termination Date (unless Administrative Agent, in its discretion, agrees to any shorter period), then, Borrowers shall, at LC Issuer’s or Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to LC Issuer the amount of all other LC Obligations that are then outstanding. If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and, upon written request of Administrative Agent, shall) advance, as Revolving Loans, the amount of the Cash Collateral required (regardless of whether the Commitments have terminated, an Over Advance exists, or any condition precedent to the making of any Loan has not been satisfied). Without limitation of the foregoing, at any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or LC Issuer (with a copy to Administrative Agent) Borrowers shall Cash Collateralize LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure after first giving effect to any Cash Collateral provided by the Defaulting Lender.

SECTION 3

INTEREST, FEES, AND CHARGES

3.1 Interest.

(a) Interest Rates. The Obligations shall bear interest (i) with respect to Revolving Loans that are Base Rate Loans, at the Alternate Base Rate plus the Applicable Margin; (ii) with respect to Revolving Loans that are Term SOFR Rate Loans, at the Term SOFR Rate for the applicable Interest Period plus the Applicable Margin; (iii) with respect to Swing Line Loans, at the Swing Line Rate (unless and until converted to a Revolving Loan pursuant to the terms of Section 2.3); and (iv) with respect to any other Obligations that are then due and not paid when due

(including, to the extent permitted by law, interest not paid when due), at the Alternate Base Rate plus the Applicable Margin for Base Rate Revolving Loans, unless and except to the extent that another interest rate is prescribed therefor in the Loan Documents evidencing such Obligations; provided, however, that the Obligations shall bear interest at the Default Rate (whether before or after any judgment) (A) automatically at all times during the existence of any Event of Default pursuant to Section 11.1(a), Section 11.1(k) or Section 11.1(l) hereof and (B) if so elected by Administrative Agent or the Required Lenders by written notice to Borrower Representative, from and after the occurrence of, and during the continuation of, any other Event of Default. In such latter regard, each Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and Lenders because of such Event of Default and does not constitute a penalty.

(b) Accrual of Interest. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term SOFR Rate Loan, the date of conversion of such Term SOFR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term SOFR Rate Loan, the date of conversion of such Base Rate Loan to such Term SOFR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(c) Payment Dates. Interest accrued on the Loans shall be due and payable (i) in arrears, on each Interest Payment Date (but, with respect to Term SOFR Rate Loans having an Interest Period of six months, at the end of each three month period during such Interest Period), (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid, and (iii) at maturity. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable ON DEMAND. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment due date is provided therein, then, ON DEMAND.

(d) Interest Rate Determination and Disclosure. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the Term SOFR Rate Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Term SOFR Rate Loans) and shall promptly give notice thereof in writing to Borrower Representative and each Lender, in each case, to the extent that each requests same.

(e) Certain Provisions Regarding Term SOFR Rate Loans.

(i) Borrowers may, on any Business Day, subject to delivery of a Notice of Conversion/Continuation (which notice may be transmitted by electronic mail subject to the limitations set forth in Section 15.1(b) and the terms of Sections 3.1(g) and 3.1(h), elect to (A) convert all or any portion of any Base Rate Loans to Term SOFR Rate Loans; (B) convert all or any portion of any Term SOFR Rate Loans to Base Rate Loans; or (C) at the end of its Interest Period continue any Term SOFR Rate Loan as a Term SOFR Rate Loan or convert any Term SOFR Rate Loan to a Base Rate Loan; provided, however, that Administrative Agent may impose further limits on the amounts of any partial conversions or continuations from time to time, and, provided, further, that, during any Default or Event of Default, Administrative Agent may (and, at the direction of the Required Lenders, shall) declare that no Loan may be made as, converted into, or continued as, a Term SOFR Rate Loan, and that all Loans shall be made, converted or continued, instead, as a Base Rate Loan.

(ii) Whenever Borrowers desire to convert any Loan to a Term SOFR Rate Loan or continue any Loan as a Term SOFR Rate Loan, Borrower Representative shall give Administrative Agent a Notice of Conversion/Continuation (which notice may be transmitted by electronic mail subject to the limitations set forth in Section 15.1(b)) no later than 11:00 a.m. at least three (3) U.S. Government Securities Business Days before the requested date of such conversion or continuation (unless otherwise agreed by Administrative Agent). Promptly after receiving any such notice, Administrative Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the date of such conversion or continuation (which date shall be a Business Day), and the duration of the Interest Period (which, if not specified, shall be deemed to be one (1) month). If, upon the expiration of any Interest Period of any Term SOFR Rate Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation or a request with respect to such Term SOFR Rate Loan, Borrowers shall be deemed to have elected to convert such Term SOFR Rate Loan into a Base Rate Loan.

(f) Interest Periods. In connection with the making, conversion, or continuation of any Term SOFR Rate Loan, Borrowers shall select an interest period (an “Interest Period”) therefor, which Interest Period shall be one (1), three (3) or six (6) months; provided, however, that:

(i) each Interest Period shall commence on the date the Loan is made or continued as, or converted into, a Term SOFR Rate Loan, and shall expire on the numerically corresponding day in the final calendar month;

(ii) if any Interest Period commences on a day for which there is no corresponding day in the final calendar month or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month and, if any Interest Period would expire on a day that is not a Business Day, the Interest Period shall expire on the next Business Day; and

(iii) no Interest Period shall extend beyond the Stated Revolving Commitment Termination Date.

(g) Number and Amount of Term SOFR Rate Loans; Determination of Rate. Other than on the Closing Date, each Borrowing of Term SOFR Rate Loans when made shall be in a minimum amount of $1,000,000 or any greater integral multiple of $500,000 in excess thereof. No more than five (5) Borrowings of Term SOFR Rate Loans may be outstanding at any time, and all Term SOFR Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.

(h) Closing Date Loans. All Loans (other than Swing Line Loans) made on the Closing Date or within two (2) Business Days thereafter shall be made as Base Rate Loans, unless otherwise approved by Administrative Agent.

(i) Use of Term SOFR Rate. Notwithstanding any other term hereof to the contrary, so long as Administrative Agent is also the only Lender, all Loans (other than Loans made pursuant to Section 2.1(d) and Section 2.1(e)) made shall, as applicable, be made or continued as, or converted into, Term SOFR Rate Loans.

3.2 Fees.

(a) Upfront Fees. On the Closing Date, Borrowers shall pay to Administrative Agent, for the account of the Lenders, the Upfront Fees as set forth in the Fee Letter, all of which shall be due and payable in the amounts and at the times set forth therein.

(b) Commitment Fee. On the last day of each calendar quarter following the Closing Date and continuing on a quarterly basis thereafter until and including the Commitment Termination Date, Borrowers shall pay to Administrative Agent and for the account of the Lenders, a commitment fee in an amount equal to (i) three-eighths of one percent (0.375%) per annum times (ii) the daily amount by which the Revolving Commitments exceeded the Aggregate Revolving Obligations (other than Swing Line Loans) on each such day during the immediately preceding calendar quarter; provided that (1) no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time that such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrowers so long as such Lender shall be a Defaulting Lender. For purposes hereof, Swing Line Loans shall not be counted toward or considered as usage of the Aggregate Revolving Commitments.

(c) Letter of Credit Fees. On the last day of each calendar quarter following the date that any Letter of Credit is issued (or renewed or extended), and continuing on a quarterly basis thereafter until its expiration date and thereafter ON DEMAND, so long as any Letter of Credit shall remain issued and outstanding or any LC Obligations exist thereunder, Borrowers shall pay, (i) to Administrative Agent, in arrears and for the account of the Lenders, in accordance with their respective Pro Rata Shares thereof, a Letter of Credit fee (the “Letter of Credit Fee”), in an amount equal to (A) a rate per annum equal to the Applicable Margin in effect for Revolving Loans made as Term SOFR Rate Loans plus, at all times when the Default Rate with respect to such Loans is in effect, two percent (2%) per annum, times (B) the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit), provided (1) that no Letter of Credit Fee shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) except as otherwise provided in Section 4.2(a)(iii), any Letter of Credit Fee accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrowers so long as such Lender shall be a Defaulting Lender, and (ii) directly to each LC Issuer for its own account a fronting fee at the rate per annum specified in the Fee Letter or, as applicable, in any LC Document (but if no such rate is so specified, then, at the rate of twenty-five hundredths of one percent (0.25%) per annum) on the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases or decreases periodically pursuant to the terms of such Letter of Credit), provided that LC Issuer may elect instead that such fronting fee be payable to it upon issuance of any such Letter of Credit. In addition, Borrowers shall pay directly to the LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuer relating to letters of credit as from time to time in effect. Except as otherwise may be provided in any LC Document such customary fees and standard costs and charges shall be due and payable ON DEMAND. All of the foregoing fees and charges shall be fully earned upon issuance of the Letter of Credit, or any amendment, restatement, amendment and restatement, supplement, waiver, consent or other modification from time to time thereto as applicable, and none of such fees or charges shall be refundable, in whole or in part, regardless of any cancellation, termination, or drawing upon the Letter of Credit.

(d) Administrative Agent Fees. Borrowers shall pay to Administrative Agent, for its own account, the fees payable to Administrative Agent that are described in the Fee Letter, all of which shall be due and payable in the amounts and at the times set forth therein.

(e) Other Fees.    Borrowers shall pay to each applicable Person the fees payable to such Person that are described in the Fee Letter, all of which shall be due and payable in the amounts and at the times set forth therein.

(f) Calculation and Distribution of Interest Fees, Charges, and Other Amounts. Unless otherwise specifically provided herein or in any other Loan Document, interest, fees, charges and other amounts that are calculated on a per annum basis shall be calculated as follows: (i) for interest determined by reference to the Alternate Base Rate, a year of three hundred sixty (360) days, and (ii) for all other such computations of interest, fees, charges and other amounts, likewise, a year of three hundred sixty (360) days, in each case, for the actual number of days elapsed in the period during which it accrues. Each determination by Administrative Agent of any interest, fees, charges or interest rate hereunder or under any other Loan Document shall be final, conclusive, and binding for all purposes, absent manifest error. All fees payable under this Section 3.2 are compensation for services and, to the extent of Applicable Law, are not, and shall not be deemed to be, interest or any other charge for the use, forbearance, or detention of money. A certificate as to amounts payable by Borrowers under Section 14 and Section 15.4, timely submitted to Borrower Representative by Administrative Agent or the affected Lender, as applicable, shall be final, conclusive, and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the applicable Person within ten (10) days following receipt of such certificate. All fees shall be fully earned when due and shall not be subject to rebate, refund, or proration, in whole or in part. All fees paid to Administrative Agent for the account of the Lenders, LC Issuer, or any other Person shall be paid by Administrative Agent to such Persons promptly upon its receipt thereof and, with respect to fees payable for the account of the Lenders, in accordance with each such Lender’s Pro Rata Share thereof.

(g) Maximum Interest. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest

Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, all agreements which either now are or which shall become agreements among Borrowers, Guarantors, Administrative Agent and Lenders are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under this Agreement or any other Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the Debt evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Borrowers, Guarantors, Administrative Agent and Lenders. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lenders by reason thereof shall be payable in accordance with this Agreement.

SECTION 4

LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolving Loans.

(a) Notice of Borrowing. Revolving Loans shall be made on the Closing Date in accordance with the disbursement agreement delivered by Borrower Representative to Administrative Agent on the Closing Date. After the Closing Date, Borrowers may request new Revolving Loans (including Swing Line Loans), by delivering to Administrative Agent at its Lending Office a Notice of Borrowing (which notice may be transmitted by electronic mail subject to the limitations set forth in Section 15.1(d)). If the requested Revolving Loan is to be a Base Rate Loan, then, unless otherwise agreed in writing by Administrative Agent in its discretion, such Notice of Borrowing must be received by Administrative Agent at or before 11:00 a.m. on the Business Day on which Borrowers desire such Revolving Loan to be made. If the requested Revolving Loan is to be a Term SOFR Rate Loan, then, unless otherwise agreed in writing by Administrative Agent in its discretion, such Notice of Borrowing must be received by Administrative Agent at or before 11:00 a.m. on the third U.S. Government Securities Business Day preceding the date on which Borrowers desire such Revolving Loan to be made. Unless otherwise agreed in writing by Administrative Agent in its discretion, any Notice of Borrowing received by Administrative Agent after 11:00 a.m. on a Business Day (or, as applicable, U.S. Government Securities Business Day) shall be deemed to have been received on the immediately following Business Day. Each Notice of Borrowing for a Revolving Loan shall specify (i) the amount of the Borrowing; (ii) the requested funding date (which must be a Business Day or, as applicable, a U.S. Government Securities Business Day); (iii) whether the Borrowing is requested to be made as a Swing Line Loan; (iv) whether the Borrowing is requested to be made as a Base Rate Loan or Term SOFR Rate Loan; and (v) in the case of a Term SOFR Rate Loan, the duration of the applicable Interest Period. If Borrowers do not specify an Interest Period with respect to any Notice of Borrowing for a Term SOFR Rate Loan, then, the Interest Period for such Loan shall be deemed to be one (1) month.

(b) Deemed Requests for Funding. Each Notice of Borrowing for a Revolving Loan received by Administrative Agent shall be irrevocable.

(i) The becoming due of any Obligations shall be deemed to be a request for a Base Rate Revolving Loan on the due date therefor in the amount of such Obligations, and, upon the making of such Revolving Loan, Administrative Agent shall apply the proceeds thereof in direct payment of such Obligations. In addition, Administrative Agent may, at its option, debit any of Borrowers’ or any other Credit Parties’ Deposit Accounts maintained at Administrative Agent (or any of its Affiliates) by the amount of any Obligations that are then due and apply the proceeds thereof to the payment of such Obligations. Notwithstanding anything to the contrary in this Section 4.1(b)(i), in no event shall Borrowers be deemed to have requested a Base Rate Revolving Loan or shall Administrative Agent debit any Borrower’s Deposit Accounts in respect of any Obligations that are not regularly scheduled payments of interest or fees set forth in Section 3.1(c), Section 3.2(b), Section 3.2(c), Section 3.2(d) or Section 3.2(e) unless Administrative Agent has given at least five (5) Business Days’ prior written notice to Borrower Representative of such payment coming due.

(ii) If Borrowers have established a controlled disbursement Deposit Account with Administrative Agent (or any of its Affiliates), whether pursuant to an Auto Borrow Agreement or otherwise, then, the presentation for payment of any check or other item of payment drawn on such Deposit Account at a time when there are insufficient funds on deposit therein to pay the same shall be deemed to be a request for a Base Rate Revolving Loan on the date of such presentation in the amount of the checks and such other Payment Items presented for payment. The proceeds of such Revolving Loans may be disbursed directly to the controlled disbursement Deposit Account or other appropriate Deposit Account.

(c) Fundings by Lenders. Except for Borrowings that Swing Line Lender elects to make as Swing Line Loans, Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the requested funding date for Base Rate Loans, or by 3:00 p.m. at least three (3) U.S. Government Securities Business Days before any requested funding of Term SOFR Rate Loans. Each Lender shall fund to Administrative Agent such Lender’s Pro Rata Share of each requested Borrowing at the Principal Office of Administrative Agent to the account specified by Administrative Agent in immediately available funds no later than 2:00 p.m. on the requested funding date, unless Administrative Agent’s notice is received after the times provided above, in which case each Lender shall fund its Pro Rata Share by 11:00 a.m. on the next Business Day or, as applicable, U.S. Government Securities Business Day. Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the proceeds of the Revolving Loans in the lawful manner directed by Borrower Representative. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata Share of a Borrowing, Administrative Agent may assume that such Lender has deposited or will deposit in accordance herewith its Pro Rata Share with Administrative Agent, and Administrative Agent may disburse a corresponding amount to Borrowers. If all or a portion of a Lender’s Pro Rata Share of any Borrowing is not in fact received by Administrative Agent, then Borrowers agree to repay to Administrative Agent ON DEMAND the amount of any deficiency, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

(d) Borrowers’ Account. Administrative Agent shall maintain Borrowers’ Account in accordance with its customary procedures; provided, however, the failure by Administrative Agent to record the date and amount of any Loan shall not adversely affect Administrative Agent or any Lender. Each month, Administrative Agent shall send to Borrower Representative a statement showing the accounting for the Loans made, payments made or credited in respect thereof, and other transactions between Administrative Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Administrative Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrower Representative. The records of Administrative Agent with respect to Borrower Representative shall be conclusive evidence absent manifest error of the amounts of Loans and other charges thereto and of payments applicable thereto.

4.2 Defaulting Lender.

(a) Limitation on Actions. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, restatement, amendment and restatement, supplement, waiver, consent or other modification with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 15.2(a).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts (other than fees that any Defaulting Lender is not entitled to receive pursuant to Section 4.2(a)(iii)) received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, as a scheduled payment or by prepayment, at maturity, pursuant to Section 11.2 or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 15.6), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.6; fourth, as Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower Representative to be held in a non-interest bearing Deposit Account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.6; sixth, to the payment of any amounts owing to the Lenders, LC Issuer or Swing Line Lender as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by any

Lender, LC Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers, or any of them, as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by such Borrower or Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed in a final, non-appealable judgment by a court of competent jurisdiction binding on such Defaulting Lender; provided, that, if (x) such payment is a payment of the principal amount of any Loans or LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Obligations were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders Pro Rata in accordance with their Revolving Commitments without giving effect to Section 4.2(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.2(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any commitment fee, any fees with respect to Letters of Credit (except as provided in clause (B) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees with respect to Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.6.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to LC Issuer or Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless Borrower Representative shall have otherwise notified Administrative Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause such Lender’s Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 15.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.4.

(b) Defaulting Lender Cure. If Borrower Representative, Administrative Agent, Swing Line Lender and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held Pro Rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 4.2(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan, and (ii) LC Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

4.3 Borrower Representative. Each Credit Party hereby designates Parent (“Borrower Representative”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates and Interest Periods, delivery or receipt of communications (including any Notice of Borrowing, Notice of Conversion/Continuation, any Approved Electronic Communication, any electronic mail notice or request for a Borrowing or the conversion, or continuation of any Loan, or any request for the issuance of any Letter of Credit), preparation and delivery of Borrowing Base Certificates and all attachments thereto, financial reports and Compliance Certificates, receipt and payment of Obligations, requests for waivers, amendments, or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, LC Issuer, or any Lender. Borrower Representative hereby accepts such appointment. Administrative Agent, LC Issuer, and the Lenders may give any notice to, or communication with, a Credit Party hereunder or under any other Loan Document to or with Borrower Representative on behalf of such Credit Party. Each Credit Party agrees that any notice, election, communication, representation, agreement, or undertaking made on its behalf by Borrower Representative shall be binding upon and enforceable against it. Administrative Agent, LC Issuer, and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, the terms of this Section 4.3; provided that, nothing contained herein shall limit the effectiveness of, or the right of Administrative Agent, LC Issuer or any Lender to rely upon, any notice (including without limitation a borrowing or conversion notice), instrument, document, certificate, acknowledgment, consent, direction, certification or any other action delivered by any Credit Party pursuant to this Agreement or any other Loan Document.

4.4 One Obligation. The Loans, LC Obligations, and other Obligations shall constitute one general, joint and several obligation of Credit Parties and (unless otherwise expressly provided in any Loan Document) shall be secured by Administrative Agent’s Lien upon all Collateral; provided, however, that Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Credit Party to the extent of any Obligations jointly or severally owed by such Credit Party.

4.5 Effect of Termination. On the Commitment Termination Date, all Obligations shall be immediately due and payable, in full, and each Lender may terminate its and its Affiliates’ Bank Products (including, but only with the consent of Administrative Agent, any Treasury Services), in accordance with its respective Bank Product Agreements. All undertakings of all Obligors contained in the Loan Documents shall survive any termination, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents, until Payment in Full of all Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Bank Product Obligations (other than Excluded Bank Product Obligations) that have been Cash Collateralized). Section 2.4, Section 13.1, Section 14.1, Section 14.2, Section 14.3, Section 14.4, Section 15.3, Section 15.4, and Section 15.23, this Section 4.5, the obligation of each Credit Party and each Lender with respect to each indemnity given by it in any Loan Document, including under Section 8.9, Section 12.5 and Section 15.3, and each other term, provision, or section of this Agreement or any other Loan Document that states as much, shall survive Payment in Full of the Obligations and any release or termination relating to this Agreement, the other Loan Documents, or any credit facility established hereunder or thereunder. In connection with the foregoing, each Credit Party acknowledges and agrees that Administrative Agent may condition the delivery of any payoff letter on receipt of an unconditional release of all Claims of all Credit Parties against Administrative Agent, LC Issuer and Lenders arising on or before the payment date in respect of the Obligations.

4.6 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or LC Issuer (with a copy to Administrative Agent) Borrowers shall Cash Collateralize LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 4.2(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of LC Issuer, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied in the manner set forth below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, Borrowers will, ON DEMAND by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.6 or Section 4.2 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting

Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.6 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and LC Issuer that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.6 may be otherwise applied in accordance with Section 5.5) but shall be released upon the waiver or cure of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and LC Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other Obligations.

SECTION 5

PAYMENTS

5.1 General Payment Provisions.

(a) All payments of Obligations shall be made in Dollars, without right of offset, recoupment, counterclaim, discount, charge back or other defense of any kind, free of (and without deduction for) any Taxes or other sums, and in immediately available funds, unless otherwise agreed in writing by Administrative Agent in its discretion, not later than 12:00 noon on the due date to the Principal Office of Administrative Agent, the LC Issuer, the Lenders or other obligee. Unless otherwise agreed in writing by Administrative Agent in its discretion, any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Rate Loan before the end of its Interest Period shall be accompanied by all amounts due under Section 14.1(c). Any prepayment of Loans (whether mandatory or voluntary) shall be applied first to Base Rate Loans and, then, to Term SOFR Rate Loans. Subject to the provisos set forth in Section 3.1(f) in respect of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of any applicable fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(b) [Reserved].

5.2 Repayment of Revolving Loans.

(a) Payment on Commitment Termination Date. Unless otherwise sooner becoming due and payable in accordance with the terms of this Agreement or any other Loan Document, Revolving Loans shall be due and payable in full on the Commitment Termination Date.

(b) Voluntary Prepayments. Revolving Loans may be voluntarily prepaid from time to time, without penalty or premium (subject to Section 14.1(c)), as follows: (i) with respect to Base Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; (ii) with respect to Term SOFR Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 14.1) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and (iii) with respect to Swing Line Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part in any amount. All such prepayments shall be made, unless otherwise agreed by Administrative Agent: (i) upon written notice on the date of prepayment in the case of Base Rate Loans or Swing Line Loans; and (ii) upon not less than three (3) Business Days’ prior written notice in the case of Term SOFR Rate Loans, in each case given to Administrative Agent, or the Swing Line Lender, as the case may be, by 11:00 a.m. on the date required (and Administrative Agent will promptly transmit such notice for a Credit Extension written notice to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 5.2(d).

(c) Mandatory Prepayments. Subject to the Term Loan Intercreditor Agreement, and in each case without a corresponding reduction to the Revolving Commitments, within two (2) Business Days following: (i) receipt by any Credit Party or Subsidiary of any Net Proceeds (Asset Dispositions) (other than any such Net Proceeds (Asset Dispositions) received (x) as a result of any Permitted Property Sale or (y) with respect to any Term Priority Collateral (as defined in the Term Loan Intercreditor Agreement)), Credit Parties shall prepay Revolving Loans (or, if the Revolving Loans are, or thereby have been reduced to, $0, Cash Collateralize the LC Obligations) in an amount equal to one hundred percent (100%) of such Net Proceeds (Asset Dispositions); (ii) receipt by any Credit Party or Subsidiary or Administrative Agent of any Net Proceeds (Loss) (other than any such Net Proceeds (Loss) received with respect to any Term Priority Collateral (as defined in the Term Loan Intercreditor Agreement)), Credit Parties shall prepay the Revolving Loans (or, if the Revolving Loans are or thereby have been reduced to $0, Cash Collateralize the LC Obligations) in an amount equal to one hundred percent (100%) of such Net Proceeds (Loss); and (iii) receipt by any Credit Party or Subsidiary of any Net Proceeds (Debt), Credit Parties shall prepay the Revolving Loans (or, if the Revolving Loans are or thereby have been reduced to $0, Cash Collateralize the LC Obligations), in an amount equal to one hundred percent (100%) of the Net Proceeds (Debt); provided that in the case of any Net Proceeds (Asset Dispositions) or Net Proceeds (Loss) so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, and (2) a Credit Party or Subsidiary reinvests the Net Proceeds (Asset Dispositions) or Net Proceeds (Loss) or a portion thereof in assets useful for the business of a Credit Party within one (1) year after the initial receipt of such monies, or commits to reinvest the monies in such assets within one hundred eighty (180) days after the initial receipt of such monies and completes the reinvestment within one (1) year after the initial receipt of such monies, then the Credit Parties shall have the option to apply such monies to the reinvestment in such assets, unless and to the extent that such applicable period shall have expired without such reinvestment being made or completed, in which case, any amounts not reinvested shall be applied to repayment in accordance with this Section 5.2(c); provided that if such Net Proceeds (Asset Dispositions) or Net Proceeds (Loss) are received by any Credit Party or Subsidiary from any Asset Disposition or Loss, as applicable, of any ABL Priority Collateral, then, in each case, the commitment to reinvest and/or the actual reinvestment of such Net Proceeds (Asset Dispositions) or Net Proceeds (Loss), as applicable, shall be in assets that are ABL Priority Collateral. If the Credit Parties elect to reinvest such Net Proceeds (Asset Dispositions) or Net Proceeds (Loss), then, in each case, subject to the Term Loan Intercreditor Agreement, such Net Proceeds (Asset Dispositions) and/or Net Proceeds (Loss), as applicable, shall be deposited in a Blocked Account maintained with PNC until completion of the reinvestment as contemplated by this Section 5.2(c) or the application of such repayment in accordance with this Section 5.2(d).

(d) Collection Account. Subject to the Term Loan Intercreditor Agreement, from and after the date of the first advance of Revolving Loans, but solely during a Cash Dominion Period, the collected balance in the main Collection Account as of the end of each Business Day shall, at the beginning of the next Business Day, be applied, first, to the principal balance of the Revolving Loans (unless such funds are otherwise required to be applied to some other portion of the Obligations in accordance with this Agreement) and then, to other Obligations then due and payable, as determined by Administrative Agent. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Any of the foregoing to the contrary notwithstanding, Administrative Agent may charge back to any Collection Account (or any other account of a Borrower maintained with Administrative Agent) a Payment Item that is returned for inability to collect, plus accrued interest during the period of Administrative Agent’s provisional credit for such item before receiving notice of dishonor. Administrative Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Collection Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

5.3 [Reserved].

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, promptly following written demand therefor.

5.5 Post-Default Allocation of Payments.

(a) Allocation. Notwithstanding anything herein or in any other Loan Document to the contrary, during an Event of Default, if so directed by the Required Lenders or at Administrative Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral (subject to the Term Loan Intercreditor Agreement), by exercise of setoff, or otherwise, shall be allocated as follows:

(i) first, to (A) all fees, including fees payable pursuant to this Agreement, the Fee Letter or any other Loan Document, then owing, (B) all costs and expenses, including Extraordinary Expenses, reimbursable by Credit Parties, then owing, (C) all Indemnitee Obligations, and (D) any Protective Advances and any Over Advance Loans (including principal and interest), in each case, to the extent owing to Administrative Agent in its capacity as Administrative Agent;

(ii) second, to (A) all costs and expenses reimbursable by Credit Parties, and (B) all Indemnitee Obligations, to the extent owing to LC Issuer Indemnitees and any Lender Indemnitees;

(iii) third, to all amounts owing to Swing Line Lender on Swing Line Loans (including principal and interest);

(iv) fourth, to all amounts owing to LC Issuer with respect to that portion of the LC Obligations that constitutes unreimbursed draws under Letters of Credit (including principal and interest);

(v) fifth, to all Obligations constituting fees owing to LC Issuer or any Lender, to the extent not already paid above (other than any then constituting Bank Product Obligations);

(vi) sixth, to all Obligations constituting interest owing to any Lender to the extent not already paid above (other than any then constituting Bank Product Obligations);

(vii) seventh, to (A) all Loans, (B) LC Obligations (including the Cash Collateralization of that portion of the LC Obligations constituting then undrawn amounts under outstanding Letters of Credit), and (C) Bank Product Obligations (including the Cash Collateralization of that portion of any Bank Product Obligations that are then contingent or otherwise not yet due and payable), if and to the extent that consistent with Section 12.13, the applicable Bank Product Provider thereof has delivered a Secured Party Designation Notice to Administrative Agent, up to the amount of Reserves then being imposed by Administrative Agent in regard thereto;

(viii) eighth, to all other Bank Product Obligations (including the Cash Collateralization of that portion of any Bank Product Obligations that are then contingent or otherwise not yet due and payable), described in Section 5.5(a)(vii)(C) above, to the extent not already paid;

(ix) ninth, to all other Obligations, including any other Bank Product Obligations (including the Cash Collateralization of that portion of any Bank Product Obligations and other Obligations that are then contingent or otherwise not yet due and payable), if and to the extent not already paid, other than any then owing to the Defaulting Lenders;

(x) tenth, to all Obligations then owing to the Defaulting Lenders; and

(xi) lastly, the balance, if any, after all of the Obligations have been Paid in Full, to Borrowers or as otherwise then required under Applicable Law.

(b) Manner of Application. In respect of the waterfall of payment application set forth in Section 5.5(a), amounts shall be applied to each of the foregoing categories of Obligations in the order presented above within each category before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category.

(c) Bank Product Obligations. In determining the amount to be applied to Bank Product Obligations within clauses seventh, eighth and ninth above, the pro rata share of each Bank Product Provider (other than PNC and its Affiliates) shall be based on the lesser of (x) the estimated maximum amount thereof to be created or incurred as so designated in the then most recent Secured Party Designation Notice from such Bank Product Provider to Administrative Agent and (y) the actual amount of such Bank Product Obligations then owing to such Bank Product Provider, which each Bank Product Provider (other than PNC and its Affiliates) shall be obliged to designate to Administrative Agent at the time of, and as a condition to, its receipt of such amounts. Administrative Agent shall have no duty to investigate whether such Bank Product Obligations are actually owing to such Bank Product Provider in such designated amount, and, instead, shall be entitled to rely in all respects on such Bank Product Provider’s designation thereof. The pro rata share of PNC and its Affiliates shall not be subject to the foregoing limitations, but shall be determined and reported directly to Administrative Agent by PNC.

(d) Secured Parties as Beneficiaries. The allocations set forth in this Section 5.5 are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them at any time and from time to time without notice to, or the consent of, any Credit Party. No Credit Party is entitled to any benefit under this Section 5.5 or has any standing to enforce this Section 5.5.

(e) Excluded Swaps. Excluded Swap Obligations with respect to any Credit Party shall not be paid with amounts received from such Credit Party or such Credit Party’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in Section 5.5(a).

(f) Application of Payments; Erroneous Application. In each case, subject to the Term Loan Intercreditor Agreement, Administrative Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment in respect of the Obligations and, after the occurrence and during the continuance of an Event of Default or a Cash Dominion Event, or even in the absence of the existence of any Event of Default or Cash Dominion Event to the extent necessary to correct any manifest error, any and all proceeds of Collateral, to any portion of the Obligations. In each case, subject to the Term Loan Intercreditor Agreement, Administrative Agent shall not be liable for any application of amounts made by it pursuant to this Section 5.5 if made in Good Faith (including, without limitation, with respect to negligent application or application subject to strict liability) and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount ought to have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Secured Party, then such Secured Party, by accepting the benefits of this Agreement, agrees to return it).

5.6 Sharing of Payments. If any Lender shall, by exercising any claim, counterclaim, right of setoff (including any permitted under Section 15.6), charge back, discount, defense, qualification, or exception or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata Share thereof as provided herein, then, the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable (as determined by Administrative Agent), so that the benefit of all such payments shall be shared by the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, based on their respective Pro Rata Shares thereof; provided, however, that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments, Loans, or participations in Swing Line Loans or LC Obligations to any Transferee; and (iii) no Lender or Participant may exercise any right of setoff except as provided in Section 15.6.

5.7 Nature and Extent of each Borrower’s Liability.

(a) Joint and Several Liability; Guarantee. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally Guarantees to Administrative Agent, LC Issuer, each Lender and each other Secured Party the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each of the other Borrowers to accept joint and several liability for the payment and performance of the Obligations, not merely as a surety but also as a co-debtor, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower and all

Borrowers without preferences or distinctions between or among them. Each Borrower agrees that its Guarantee obligations hereunder with respect to the Obligations of each other Borrower constitute a continuing Guarantee of payment and not of collection, that such obligations shall not be discharged until Payment in Full of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Bank Product Obligations (other than Excluded Bank Product Obligations) that have been Cash Collateralized), and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination, or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument, or agreement to which any Credit Party is or may become a party or be bound; (ii) the absence of any action by Administrative Agent, LC Issuer, each Lender or any other Secured Party to enforce this Agreement (including this Section 5.7) or any other Loan Document, or any waiver, consent, or indulgence of any kind given by Administrative Agent, LC Issuer, any Lender or any Secured Party with respect thereto; (iii) the existence, value, or condition of, or failure to perfect a Lien, or to preserve rights against, any security or Guarantee for the Obligations or any action, or the absence of any action, by Administrative Agent, LC Issuer, or any Lender in respect thereof (including the release of any security or Guarantee); (iv) the insolvency of any other Credit Party or Subsidiary; (v) any election by Administrative Agent, LC Issuer, any Lender or any other Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing of Debt or grant of a Lien by any other Credit Party, whether as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Administrative Agent, LC Issuer, any Lender or any other Secured Party as against any other Credit Party for the repayment of any Obligations whether under Section 502 of the Bankruptcy Code or otherwise; (viii) any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding in respect of any other Credit Party; or (ix) any other action, event, circumstance or condition that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Payment in Full of all Obligations.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent, any Lender or any other Secured Party to marshal assets or to proceed against any Credit Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor, or accommodation co-obligor other than Payment in Full of all Obligations. It is agreed among each Borrower, Administrative Agent, LC Issuer and the Lenders that the provisions of this Section 5.7 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent, LC Issuer and the Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its Guarantee pursuant to this Section 5.7 is necessary to the conduct and promotion of its business and can be expected to benefit such business.

(ii) Administrative Agent, LC Issuer, Lenders and any other Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.7. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent, LC Issuer or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Credit Party or other Person, whether because of any Applicable Law pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Credit Party might otherwise have had. Each of Borrowers waives, to the fullest extent permitted by Applicable Law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance that operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the other Borrowers. Any election of remedies that results in denial or impairment of the right of Administrative Agent, LC Issuer or any Lender to seek a deficiency judgment against any Credit Party shall not impair any Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Borrower, any other Credit Party or any other Person. Administrative Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations Guaranteed under this Section 5.7, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent, LC Issuer, any Lender or any other Secured Party might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution. (i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.7 shall be limited to the greater of (A) all amounts for which such Borrower is primarily liable, as described below, and (B) such Borrower’s Allocable Amount (as defined below).

(i) If any Borrower makes a payment under this Section 5.7 of any Obligations, other than amounts for which such Borrower is primarily liable (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then, such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately before such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.7 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any other applicable Debtor Relief Law.

(ii) Nothing contained in this Section 5.7 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then remade or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses, and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of Excess Availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Joint Enterprise. Each Borrower has requested that Administrative Agent, LC Issuer and the Lenders make this credit facility available to Borrowers on a combined basis, to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facilities will enhance the borrowing power of each Borrower and ease the administration of their relationship with credit providers (including Administrative Agent, LC Issuer and the Lenders), all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Administrative Agent, LC Issuer and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e) Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity, to payment, subrogation, reimbursement, exoneration, contribution, indemnification, or set off, that it may have at any time against any other Credit Party, howsoever arising, to Payment in Full of all Obligations.

(f) Keepwell. Borrowers hereby agree to cause each Qualified ECP Guarantor to jointly and severally absolutely, unconditionally and irrevocably undertake to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under its Guarantee and the Security Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under its undertaking pursuant to this Section 5.7 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under its Guarantee, voidable under the Bankruptcy Code and other applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 5.7 shall remain in full force and effect until Payment in Full of the Obligations. Each Borrower, for itself and on behalf of each Qualified ECP Guarantor, intends that this Section 5.7 (and any corresponding provision of any applicable Guarantee) constitute, and this Section 5.7 (and any corresponding provision of any applicable Guarantee) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(g) Inquiry. Each Borrower represents and warrants to Administrative Agent, LC Issuer and Lenders that such Borrower is currently informed of the financial position of the other Borrowers and of all other circumstances that a diligent inquiry would reveal and that bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Administrative Agent, LC Issuer and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants to Administrative Agent, LC Issuer and Lenders that such Borrower will continue to keep informed of the other Borrowers’ financial position and of all other circumstances that bear upon the risk of nonpayment or non-performance of the Obligations.

(h) Subrogation Generally. Notwithstanding any term of this Agreement or of any Loan Document that may be to the contrary, each Borrower further hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 5.7, including any rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Administrative Agent, LC Issuer or any Lender against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been Paid in Full. Any claim that any Borrower may have against any other Borrower or another Credit Party with respect to any payments to Administrative Agent, LC Issuer or any Lender hereunder or under any of the Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Payment in Full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its Debts or its Properties, whether voluntary or involuntary, all such Obligations shall be Paid in Full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower in regard thereto. If any such amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust by such Borrower for the benefit of Administrative Agent, LC Issuer and Lenders, and shall promptly be paid to Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any such rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (a “Foreclosed Borrower”), including after Payment in Full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower, whether pursuant to this Agreement or otherwise.

SECTION 6

CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to any other conditions precedent set forth in this Agreement or any other Loan Document, none of Administrative Agent, LC Issuer, nor any Lender shall be required to fund any requested Loan, issue any Letter of Credit, or otherwise make any extension of credit or financial accommodation to or for the benefit or account of any Borrower hereunder until the date that each of the following conditions precedent has been satisfied (as determined by Administrative Agent) or waived in accordance with the terms of this Agreement:

(a) Loan Documents. Notes shall have been executed by Borrowers and delivered to each Lender that, before the Closing Date, has requested the issuance of a Note. This Agreement and each other Loan Document to be delivered on the Closing Date shall have been duly executed and delivered to Administrative Agent by each of the signatories hereto and thereto, and each Credit Party shall be in compliance with all terms hereof and thereof.

(b) Evidence of Filings; Lien Searches. Administrative Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral and UCC, Lien, and Intellectual Property searches and all other searches and other evidence satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral (other than Permitted Liens).

(c) Collection Accounts. Subject to Section 8.16, Administrative Agent shall have received duly executed Article 9 Control Agreements and related agreements establishing each Collection Account and, as applicable, each related lockbox, in form and substance and with financial institutions, satisfactory to Administrative Agent.

(d) Closing Certificate. Administrative Agent shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable Responsible Officer of each Credit Party certifying that, after giving effect to the initial Loans, any initial Letters of Credit and the other transactions contemplated herein occurring on the Closing Date, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by Borrowers and the other Credit Parties, if any, in connection with this Agreement and the other Loan Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Loan Documents and the transactions contemplated herein and therein is ongoing, (C) since the date of the annual audited financial statements provided as part of the Historical Financial Statements, there has been no event or circumstance that could be reasonably expected to have a Material Adverse Effect, (D) the annual audited financial statements provided as part of the Historical Financial Statements were prepared in accordance with GAAP, except as noted therein, and fairly present in all material respects the financial position and results from operations of Holdings and its Subsidiaries, (E) Credit Parties, taken as a whole, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of all Debt (including Obligations) thereto, and (F) the conditions set forth in Section 6.2 have been met as of the Closing Date.

(e) Officer’s Certificates. Administrative Agent shall have received a certificate of the corporate (company) secretary (or another Responsible Officer) of each Credit Party, certifying (i) that attached copies of such Credit Party’s Organizational Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted by the appropriate Governing Body, have not been amended, modified, or revoked, and constitute all resolutions adopted with respect to the credit facility contemplated in this Agreement and the other Loan Documents; and (iii) to the title, name, and signature of each Person authorized to sign the Loan Documents on behalf of such Credit Party. Administrative Agent may conclusively rely on each such certificate until it is otherwise notified by the applicable Credit Party in writing.

(f) Organizational Documents; Good Standing Certificates. Administrative Agent shall have received copies of the Organizational Documents of each Credit Party, certified currently (if requested by Administrative Agent) by the Secretary of State or other appropriate official of such Credit Party’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Credit Party issued by the Secretary of State or other appropriate official of such Credit Party’s jurisdiction of organization and, if requested by Administrative Agent, each jurisdiction where such Credit Party’s business activities or ownership of Property necessitates qualification. If requested by Administrative Agent and to the extent available, Administrative Agent shall have received a certificate indicating payment of all corporate or other franchise taxes certified by the appropriate taxing Governmental Authority.

(g) Opinions of Counsel. Administrative Agent shall have received a written opinion (which shall cover, among other things, authority, legality, validity, execution and delivery, binding effect, enforceability, no conflict, violation, or breach of Organizational Documents, Applicable Law, or material agreements, and creation and perfection of Liens) of counsel to the Credit Parties, as well as any local counsel to Credit Parties or Administrative Agent, in form and substance satisfactory to Administrative Agent.

(h) Insurance. Administrative Agent shall have received copies of policies and certificates of insurance for the insurance policies carried by Credit Parties, all of which shall be in compliance with Section 8.3 and any other provisions of the Loan Documents relevant thereto, together with, subject to Section 8.16, such lender’s loss payable and additional insured endorsements showing Administrative Agent as agent for the Secured Parties, each of which shall be in form and substance satisfactory to Administrative Agent.

(i) Due Diligence. Administrative Agent shall have completed its business, financial and legal due diligence of Credit Parties required to be completed prior to the Closing Date, including having received the Historical Financial Statements, Projections (P&L only) for the twelve (12) month period beginning with the Fiscal Month ending as of July 31, 2023, month-by-month, for the two (2) quarter period beginning with the Fiscal Quarter ending as of September 30, 2024, quarter-by-quarter, and for the one (1) Fiscal Year period ending as of December 31, 2025, annually, and all credit investigations and background checks, and the results, form, and substance of each of the foregoing items shall be reasonably satisfactory to Administrative Agent.

(j) Collateral Examination. Administrative Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Administrative Agent, of the Accounts, Inventory, General Intangibles and Equipment of each Credit Party and all books and records in connection therewith.

(k) Material Adverse Effect. No event or circumstance that, taken alone or in conjunction with other events or circumstances has had, or could be expected to have, a Material Adverse Effect shall have occurred since the date of the audited financial statements of the Tested Companies described in the Historical Financial Statements.

(l) Debt and Capital Structure. Administrative Agent shall be satisfied with the Credit Parties’ Debt and capital structure.

(m) Payment of Fees. Borrowers shall have paid all fees and expenses to be paid to Administrative Agent and Lenders on the Closing Date (including pursuant to any Fee Letter) or Administrative Agent shall be satisfied with all arrangements made to pay such fees and expenses on the Closing Date with the proceeds of Loans to be made on the Closing Date.

(n) Borrowing Base Certificate. Administrative Agent shall have received a Borrowing Base Certificate (and all supporting reports as Administrative Agent may require) prepared as of the Closing Date. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit and the payment by Borrowers of all fees and expenses incurred in connection herewith paid on the Closing Date and the subtraction of the aggregate face amount of all of Borrowers’ and the Subsidiaries’ accounts payable that are more than sixty (60) days past invoice due date, Excess Availability plus the amount of all unencumbered (other than Liens (x) in favor of the Secured Parties and (y) in favor of the Term Loan Agent) and unrestricted cash and Cash Equivalents maintained (i) with PNC in a blocked account and (ii) at Regions Bank so long as Borrowers provide evidence of the funds located in such Regions Bank account(s) (such evidence being in form and substance acceptable to Agent it its sole discretion), in each case of (i) and (ii) that are not included in the calculation of the Borrowing Base shall equal or exceed $37,500,000.

(o) Governmental and Third Party Consents. Administrative Agent shall have received certified or executed (as applicable) copies all governmental, shareholder, and Third Party Claimant consents and approvals and Third Party Claimant Agreements that it has requested in connection with the transactions contemplated hereby and, to the extent applicable, all waiting periods relating thereto shall have expired and no investigation or inquiry by any Governmental Authority regarding this Agreement or any other Loan Document or any transaction contemplated herein shall be ongoing.

(p) Contract Review. Administrative Agent shall have received and reviewed all Material Contracts of the Credit Parties including all material leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Administrative Agent.

(q) Payoff Letter. Administrative Agent shall have received a payoff letter, in form and substance satisfactory to Administrative Agent, regarding all Regions Bank Debt that will be paid on the Closing Date with proceeds of Loans.

(r) No Litigation. There shall be no Adverse Proceeding in which any Credit Party or any Subsidiary is a party defendant that would constitute an Event of Default under Section 11.1(d) due to a breach of the representation in Section 7.16 or that Administrative Agent determines would reasonably be expected to have a Material Adverse Effect.

(s) Payment Authorization. Administrative Agent shall have received payment authorizations (including the amount thereof) with respect to the disposition of the proceeds of the Loans to be disbursed on the Closing Date.

(t) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, including, without limitation, a Beneficial Ownership Certification in relation to each Credit Party and any other Obligor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(u) Term Loan Debt. (i) All conditions precedent to the effectiveness of the Term Loan Credit Agreement and the other Term Loan Debt Documents (as applicable), on terms reasonably acceptable to Administrative Agent, shall have been satisfied or waived by the Term Loan Lenders in accordance with the Term Loan Credit Agreement, (ii) Term Loan Agent, on behalf of the Term Loan Lenders, shall have executed and delivered the Intercreditor Agreement, which shall be in form and substance reasonably satisfactory to Administrative Agent, (iii) Administrative Agent shall have received fully-executed copies of the Term Loan Debt Documents, the terms and conditions of which shall be reasonably acceptable to Administrative Agent, and (iv) Borrowers shall have received (or will receive concurrently with the funding of the Loans on the Closing Date) at least $56,000,000 of gross proceeds of the Term Loan Debt funded by the Term Loan Lenders in accordance with the Term Loan Debt Documents.

For purposes of determining compliance with the conditions specified in this Section 6.1, Administrative Agent and each Lender that has signed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Administrative Agent or a Lender unless Administrative Agent or the Lenders, as applicable, shall have received notice from a Lender or Administrative Agent, as appliable, prior to the proposed Closing Date specifying its objection thereto.

6.2 Conditions Precedent to All Extensions of Credit. Administrative Agent, LC Issuer and, except to the extent required under Section 2.1, the Lenders shall not be required to fund any Loans, issue any Letter of Credit or grant any other financial accommodation to or for the benefit of Borrowers, unless each of the following conditions precedent are satisfied or waived in accordance with the terms hereof:

(a) No Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance, or grant;

(b) Accuracy of Representations and Warranties. The representations and warranties of each Credit Party in this Agreement and the other Loan Documents shall be true and correct in all material respects on the date of, and after giving effect to, such funding, issuance, or grant (provided that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification) in all respects on such effective date), except for those representations and warranties that expressly relate to an earlier date, in which case, they shall have been true and correct in all material respects as of such date;

(c) Revolving Loan Conditions. Solely with respect to a borrowing of a Revolving Loan, Administrative Agent shall have received a Notice of Borrowing in accordance with the terms of this Agreement;

(d) Holdings. Holdings shall be in compliance with Section 9.15;

(e) LC Conditions. With respect to issuance of any Letter of Credit, each of the LC Conditions shall be satisfied or waived in accordance with the terms of this Agreement; and

(f) Defaulting Lender. Solely with respect to the issuance of any Letter of Credit, there is no Defaulting Lender at the time such Letter of Credit is to be issued, unless arrangements satisfactory to LC Issuer shall been made with respect to the undivided interest and participation of such Defaulting Lender in and to such Letter of Credit and all other Letters of Credit then outstanding, which arrangements may include Borrowers’ posting of Cash Collateral in an amount equal to such Defaulting Lender’s interest and participation therein on terms satisfactory to Administrative Agent and LC Issuer.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit, or grant of an accommodation shall constitute a representation by Credit Parties that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance, or grant.

SECTION 7

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent, LC Issuer, the Lenders and each other Secured Party, as applicable, to enter into this Agreement, provide their respective Commitments, make Loans and permit them to remain outstanding, issue Letters of Credit, and make any other extension of credit or financial accommodation hereunder or under the other Loan Documents, each Credit Party makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement and the other Loan Documents, and each of which shall be deemed made as of the Closing Date and as of the date of each request for the making of a Loan, the issuance of a Letter of Credit, or the making of any other extension of credit or financial accommodation hereunder or under the other Loan Documents:

7.1 Organization and Qualification. Holdings, each Credit Party and each of their respective Subsidiaries (i) is a corporation, limited liability company, or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, (ii) has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is duly qualified, authorized to do business, and is in good standing in each jurisdiction where failure to be so qualified, authorized or in good standing would reasonably be expected to have a Material Adverse Effect.

7.2 Power and Authority. Each Credit Party and each Subsidiary is duly authorized to execute, deliver, and perform its Obligations under each of the Loan Documents to which it is a party. Each Credit Party’s and Subsidiary’s execution, delivery, and performance of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, company or partnership action. The execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any Applicable Law relating to any Credit Party, (ii) in any material respect any of the Organizational Documents of any Credit Party, or (iii) any order, judgment or decree of any Governmental Authority binding on any Credit Party (or its Property), except, in the case of clauses (a)(i) and (a)(iii), as would not reasonably be expected to have a Material Adverse Effect; (b) except as would not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any other Material Contract of any Credit Party; (c) result in or require the creation or imposition of any Lien upon any of the Properties of any Credit Party (other than any Liens created under any of the Loan Documents in favor of Administrative Agent for the benefit of the holders of the Obligations) whether now owned or hereafter acquired; or (d) require any approval of stockholders, members or partners of any Credit Party that has not been obtained or any approval or consent of any Person under any Material Contract of any Credit Party. The execution, delivery and performance by the Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents applicable thereto do not and will not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Closing Date and other filings, recordings or consents that have been obtained or made, as applicable.

7.3 Enforceability. Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and constitutes a legal, valid, and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as enforceability may be limited by any Debtor Relief Law or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

7.4 Capital Structure. Schedule 7.4 sets forth as of the Closing Date, (a) for each Credit Party and each of its Subsidiaries: (i) such Person’s true and correct legal name; and (ii) such Person’s jurisdiction of incorporation, organization, or formation, as applicable; and (b) for each Subsidiary of Parent: (i) such Person’s authorized, issued and outstanding Equity Interests; (ii) the number, type or class, and holders, of such Person’s issued and outstanding Equity Interests, together with the number and percentage of Equity Interests held by each such holder and whether such Equity Interests constitute Voting Equity Interests or otherwise; and (iii) all agreements binding on any such holders with respect to their interests or rights in and to such Equity Interests. In the five (5) years preceding the Closing Date, no Credit Party or any Subsidiary of a Credit Party has consummated any Acquisition or otherwise acquired any substantial part of the assets of any Person or been the surviving Entity in a merger or combination, except as may be set forth on Schedule 7.4. Each Credit Party and each Subsidiary has good title to its Equity Interests in its

Subsidiaries, free and clear of all Liens other than Permitted Liens, and all Equity Interests of the Subsidiaries of the Credit Parties are duly issued, fully paid, and, to the extent applicable, non-assessable. Except as set forth on Schedule 7.4, as of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights, or powers of attorney relating to Equity Interests of any Subsidiary of Parent. None of the Equity Interests issued by any Subsidiary of Parent has been issued in violation of the Exchange Act or the securities, “Blue Sky,” or any other Applicable Law of any applicable jurisdiction. Except as set forth on Schedule 7.4, as of the Closing Date, no Credit Party or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to make any Restricted Payment with respect to any Equity Interests issued by such Person, and no Subsidiary of Parent is subject to any obligation (contingent of otherwise) to register any of its Equity Interests, and none of such Equity Interests is subject to any Restrictive Agreement, other than as set forth in Schedule 7.17 or otherwise permitted hereunder.

7.5 Title to Properties; Priority of Liens.

(a) Each Credit Party and each of its Subsidiaries has good record and marketable title to (or valid leasehold interests in, or easements or other limited interest in) all of its Property, including the Mortgaged Property, free and clear of all Liens other than Permitted Liens. Each Credit Party and each of its Subsidiaries has paid and discharged all claims that, if unpaid, could become a Lien (other than a Permitted Lien) on its Properties. Administrative Agent’s Liens in the Collateral are duly perfected and constitute first-priority Liens, subject only to Permitted Liens.

(b) Each Credit Party and each of its Subsidiaries has good record and marketable title in fee simple to (or valid leasehold interests in, or easements or other limited interest in) all Real Estate reasonably necessary or used in the ordinary conduct of its business.

7.6 Licenses and Permits. Holdings, each Credit Party and each of their respective Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way, and other rights and approvals that are necessary for the operation of its business as presently conducted and as proposed to be conducted and whose absence or failure to obtain or hold would reasonably be expected to result in a Material Adverse Effect. Neither any Credit Party nor any of its Subsidiaries is in violation of the terms of any such franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way, or right or approval in any such case that would reasonably be expected to result in a Material Adverse Effect.

7.7 Real Estate.

(a) All Real Estate leased (or subleased) by a Credit Party or any of its Subsidiaries as of the Closing Date, together with the name of the lessor (and, as applicable, sub-lessor) of such Real Estate, the term thereof, and the annual rents payable thereunder, are set forth in Schedule 7.7(a).

(b) The leases (and subleases) of each Credit Party and each of its Subsidiaries are valid, enforceable, and in full force and effect.

(c) No Credit Party or any of its Subsidiaries has made any pledge, mortgage, assignment, or sublease of any of its rights under such leases (or subleases) except pursuant to Permitted Liens under clauses (h) and (m) of Section 9.2 and Permitted Asset Dispositions and, to each Credit Party’s knowledge, there is no default or condition that, with the passage of time or the giving of notice, or both, would constitute a material default on the part of a Credit Party or Subsidiary under such leases (or subleases) that would reasonably be expected to have a Material Adverse Effect.

(d) All Real Estate owned by each Credit Party or a Subsidiary of a Credit Party as of the Closing Date is set forth in Schedule 7.7(d). As of the Closing Date, no Credit Party or any of its Subsidiaries owns, leases, or uses any Real Estate other than as set forth on Schedule 7.7(d).

(e) Each Credit Party and each of its Subsidiaries owns good record and marketable fee simple title to all of its owned Real Estate, and none of its respective owned Real Estate is subject to any Liens, except Permitted Liens.

(f) As of the Closing Date, no Credit Party or any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal, or any other contractual right to purchase, acquire, sell, assign, or dispose of any Real Estate owned or leased (or subleased) by it.

(g) As of the Closing Date, no Credit Party nor any of its Subsidiaries has received written notice of any pending or contemplated condemnation or expropriation proceeding affecting any of the Real Estate necessary or used in the ordinary conduct of such Credit Party’s business or any sale or disposition thereof in lieu of condemnation or expropriation.

(h) To the knowledge of each Credit Party, all certificates of occupancy and other Permits (defined below) legally required with respect to the occupancy and use of the Real Estate have been obtained and are currently in effect. To the knowledge of each Credit Party, the Real Estate and each Credit Party’s or any of its Subsidiaries’ use and operation thereof comply in all material respects with all (i) federal, state and local Laws (including applicable building, health, fire, safety, subdivision, zoning and other similar regulatory laws, ordinances, codes and regulations and the Americans with Disabilities Act) (collectively, “Property Laws”), and (ii) insurance requirements applicable to said buildings and improvements. No Credit Party nor any of its Subsidiaries has received any written notice of any non-compliance with any Property Law which has not been resolved.

7.8 Casualties; Taking of Properties; etc. Since the date of the most recent audited financial statements of the Tested Companies described in the Historical Financial Statements, neither the business nor the Properties of any Credit Party or any of its Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God, or of any public enemy, that, individually or collectively, would reasonably be expected to have a Material Adverse Effect.

7.9 Deposit Accounts; Securities Accounts; Commodity Accounts. None of Holdings, any Credit Party or any of their respective Subsidiaries has, or otherwise maintains, any Deposit Accounts, Securities Accounts or Commodity Accounts, except for those listed in Schedule 7.9.

7.10 Intellectual Property.

(a) Schedule 7.10(a) sets forth with respect to each Credit Party and each of its Subsidiaries as of the Closing Date (a) all of such Person’s registrations and applications for Intellectual Property, including registered domain names, and material unregistered Intellectual Property, including the jurisdiction where such Intellectual Property is registered, the applicable patent or registration number and application number, the record owner and the legal owner; and (b) subject to Section 8.16, all of such Person’s Licenses (other than (i) non-exclusive trademark

Licenses and similar non-exclusive licenses granted to or by vendors, suppliers, customers, franchisees or branding or marketing partners in the Ordinary Course of Business and (ii) any Licenses to software to the extent such software is fungible, off-the-shelf and reasonably available for purchase by Administrative Agent) (collectively, the “Proprietary Rights”). Subject to Section 8.16, the Proprietary Rights set forth on Schedule 7.10(a), together with the Intellectual Property licensed to a Credit Party or Subsidiary pursuant to an agreement subject to a scheduling exception in the immediately preceding sentence, are all those used in the businesses of Credit Parties and their Subsidiaries as of the Closing Date. As of the Closing Date, no Credit Party or any of its Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other Person except non-exclusive licenses to vendors, suppliers, customers, franchisees or branding or marketing partners in the Ordinary Course of Business or as set forth on Schedule 7.10(a).

(b) No Credit Party nor any of its Subsidiaries’ use of any of the Proprietary Rights or other Intellectual Property used by any Credit Party or any of their Subsidiaries in the conduct of their business materially infringes upon, misappropriates, or otherwise violates the rights of any Third Party in or to such Proprietary Rights, and, except as set forth on Schedule 7.10(b), no (i) proceeding has been instituted against any Credit Party or any of its Subsidiaries that is presently outstanding alleging that the use of any of the Proprietary Rights or such other Intellectual Property infringes upon, misappropriates or otherwise violates the rights of any Third Party in or to any of the Proprietary Rights or such other Intellectual Property rights or (ii) written notice received by any Credit Party or any of its Subsidiaries is presently outstanding alleging that the use of any of the Proprietary Rights or such other Intellectual Property materially infringes upon, misappropriates or otherwise violates the rights of any Third Party in or to any of the Proprietary Rights or such other Intellectual Property rights. No Credit Party nor any of its Subsidiaries has given notice to any Person that such Person is infringing, misappropriating, or otherwise violating any of the Proprietary Rights, which infringement would reasonably be expected to have a Material Adverse Effect. To the knowledge of each Credit Party, no Person is infringing, misappropriating, or otherwise violating any of the Proprietary Rights, which infringement would reasonably be expected to have a Material Adverse Effect.

(c) Each Credit Party’s and each of its Subsidiary’s material Property Rights are valid and enforceable rights of such Person and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Agreement or the Loan Documents or the consummation of the transactions contemplated hereby or thereby. Credit Parties have delivered to Administrative Agent complete and correct copies of each License (other than (i) non-exclusive trademark and similar licenses granted by vendors, suppliers, customers, franchisees or branding or marketing partners in the Ordinary Course of Business and (ii) any software Licenses to the extent such software is fungible and reasonably available for purchase by Administrative Agent for a nominal sum per licensed user in favor of any Credit Party, including all schedules and exhibits thereto. Each such License sets forth the entire agreement, arrangements, or understandings, written or oral, relating to the matters covered thereby or the rights of any Credit Party is the legal, valid, and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. Except as would not reasonably be expected to have a Material Adverse Effect, no default under any such License by any such party has occurred, nor does any defense, discount, right of offset, deduction or counterclaim exist thereunder in favor of any such party. No party to any License has given any Credit Party notice of its intention to cancel, terminate, or fail to renew any such License, the loss of which would reasonably be expected to have a Material Adverse Effect.

7.11 Financial Statements; Projections.

(a) Annual Audit. The audited Consolidated balance sheet of Holdings and the Tested Companies for the most recent Fiscal Year ended, and the related Consolidated statements of income or operations, stockholders’ equity (deficit) and cash flows of Holdings and the Tested Companies for such Fiscal Year, including the notes thereto, copies of which have been furnished to Administrative Agent and each Lender (i) were prepared in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial position of Holdings and the Tested Companies as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Debts and other liabilities, direct or contingent, of Holdings and the Tested Companies as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b) Interim Quarterly Reports. The unaudited Consolidated balance sheet of Holdings and the Tested Companies for the most recent Fiscal Quarter ended, and Fiscal Year to date, and the related Consolidated statements of income or operations, stockholders’ equity (deficit) and cash flows of Holdings and the Tested Companies for such Fiscal Quarter and the Fiscal Year to date, copies of which have been furnished to Administrative Agent and each Lender (i) were prepared in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial position of Holdings and the Tested Companies as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material Debts and other liabilities, direct or contingent, of Holdings and the Tested Companies as of the date of such financial statements, including liabilities for taxes, material commitments and Debt.

(c) Interim Monthly Reports. The unaudited Consolidated balance sheet of the Tested Companies for the most recent Fiscal Month ended, and Fiscal Year to date, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows of the Tested Companies for such Fiscal Month and the Fiscal Year to date, copies of which have been furnished to Administrative Agent and each Lender (i) were prepared in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial position of the Tested Companies as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material Debts and other liabilities, direct or contingent, of the Tested Companies as of the date of such financial statements, including liabilities for taxes, material commitments and Debt.

(d) Projections. The Consolidated Projections of the Tested Companies delivered pursuant to Section 6.1(i) were prepared in Good Faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrowers’ best estimate of their future financial position and performance.

7.12 Accounts. In determining which Accounts are Eligible Accounts, Administrative Agent may rely on all statements and representations made by Borrowers with respect thereto. Borrowers represent and warrant that, with respect to each Account (and, to the extent applicable, the Account Debtor related thereto) at the time it is included as an Eligible Account in a Borrowing Base Certificate, that:

(a) such Account satisfies all of the requirements of an Eligible Account set forth in the definition of “Eligible Account”;

(b) such Account is, in all respects, genuine, and enforceable in accordance with its terms except for such limits thereon arising from any applicable Debtor Relief Laws;

(c) such Account arises out of a completed, bona fide sale and delivery of Goods or rendering of services in the Ordinary Course of Business, substantially in accordance with any purchase order, contract, or other document relating thereto;

(d) such Account is for a sum certain shown on the invoice covering such sale or rendering of services (or a schedule thereto) and will mature as stated in such invoice;

(e) a true and complete copy of the invoice relating to such Account has been furnished to Administrative Agent (but only to the extent Administrative Agent has requested a copy of such invoice);

(f) such Account is absolutely owing by such Account Debtor, without contingency in any respect;

(g) no extension, compromise, settlement, modification, credit, deduction, discount, allowance, or return has been authorized with respect to such Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Administrative Agent hereunder;

(h) such Account is not subject to any right of offset, Lien (other than Administrative Agent’s Lien), discount, charge back, deduction, defense, dispute, counterclaim, or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Administrative Agent in writing;

(i) no purchase order, agreement, document, or Applicable Law restricts assignment of such Account to Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(j) to Borrowers’ knowledge, (i) there are no facts, events, or circumstances that are reasonably likely to impair the validity, enforceability, or collectibility of such Account or reduce the amount payable, or delay payment, thereunder; (ii) the related Account Debtor had the capacity to contract when such Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against such Account Debtor that would reasonably be expected to have a Material Adverse Effect on such Account Debtor’s financial position;

(k) there are no written or oral agreements or understandings between any Borrower and the related Account Debtor for the Account Debtor to make any payment on such Account in any manner inconsistent with the terms of this Agreement or the other Loan Documents; and

(l) none of the transactions giving rise to such Account violate any Applicable Law, all documentation relating thereto is legally sufficient under such Applicable Law, and all such documentation is legally enforceable in accordance with its terms except as enforceability may be limited by any Debtor Relief Law or by general principles of equity (whether such enforcement is considered in a proceeding at law or in equity).

7.13 Taxes. Except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to result in a liability to Holdings, the Credit Parties or any of their respective Subsidiaries exceeding $100,000, each of Holdings, each Credit Party and each of their respective Subsidiaries has (a) filed all Federal, state, and local tax returns and other reports with respect to material Taxes that it is required by Applicable Law to file, and all such tax returns that have been filed with the applicable taxing authority or provided to Administrative Agent, LC Issuer or any Lender in connection with this Agreement are true, complete, and correct in all material respects and (b) has paid, or made provision for the payment of, all Taxes imposed, levied, or assessed upon it, its income, and its Properties that are due and payable (except to the extent such Taxes are being Properly Contested). Each Credit Party and each of its Subsidiaries has adequately provided in its books and records for all Taxes for all years not closed by applicable statutes and for its current Fiscal Year. No Credit Party or any of its Subsidiaries is subject to any Federal, state, or local tax Liens that are not Permitted Liens, and no Credit Party or any of its Subsidiaries has received any notice of deficiency or other official notice to pay any delinquent Taxes in an amount exceeding $100,000 (except to the extent such Taxes are being Properly Contested). There is no proposed tax assessment against any Credit Party or any of its Subsidiaries that could, if made, reasonably be expected to have a Material Adverse Effect.

7.14 Insurance. The Properties of Holdings, the Credit Parties and their respective Subsidiaries are insured with financially sound and licensed insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the applicable Credit Party or the applicable Subsidiary operates, and otherwise in compliance in all respects with Section 8.3. The insurance coverage of the Credit Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 7.14.

7.15 Solvent; Fraudulent Transfer. The Credit Parties and their Subsidiaries, taken as a whole, are Solvent and, after consummation of the transactions contemplated to occur under this Agreement and the other Loan Documents, will be Solvent. No transfer of Property is being made and no obligation is being incurred by Holdings, any Credit Party or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Credit Party or any of its Subsidiaries.

7.16 Litigation. Except as otherwise may be set forth on Schedule 7.16, (i) there are no Commercial Tort Claims existing in favor of any Credit Party, and (ii) there are no Adverse Proceedings pending or, to any Credit Party’s knowledge, threatened against any Credit Party or any of its Subsidiaries, or any of their respective businesses, operations, or Properties (including Mortgaged Properties) that (a) relate to this Agreement or any other Loan Document or transactions contemplated herein or therein or (b) would reasonably be expected to have a Material Adverse Effect. No Credit Party or any of its Subsidiaries is in default with respect to any order, injunction, or judgment of any Governmental Authority, excepting therefrom any that would not reasonably be expected to have a Material Adverse Effect.

7.17 Material Contracts and Restrictive Agreements. As of the Closing Date, no Credit Party or Subsidiary is a party or subject to any Material Contracts or Restrictive Agreement, except as may be set forth in Schedule 7.17 or as is otherwise permitted pursuant to Section 9.8.

7.18 Surety Obligations. Except to the extent expressly permitted herein or in the other Loan Documents, none of Holdings, any Credit Party or any of their respective Subsidiaries has any actual or contingent liability in its capacity as a surety or indemnitor under any bond or other contract that assures any other Person’s payment or performance of any obligation.

7.19 Governmental Approvals. Holdings, each Credit Party and each of their respective Subsidiaries has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease, and operate its businesses and Properties, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Holdings, Credit Parties and their respective Subsidiaries have obtained all import, export, or other licenses, permits, or certificates necessary to the import or handling of their Goods and other Collateral, and such licenses, permits, and certificates are in full force and effect, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Holdings, Credit Parties and their respective Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of their Goods and other Collateral, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.20 Brokers. Except as set forth on Schedule 7.20, no brokerage commissions, finder’s fees, investment banking fees, or similar fees, commissions, or charges are payable or will become payable under any circumstances in connection with any transactions contemplated by this Agreement or the other Loan Documents, excepting therefrom any payable to Administrative Agent, LC Issuer, any Lender or any Affiliate thereof.

7.21 Compliance with Laws. Holdings, each Credit Party and their respective Subsidiaries are in compliance with (a) all Anti-Terrorism Laws and all Anti-Corruption Laws; and (b) except such non-compliance with such other Applicable Law that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, all other Applicable Law not described in clause (a) above. Holdings, each Credit Party and each of their respective Subsidiaries has complied, and its Properties and business operations are in compliance, with all Applicable Law, except where any failure to so comply would reasonably be expected to have a Material Adverse Effect. No Governmental Authority has issued or, to the Credit Parties’ knowledge, threatened to issue to Holdings, any Credit Party or any of their respective Subsidiaries any citation, notice, or order asserting or alleging any material non-compliance with, or material violation of, any Applicable Law.

7.22 ERISA. None of Holdings, any Credit Party or any of their respective Subsidiaries is party to any Plan existing as of the Closing Date, except as may be set forth on Schedule 7.22, and as to each such Plan (if any) in existence on the Closing Date and set forth on Schedule 7.22, except as set forth on Schedule 7.22:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Credit Parties, nothing has occurred that would prevent, or cause the loss of, such qualification. Each Borrower and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Credit Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no credit Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Credit Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Credit Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event or event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Plan.

(e) No Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA, or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that would subject any Credit Party to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f) With respect to any Foreign Plan (i) all material employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is not insufficient by a material amount to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, except to the extent that the failure to do so would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(g) No Credit Party, nor any of its Subsidiaries, is (and will not be) a Plan.

7.23 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect:

(a) Each Credit Party and Subsidiary is, and has been for the last two (2) years, in full compliance with all applicable Environmental Laws, including compliance with all permits or other authorizations issued to them by Governmental Authorities under Environmental Laws (“Permits”). Each Credit Party and Subsidiary has filed timely and complete renewal or new applications for all required Permits as needed to ensure the continued applicability of such permits and there is no proceeding pending that might directly and adversely affect the validity of any current or proposed Permit.

(b) No Environmental Release has occurred as a result of any Credit Party’s or any Subsidiary’s past or present operations, and no Credit Party’s nor any Subsidiary’s past or present operations, Real Estate, or other Properties are the subject of any investigation by or at the behest of any Governmental Authority to determine whether any remedial action is needed to be taken by any Credit Party or any Subsidiary to address any Hazardous Materials. No Credit Party nor any Subsidiary has any liability, contingent or otherwise, with respect to any Environmental Release or any Hazardous Materials with respect to any Real Estate now or previously owned or operated by it or with respect to any other Real Estate at which any Credit Party or Subsidiary may otherwise be liable for Environmental Releases or Hazardous Materials. No Credit Party or Subsidiary has generated, managed, stored, or disposed of any Hazardous Materials in or on any portion of its Real Estate or transferred any Hazardous Materials to or from any such Property to or from any other location, in any event, in violation of Environmental Laws.

(c) No Credit Party or Subsidiary has given or received any Environmental Notice that remains unresolved.

(d) No Real Estate subject to a Mortgage is subject to any Lien imposed by or arising under Environmental Law, and there is no proceeding pending or, to any Credit Party’s or Subsidiary’s knowledge, threatened for imposition of such Lien.

(e) No Credit Party or Subsidiary, and no Real Estate, is the subject of any outstanding order, consent decree or settlement agreement relating to any Environmental Law, Permit or Environmental Release.

7.24 Regulated Entity.

(a) Investment Company Act. None of Holdings, any Credit Party or any of their respective Subsidiaries is subject to regulation under the Investment Company Act of 1940. None of Holdings, any Credit Party or any of their respective Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940.

(b) Enemy Act. None of Holdings, any Credit Party or any of their respective Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. To its knowledge, None of Holdings, any Credit Party or any of their respective Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or, to the extent applicable, (c) the PATRIOT Act. None of Holdings, any Credit Party or any of their respective Subsidiaries (i) is a Sanctioned Person or (ii) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any Sanctioned Person in violation of applicable Sanctions or Anti-Terrorism Laws.

(c) OFAC. Each of Holdings, each Credit Party and each of their respective Subsidiaries, and, to their knowledge, their respective directors, officers, and employees, are in compliance with applicable Sanctions and are not engaged in any activity that could reasonably be expected to result in any Credit Party or Subsidiary being designated as a Sanctioned Person. None of Holdings, any Credit Party, any of their respective Subsidiaries or any of their respective Affiliates acting in connection with the Loans is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d) Sanctions. None of Holdings, any Credit Party or any of their respective Subsidiaries or, to the knowledge of each Credit Party or its Subsidiaries, any of their respective directors, officers, employees or Affiliates acting in connection with the Loans (i) is a Sanctioned Person, (ii) has any of its assets located in a Sanctioned Country, except to the extent permitted by OFAC or other relevant Sanctions authority, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons in violation of applicable Sanctions or Anti-Terrorism Laws. The proceeds of any Loan, Letter of Credit, credit extension or other transaction contemplated by this Agreement or any other Loan Document have not been used (x) in violation of applicable Sanctions or Anti-Terrorism Laws, (y) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country in violation of applicable Sanctions or Anti-Terrorism Laws or (z) in any other manner that results in a violation of Sanctions by any Person participating in the Loans (including Administrative Agent, the LC Issuer, the Lenders or any other Person making, issuing or participating in such Loans, Letters of Credit, other credit extensions or other transactions whether as an underwriter, advisor, investor or otherwise).

(e) Anti-Corruption Laws. Holdings, each of the Credit Parties and each of their respective Subsidiaries and, to the knowledge of Holdings, each Credit Party and each of their respective Subsidiaries, each of their respective directors, officers, employees and Affiliates acting in connection with the Loans, is in compliance with Anti-Corruption Laws. None of Holdings, the Credit Parties or their respective Subsidiaries is making a payment, offering, or promise to pay, or authorizing the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Loans, Letters of Credit, other credit extension or other transaction contemplated by this Agreement or any other Loan Document will violate any receipt or use restrictions in any Anti-Corruption Laws.

(f) PATRIOT Act. To the extent applicable, Holdings, each Credit Party and each of their respective Subsidiaries is in compliance with the PATRIOT Act. Without limitation of the foregoing, all information set forth in each Beneficial Ownership Certification is true and correct in all respects as of the date hereof and will be true and correct as of the date of each Loan made and each Letter of Credit issued pursuant hereto, except only as to which Administrative Agent has received notice pursuant to Section 8.6(n)(iv)(H).

(g) Margin Stock. None of Holdings, any Credit Party or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock; no part of the proceeds of any credit extension made to such Credit Party will be used (i) to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time or (ii) to finance or refinance any (A) commercial paper issued by such Credit Party or (B) any other Debt, except for Debt that such Credit Party incurred for general corporate or working capital purposes, if and to the extent that the financing (and refinancing) thereof are expressly permitted herein.

(h) EEA. Neither Holdings nor any Credit Party is an Affected Financial Institution.

7.25 Labor Relations and Related Matters. Except as set forth on Schedule 7.25:

(a) Collective Bargaining Agreement. As of the Closing Date, none of Holdings, any Credit Party or any of their respective Subsidiaries is party to or bound by any collective bargaining agreement. None of Holdings, any Credit Party or any of their respective Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings, any Credit Party or any of their respective Subsidiaries, or to the knowledge of each Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings, any Credit Party or any of their respective Subsidiaries or to the knowledge of each Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or to the knowledge of each Credit Party, threatened that involves Holdings, any Credit Party or any of their respective Subsidiaries, and (c) to the knowledge of each Credit Party, no union representation question existing with respect to the employees of Holdings, any Credit Party or any of their respective Subsidiaries and, to the knowledge of each Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

(b) Fair Labor. No Goods have been or will be produced, and no services have been or will be rendered, by Holdings, any Credit Party or any of their respective Subsidiaries in violation of any applicable labor laws or regulations (including any minimum wage or wage-and-hour laws and regulations), any collective bargaining or other labor agreement, or any other similar laws, regulations, or agreements, in each case, which violation would reasonably be expected to have a Material Adverse Effect.

(c) WARN Act. As of the Closing Date, none of Holdings, any Credit Party or any of their respective Subsidiaries has, within the two (2) year period preceding the date of this Agreement, taken any action that would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Federal, state, or local law or regulation, and no Credit Party has any reasonable expectation that any such action is or will be required at any time before the Stated Revolving Commitment Termination Date.

7.26 Relations with Vendors and Customers. There exists no actual or threatened termination, limitation, or modification of any business relationship between Holdings, any Credit Party or any of their respective Subsidiaries and any customer or supplier, or any group of customers or suppliers, that would reasonably be expected to have a Material Adverse Effect.

7.27 Use of Proceeds. The Credit Parties will use the proceeds of any initial Loan or Letter of Credit only: (a) for general corporate and working capital purposes, (b) to refinance simultaneously with the closing of this Agreement certain existing Debt that such Credit Party incurred for working capital or general corporate purposes; (c) to pay transaction fees, costs and expenses related to the credit facilities with Lenders established pursuant to this Agreement and the other Loan Documents; (d) to fund Capital Expenditures and Permitted Acquisitions; and (e) to pay other Obligations from time to time subsequent to the Closing Date in accordance with the terms of this Agreement; in each case not in contravention of Applicable Law, this Agreement (including particularly, but without limitation, Section 8.1) or any Loan Document.

7.28 Accuracy and Completeness of Information. None of the written information furnished to the Lenders by or on behalf of Holdings, any Credit Party or any of their respective Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made when taken as a whole. All projections and pro forma financial information contained in such materials are based upon Good Faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There are no facts known to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such written information furnished to the Lenders or disclosed in publicly available reports filed with the SEC.

7.29 No Defaults. No Default or Event of Default exists. Except as would not reasonably be expected to have a Material Adverse Effect, (a) no Credit Party nor any of its Subsidiaries is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract and (b) no facts or circumstances exist that would permit any party to a Material Contract (other than a Credit Party or its Subsidiary) to terminate such Material Contract before its scheduled termination date. No event or circumstance that, taken alone or in conjunction with other events or circumstances has had, or would reasonably be expected to have, a Material Adverse Effect has occurred since the date of the audited financial statements of the Tested Companies described in the Historical Financial Statements.

7.30 Senior Debt. The obligations of each Credit Party under this Agreement and any other Loan Documents to which it is party do rank and will rank at least pari passu in priority of payment with all other Debt of such Credit Party except Debt of such Credit Party to the extent secured by Permitted Liens entitled to priority over Administrative Agent’s Liens. Without limitation of the foregoing, the Obligations do and will constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Subordinated Debt permitted to be incurred hereunder.

SECTION 8

AFFIRMATIVE COVENANTS AND CONTINUING AGREEMENTS

Until Payment in Full of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Bank Product Obligations (other than Excluded Bank Product Obligations) that have been Cash Collateralized) and termination of the Commitments, each Credit Party shall, and shall cause each Subsidiary, as applicable, to:

8.1 Use of Proceeds. Use the proceeds of the Loans and any Letters of Credit only (a) for Borrowers’ working capital and general corporate (or company) purposes to the extent permitted by this Agreement; (b) to refinance simultaneously with the closing of the credit facility(ies) evidenced herein certain Debt of Borrowers existing as of the Closing Date that Borrowers incurred for working capital or general corporate (or company) purposes; (c) to pay fees and transaction expenses associated with the closing of the credit facility(ies) evidenced herein; (d) to fund Capital Expenditures and Permitted Acquisitions; and (e) to pay other Obligations from time to time subsequent to the Closing Date in accordance with the terms of this Agreement. Without limitation of the foregoing, no portion of the proceeds of any Loan or Letter of Credit shall be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might constitute a “purpose credit” under Regulation U, or in any manner or for any other purpose that causes or might cause a violation of, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof, or violation of the Exchange Act, (ii) to finance (or refinance) any commercial paper, including, without limitation, any issued by a Credit Party, or any other Debt, except for Debt that such Credit Party incurred for working capital or general corporate (or company) purposes, if and to the extent that the financing (and refinancing) thereof are expressly permitted herein, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or, in any event, in violation of any applicable Sanctions.

8.2 Maintenance of Existence and Rights; Conduct of Business.

(a) Legal Existence. Except as expressly permitted by Section 9.7, preserve and maintain its legal existence, authorities to transact business, rights, franchises, governmental licenses, and privileges in its jurisdiction of incorporation or organization; and

(b) Qualification. Qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or maintain such qualification and authorization would not reasonably be expected to have a Material Adverse Effect.

8.3 Insurance.

(a) Maintenance. Maintain insurance with financially sound and reputable insurance companies with an A.M. Best rating of at least “A+,” (unless otherwise approved by Administrative Agent) and otherwise satisfactory to Administrative Agent (a) with respect to the Properties and business of Credit Parties and their Subsidiaries, of such types (including public liability, Property insurance, comprehensive general liability, product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as may be required by Applicable Law and as may be customary for companies similarly situated; (b) with respect to Collateral (wherever located, in storage or in transit in vehicles, vessels, or aircraft, including Goods evidenced by Documents, and without limiting the requirements of clause (a) above), covering casualty, hazard, theft, malicious mischief, flood, and other risks, from such insurers, in such amounts, with such coverages and deductibles, and with such endorsements (including for casualty insurance, evidence that Administrative Agent is named as “lender loss payee” thereon, and, in the case of liability insurance, evidence that Administrative Agent is named as an “additional insured” thereon) , in each case, in a form and manner satisfactory to Administrative Agent in its Permitted Discretion; and (c) business interruption insurance in an amount satisfactory to Administrative Agent, with deductibles and with endorsements, in each case, satisfactory to Administrative Agent in its Permitted Discretion. Without limitation of the foregoing, if and to the extent that at any time any Real Estate constitutes Collateral, Administrative Agent first shall have requested and received executed flood hazard determinations and a flood zone certification (together with notice to Borrower Representative regarding such flood zone certification), and to the extent that any such Real estate is determined to be located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and that participates in the National Flood Insurance Program, Borrowers shall have provided Administrative Agent with evidence of flood insurance thereon, with such insurer, in such amount, with such coverages and deductibles, and with such endorsements (including evidence that Administrative Agent is named as “lender loss payee” or, if applicable, “mortgagee” thereon), together with such other documentation and coverages, each in compliance with the FDPA, all of which shall be satisfactory in form and substance to Administrative Agent in its Permitted Discretion (and for avoidance of any doubt, no Mortgage shall be executed, delivered or recorded in regard to such Real Estate unless and until the foregoing has been completed).

(b) Summaries. At the reasonable request of Administrative Agent, but no more frequently than on an annual basis unless an Event of Default has occurred and is continuing, furnish to Administrative Agent summaries of all insurance policies (and, if requested by Administrative Agent from time to time, true and complete copies thereof) and evidence of insurance in the form of (i) the endorsements required under clause (c) below and (ii) an Acord Form 27 with respect to casualty and Property insurance and an Acord Form 25 with respect to liability insurance and (iii) such other forms as Administrative Agent may request.

(c) Receipts. Unless Administrative Agent shall agree otherwise, to the extent applicable, each policy shall include endorsements satisfactory to Administrative Agent in its Permitted Discretion (i) showing Administrative Agent as a “lender loss payee” as its interests may appear with respect to Property and casualty insurance and “additional insured” with respect to liability insurance; (ii) requiring (30) days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Person, nor by the occupation of the premises for purposes more hazardous than are permitted by the insurance policy. If Credit Parties fail to provide and pay for any insurance, Administrative Agent may, at its option, but shall not be obligated to do so, procure the insurance and charge Credit Parties therefor. Each Credit Party agrees to deliver to Administrative Agent, promptly as received (but, in any event, within five (5) Business Days after receipt thereof), copies of all claims made to insurance companies. While no Default or Event of Default exists, Credit Parties may settle, adjust, or compromise any insurance claim so long as the Net Proceeds (Loss) are delivered to Administrative Agent for application to the Obligations, as and to the extent required by this Agreement and provided for in the Term Loan Intercreditor Agreement. If a Default or Event of Default exists, only Administrative Agent shall be authorized to settle, adjust, and compromise such claims unless and except to the extent otherwise approved by Administrative Agent in its discretion from time to time.

(d) Flood Insurance. With respect to each Mortgaged Property, (i) obtain flood insurance in such total amount as Administrative Agent or the Required Lenders may from time to time reasonably require and in any event no less than the amount required by Flood Insurance Laws, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any flood insurance rate map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws, (ii) deliver to Administrative Agent evidence of such compliance in form and substance reasonably acceptable to Administrative Agent including, without limitation, a copy of the flood insurance policy and a declaration page relating to the insurance policies required by this Section 8.3(d) which shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give Administrative Agent 45 days written notice of cancellation or non-renewal and shall include evidence of annual renewals of such insurance and (iii) shall be otherwise in form and substance satisfactory to Administrative Agent.

8.4 Inspections; Appraisals.

(a) Inspections; Appraisals. Permit Administrative Agent and its agents from time to time, subject to advance notice and during normal business hours (except when any Event of Default exists), to visit, inspect, and appraise the Properties of any Credit Party or Subsidiary, inspect, audit, and make extracts from any Credit Party’s or Subsidiary’s books and records and discuss with such Person’s officers, employees, agents, advisors, and independent accountants (provided, that an officer or other representative of the applicable Credit Party or Subsidiary shall be permitted to be present for any discussions with the independent accountants) such Person’s business, financial position, assets, prospects, and results of operations; provided, that no Credit Party or their respective Subsidiaries will, pursuant to this Section 8.4, Section 8.6(a)(vi) or any other provision of this Agreement or any other Loan Document, be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to Administrative Agent, any agent thereof or any Lender is prohibited by applicable law or any binding agreement, (ii) except to the extent reasonably necessary in order to realize upon any of the Collateral as part of an exercise of remedies under this Agreement or the other Loan Documents, information constituting material trade secrets to the extent not materially relevant to the credit analysis of Credit Parties and their respective Subsidiaries and to the extent the disclosure of such trade secrets would be materially harmful to the business of any Credit Party or any of its Subsidiaries, or (iii) that is subject to attorney-client privilege (or similar legally-recognized privilege that would be lost by virtue of such disclosure to Administrative Agent, any agent thereof and the Lenders) or constitutes attorney work product. Lenders may participate in any such visit or inspection at their own expense. Neither Administrative Agent nor any Lender shall have any duty to any Credit Party or Subsidiary to make any inspection, appraisal or report nor to share any results of any inspection, appraisal, or report with any Credit Party or Subsidiary. Credit Parties acknowledge that all inspections, appraisals and reports are prepared by Administrative Agent and Lenders for their own purposes, and no Credit Party or Subsidiary shall be entitled to receive them or rely upon them.

(b) Reimbursements. Reimburse Administrative Agent for all reasonable and documented out-of-pocket charges, costs and expenses of Administrative Agent and its agents in connection with (i) field examinations of any Credit Party’s or Subsidiary’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate, up to two (2) times per Loan Year (increasing to three (3) times per Loan Year if during such Loan Year Excess Availability is less than 17.5% of the Revolving Commitments for any five (5) consecutive Business Days) and (ii) appraisals of Inventory each up to two (2) times per Loan Year; provided, however, that if an examination or appraisal is initiated during the existence of an Event of Default, all charges, costs, and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay the standard charges of Administrative Agent’s internal field examination group (including Administrative Agent’s then standard per-person charges for each day that an employee or agent of Administrative Agent or its Affiliates is engaged in any field examination activities). This Section 8.4 shall not be construed to limit Administrative Agent’s right to conduct field examinations or obtain appraisals, at its own expense, at any time and from time to time in its discretion or use third parties for such purposes.

8.5 Adequate Books and Records. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in all material respects in accordance with GAAP reflecting all financial transactions.

8.6 Borrowing Base Reporting; Financial and Other Information. Comply with the following:

(a) Borrowing Base Certificate; Collateral Reports. Borrower Representative shall deliver a fully completed and executed Borrowing Base Certificate to Administrative Agent no later than the twentieth (20th) day of each Fiscal Month (and on or before Tuesday of each week during a Cash Dominion Period), beginning with the first Fiscal Month ending immediately after the Closing Date, prepared as of the end of the immediately preceding Fiscal Month. Borrower Representative shall attach the following to each Borrowing Base Certificate (if Borrowing Base Certificates are then required to be delivered on a monthly basis) or each Borrowing Base Certificate specified from time to time by Administrative Agent (if Borrowing Base Certificates are then required to be delivered on a basis more frequently than monthly), each of which shall be in form and substance satisfactory to Administrative Agent and certified by Borrower Representative’s Responsible Officer to be complete and accurate and in compliance with the terms of this Agreement and the other Loan Documents:

(i) Accounts Receivable Reports. A report (in form and substance satisfactory to Administrative Agent) listing (A) all of Borrowers’ Accounts and Eligible Accounts as of the last Business Day of the applicable reporting period; (B) the amount, age, invoice date and due date of each Account on an original invoice and due date aging basis and showing all discounts, allowances, credits, authorized returns, and disputes; (C) the name and mailing address of each Account Debtor; (D) if requested by Administrative Agent from time to time, copies of all or a portion of the documents underlying or relating to Borrowers’ Accounts; and (E) such other information regarding Borrowers’ Accounts that Administrative Agent may request from time to time (each, an “Accounts Receivable Report”);

(ii) Inventory Reports. A report (in form and substance satisfactory to Administrative Agent) listing (A) all of Borrowers’ Inventory and all Eligible Inventory as of the last Business Day of the applicable reporting period; (B) the type, cost, and location of all such Inventory; (C) all of such Inventory that constitutes raw materials, work-in-process, and finished Goods or returned or repossessed Goods; (D) all Inventory that has not been timely sold in the Ordinary Course of Business; (E) all Inventory that is not located at Property owned or leased by a Borrower or that is in possession of any Person other than a Borrower; and (F) such other information regarding Borrowers’ Inventory as Administrative Agent may request from time to time (each, an “Inventory Report”);

(iii) Accounts Payable Reports. A report (in form and substance satisfactory to Administrative Agent) listing (A) each Credit Party’s accounts payable; (B) the number of days that have elapsed since the original date of invoice of each such account payable; (C) the name and address of each Person to whom such account payable is owed; and (D) such other information concerning Borrowers’ accounts payable as Administrative Agent may request from time to time (each, an “Accounts Payable Report”);

(iv) [Reserved];

(v) Consigned Inventory Reports. A report (in form and substance satisfactory to Administrative Agent) listing (A) each Person who, in its capacity as Consignee under a Consignment, is in possession of any Borrower’s Inventory; (B) the book value of such Inventory held by such Person under such Consignment and (C) such other information concerning such Consignment as Administrative Agent may request from time to time.

(vi) Other Reports. Such other reports and information in connection with any Collateral or any Credit Party’s or any of its Subsidiaries’ respective businesses, operations, Properties, prospects, or condition (financial or otherwise), each to be prepared with respect to such periods and with respect to such information and reporting as Administrative Agent may reasonably request from time to time, and each of which to be in form and substance reasonably satisfactory to Administrative Agent.

Unless otherwise agreed to by Administrative Agent, the items to be provided under this Section 8.6(a) shall be delivered to Administrative Agent by the specific method of Approved Electronic Communication designated by Administrative Agent.

(b) Interim Quarterly Statements. No later than forty-five (45) days after the end of each Fiscal Quarter, beginning with the first Fiscal Quarter ending June 30, 2023, Borrower Representative shall deliver to Administrative Agent (i) an unaudited Consolidated balance sheet of the Tested Companies at the end of such period and a Consolidated income statement or operations and statement of cash flows and statement of stockholders’ equity (deficit) of the Tested Companies for such period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, fairly presenting in all material respects the Consolidated financial position and the results of the operations of the Tested Companies as of the end of and through such period (and for the portion of the Fiscal Year ending with such period), in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year and (ii) upon Administrative Agent’s request, a report reconciling (A) Borrowers’ Accounts and Inventory as set forth in the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate delivered to Administrative Agent that is as of the same date to (B) Borrowers’ aggregate Accounts and Inventory set forth in the financial statements delivered pursuant to this Section 8.6(b).

(c) Interim Monthly Statements. No later than thirty (30) days after the end of each Fiscal Month, beginning with the first Fiscal Month ending immediately after the Closing Date, Borrower Representative shall deliver to Administrative Agent (i) an unaudited Consolidated balance sheet of the Tested Companies at the end of such period and a Consolidated income statement and statement of cash flows and statement of shareholder’s equity of the Tested Companies for such period (and for the portion of the Fiscal Year ending with such period), together with all supporting schedules, fairly presenting in all material respects the Consolidated financial position and the results of the operations of the Tested Companies as of the end of and through such period (and for the portion of the Fiscal Year ending with such period), in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year, (ii) a report (in form and substance satisfactory to Administrative Agent) setting forth all amounts owed to (A) third party processors or other Persons (other than a Borrower) in possession of Inventory and (B) any Person that is instrumental to the liquidation analysis set forth in the most recent Qualified Appraisal of Inventory and (iii) upon Administrative Agent’s request, a report reconciling (A) the Accounts and Inventory of Borrowers as set forth in the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate delivered to Administrative Agent that is as of the same date to (B) Borrowers’ aggregate Accounts and Inventory set forth in the financial statements delivered pursuant to this Section 8.6(c).

(d) Annual Statements. No later than ninety (90) days after the end of each Fiscal Year, beginning with the first Fiscal Year ending immediately after the Closing Date, Borrower Representative shall deliver to Administrative Agent a detailed audited financial report of the Tested Companies containing a Consolidated balance sheet at the end of such period and a Consolidated income statement or operations, statement of cash flows, and statement of stockholders’ equity (deficit) for such period, together with all supporting schedules and footnotes, and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the accompanying notes thereto, fairly presenting in all material respects the Consolidated financial position and the results of the operations of the Tested

Companies as of the end of and for such Fiscal Year, in each case, setting forth in comparative form the figures for the corresponding period or periods of the preceding Fiscal Year, together with an unqualified audit opinion (but such opinion may contain a “going concern” or like qualifications that is due solely to (i) the impending maturity of any Debt permitted by this Agreement, (ii) any anticipated inability to satisfy the Financial Covenant in Section 10.1(a) or Section 10.1(b) or any financial covenant set forth in Section 10.1(a) or Section 10.1(b) of the Term Loan Credit Agreement (in each case, only so long as Borrowers would have the ability to exercise a cure right under Section 11.7 of this Agreement and Section 11.7 (or any analogous provision) of the Term Loan Credit Agreement), and/or (iii) changes in accounting principles or practices reflecting changes in GAAP that are required or approved by Borrowers’ independent certified public accountants) of independent certified public accountants of nationally recognized standing selected by Borrower Representative that the financial statements were prepared in accordance with GAAP and present fairly, in accordance with GAAP, in all material respects the results of operations and financial position of the Tested Companies as of the end of and for the Fiscal Year then ended.

(e) Compliance and No Default Certificate. Together with the reports and statements required by Sections 8.6(b), (c) and (d), Borrower Representative shall deliver a Compliance Certificate signed by a Responsible Officer of Borrower Representative (a) stating that such statements and reports are true and correct and fairly present, in all material respects, the Consolidated financial position and results of operations of the Tested Companies for the period presented and that such statements were prepared in accordance with GAAP (except, with respect to statements delivered for any Fiscal Month or Fiscal Quarter, the absence of footnotes and subject to normal year-end adjustments); (b) stating that no Default or Event of Default then exists or, if a Default or Event of Default exists, the nature and duration thereof and Credit Parties’ intention with respect thereto; (c) to which will be attached or accompanied by a spreadsheet showing calculations of all Financial Covenants, that must be of such detail as requested by Administrative Agent from time to time; and (d) solely in connection with the reports and statements required by (i) Section 8.6(b), setting forth a list of all Acquisitions, Investments made or existing in reliance on Section 9.4(d), (e), (f), (k), (p), (q), (s) or (t), Restricted Payments made in reliance on Section 9.3(d), (e), (f), (g) or (i), payments on Funded Debt made in reliance on Section 9.6(f), (g) or (h), payments on Subordinated Debt, the incurrence of Funded Debt other than the Obligations and Term Loan Debt, and Asset Dispositions made in reliance on clause (j) or (m) of the definition of “Permitted Asset Dispositions” and (ii) Section 8.6(b) and Section 8.6(d), setting forth a list of all Restricted Payments made pursuant to Section 9.3(f) or (g), in each case of clauses (i) and (ii), during the period covered by the financial statements with which the Compliance Certificate is delivered, together with the total amount for each of the foregoing categories, that must be of such detail as requested by Administrative Agent from time to time.

(f) Access to Accountants. Simultaneously with retaining (or retained on their behalf) accountants for their annual audit or at any time thereafter, if requested to do by Administrative Agent, Borrower Representative shall send a letter to the aforementioned accountants, with a copy to Administrative Agent, LC Issuer and the Lenders, notifying such accountants that one of the primary purposes for retaining their services and obtaining audited financial statements is for use by Administrative Agent, LC Issuer, and the Lenders. Administrative Agent is authorized to send such notice if Borrower Representative fails to do so for any reason. Each Credit Party hereby authorizes Administrative Agent to communicate directly with such Credit Party’s and its Subsidiaries’ (or Holdings’) independent public accountants (provided, that an officer or other representative of the applicable Credit Party or Subsidiary shall be permitted to be present for any discussions with the independent public accountants) and authorizes those accountants to disclose to Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial position, and other affairs.

(g) Auditor’s Management Letters. Promptly upon receipt thereof (but, in any event, within five (5) Business Days after receipt) (and with respect to Holdings, receipt by it), Borrower Representative shall deliver to Administrative Agent copies of each report submitted to Holdings, any Credit Party or Borrower Representative by independent public accountants in connection with any annual, interim or special audit made by them of such Credit Party’s books including each report submitted to such Credit Party concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with its annual audit.

(h) Term Loan Notices. Concurrently with delivery thereof under the Term Loan Debt Documents, copies of any reports or notices (including any compliance certificates thereunder, but excluding any Notice of Borrowing (as defined in the Term Loan Credit Agreement) and Notice of Conversion/Continuation (as defined in the Term Loan Credit Agreement)) delivered to Term Loan Agent or the Term Loan Lenders pursuant to the Term Loan Debt Documents, to the extent not otherwise required to be delivered hereunder.

(i) Projections. Within ninety (90) days after the commencement of each Fiscal Year, beginning with the first Fiscal Year beginning immediately after the Closing Date, Borrower Representative shall deliver to Administrative Agent, LC Issuer and the Lenders Projections for such Fiscal Year, prepared on a month-by-month basis. Such Projections shall represent Borrower Representative’s reasonable estimate of the future financial performance of the Tested Companies for the periods set forth therein and shall have been prepared on the basis of assumptions that Borrower Representative believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such Projections). Borrower Representative shall provide Administrative Agent, LC Issuer and the Lenders an update to such Projections upon Administrative Agent’s request from time to time.

(j) Customer List. Upon Administrative Agent’s request, Borrowers shall provide Administrative Agent with a listing of all of Borrowers and the Subsidiaries’ customers’ names and addresses as of the end of the immediately preceding Fiscal Year or as of such other date requested by Administrative Agent.

(k) Supplements to Schedules. Together with the financial statements required to be delivered pursuant to Section 8.6(b), Borrower Representative shall supplement the Schedules (i) annexed hereto with respect to any matter hereafter arising that, if existing or occurring at the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation that has been rendered inaccurate thereby and (ii) in a previously delivered Collateral Disclosure Certificate that is necessary to correct any information in such Schedule, and, in each case of clause (i) and (ii), such Schedule shall be appropriately marked to show the changes made therein; provided that (A) such supplement to any Schedule or representation or warranty shall not be deemed to amend, supplement or otherwise modify such Schedule or representation or warranty, or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Administrative Agent and the Required Lenders or all Lenders, as applicable in accordance with Section 15.2 and (B) no supplement to any Schedule shall be required or permitted with respect to representations and warranties that relate solely to the Closing Date.

(l) [Reserved].

(m) Public Filings. Promptly after the sending or filing thereof (but, in any event, within five (5) Business Days thereafter) Credit Parties shall deliver to Administrative Agent (i) copies of any proxy statements, financial statements, regular, periodic, and special reports or registration statements or prospectuses that Holdings, any Borrower or Subsidiary files with the SEC (including any Form 10-Q Quarterly Reports, any Form 10-K Annual Reports, and Form 8-K Current Reports) or with any other Governmental Authority or any national or foreign securities exchange or the National Association of Securities Dealers, Inc.; and (ii) copies of any press releases or other statements made available by any Credit Party or any of its Subsidiaries to the public concerning material changes to or developments in the business of such Credit Party or such Subsidiary. Notwithstanding anything set forth in Section 8.6, the obligations referred to in this Section 8.6(m), and Sections 8.6(b), 8.6(c) and 8.6(d) may be satisfied with respect to financial information of the Tested Companies, to the extent that the reports or information are included in materials publicly filed with the SEC, by the public filing of such information or reports with the SEC, including, with respect to financial information of the Tested Companies required pursuant to Sections 8.6(b), 8.6(c) and 8.6(d), by the public filing of Form 10-K or 10-Q of Parent or its parent, as applicable, filed with the SEC; provided that to the extent such information relates to a parent of the Tested Companies, if and so long as such parent will have independent assets or operations, such information is accompanied by unaudited consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such parent and its independent assets and operations, on the one hand, and the information relating to Parent and its Subsidiaries on a stand-alone basis, on the other hand.

(n) Certain Notices. Borrower Representative shall notify Administrative Agent in writing:

(i) of the occurrence or existence of any Default or Event of Default immediately after any Responsible Officer of any Credit Party (or Holdings) obtains knowledge thereof and promptly, but in any event within five (5) Business Days, what action (if any) Credit Parties are taking to correct the same

(ii) promptly (but in any event within three (3) Business Days) after any Responsible Officer of any Credit Party (or Holdings) obtains knowledge thereof, the occurrence of any “Event of Default” or “Default” under, and as defined in, the Term Loan Documents;

(iii) promptly (but in any event within five (5) Business Days) after any amendment to the Term Loan Documents, and furnish a copy of such amendment to Administrative Agent; and

(iv) promptly (but in any event within five (5) Business Days) after any Responsible Officer of any Credit Party (or Holdings) obtains knowledge thereof, of any of the following that affects any Credit Party or Subsidiary or their respective Properties: (A) the threat in writing or commencement of any Adverse Proceeding whether or not covered by insurance, if (1) an adverse determination in respect thereof would reasonably be expected to have a Material Adverse Effect or (2) relating to Collateral having a value of more than the Threshold Amount; (B) any material change in any existing Adverse Proceeding; (C) any pending or threatened labor dispute, strike, or walkout, or the expiration of any material labor contract; (D) any default under or termination, cancellation, or suspension of a Material Contract or if any Material Contract is amended in any manner materially adverse to any such Person or any new Material Contract is entered into (in which event Borrowers shall cause the applicable Person to provide Administrative Agent with a copy of such Material Contract, if requested by Administrative Agent); (E) any order, judgment, or decree in an amount exceeding the Threshold Amount; (F) the assertion of any claim against any such Person regarding such Person’s use, licensing, or ownership of any Intellectual Property, if an adverse resolution in regard thereto would reasonably be expected to have a Material Adverse Effect; (G) any violation or asserted violation of (1) any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws or securities laws but not any Anti-Terrorism Laws or Anti-Corruption Laws), if an adverse resolution would reasonably be expected to have a Material Adverse Effect and (2) any Anti-Terrorism Laws or Anti-Corruption Laws; (H) any change to any information set forth in any Beneficial Ownership Certification or in any document made or delivered in connection therewith; (I) any such Person’s delivery or receipt of any Environmental Notice that would reasonably be expected to have a Material Adverse Effect; (J) the occurrence of any Environmental Release by any such Person or on any Property owned, leased, or Controlled by such Person that would reasonably be expected to have a Material Adverse Effect; (K) the termination of any engagement of, or withdrawal or resignation from such engagement by, any such Person’ independent accountants; (L) any notice from any taxing authorities as to claimed deficiencies or any tax Lien exceeding $250,000; (M) any acceleration of the maturity of any Debt exceeding $250,000 of any such Person or the occurrence or existence of any event or circumstances that gives the holder of such Debt or securities laws the right to accelerate or terminate any commitment with respect to such Debt; (N) any loss or threatened loss of any material licenses, franchises, or permits of such Person; (O) the pendency of any proceeding for the condemnation or other taking of any of any such Person’s Property; and (P) any material amendment or change approved by the board of directors or other Governing Body of any Borrower or Subsidiary to the Projections submitted pursuant to Section 8.6(i).

8.7 Compliance with Laws. Comply with all Applicable Law and cause Holdings to comply with all Applicable Law, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, Anti-Corruption Laws, securities laws and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary for the lawful ownership of its Properties and conduct of its business, unless failure to so comply (other than failure to comply with Anti-Terrorism Laws and Anti-Corruption Laws) or maintain would not reasonably be expected to have a Material Adverse Effect.

8.8 ERISA. (a) Make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Credit Party’s and ERISA Affiliates’ Plans; (b) furnish to Administrative Agent, promptly upon Administrative Agent’s request therefor (but, in any event, within five (5) Business Days after receipt of such request), copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of each Credit Party and ERISA Affiliate; (c) notify Administrative Agent as soon as practicable (but in any event with five (5) Business Days) of any ERISA Event; and (d) furnish to Administrative Agent, promptly upon Administrative Agent’s request therefor (but, in any event, within five (5) Business Days after receipt of such request), such additional information concerning any such Plan as may be requested by Administrative Agent from time to time.

8.9 Environmental.

(a) Assessments. If Administrative determines in its Permitted Discretion that there is a reasonable basis on which to conclude there has occurred (i) an Environmental Release on, under, at, or within any Credit Party’s or Subsidiaries’ Properties or (ii) a violation by any Credit Party or Subsidiary with Environmental Laws, in either case, that would reasonably be expected to be or result in a material violation of Environmental Law or liability to a Credit Party or Subsidiary, in each case of clause (i) or (ii), resulting in liability exceeding the Threshold Amount, promptly upon the written request of Administrative Agent (but, in any event, within forty-five (45) days after receipt of such request), and at Credit Parties’ expense, provide Administrative Agent with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable to Administrative Agent to assess (i) the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, remediation, cleanup, or removal of any Hazardous Materials found on, under, at, or within any Credit Party’s or Subsidiaries’ Properties and (ii) the compliance of any Credit Party or Subsidiary with Environmental Laws.

(b) Release. If any Environmental Release occurs or is discovered at or on any Credit Party’s or Subsidiary’s Property in violation of Environmental Laws and that could be reasonably be expected to result in cost and liability (including, in connection with investigation and remediation, in the aggregate) exceeding the Threshold Amount, act promptly and diligently to report to all appropriate Governmental Authorities as required under Environmental Law and to Administrative Agent the extent of, and to investigate and take remedial action to contain, mitigate, and remediate such Environmental Release; provided, that, (i) if Credit Parties fail to initiate, and to the extent possible, complete such action promptly under the circumstances (and, in any event, within thirty (30) days following notice thereof to Administrative Agent), Administrative Agent may, at its election (but shall have no obligation to do so) and at Credit Parties’ sole cost, give such notices, undertake such remediation, and take any and all other actions as it shall deem necessary or advisable to investigate, contain, mitigate, abate, and remediate the Environmental Release and remove such Hazardous Materials and (ii) any investigation covered by this clause (b) shall identify all potential contaminants and the vertical and horizontal extent of the contaminants and the remediation shall eliminate the contamination unless Administrative Agent agrees to an alternative cleanup standard in its discretion.

(c) Compliance. Maintain compliance with all Environmental Laws in all respects, except as could not reasonably be expected to result in cost and liability (including, in connection with investigation and remediation, in the aggregate) exceeding the Threshold Amount.

(d) Hazardous Materials. (i) Generate, use, possess, store, release, treat, and dispose of Hazardous Materials only in the Ordinary Course of Business and in compliance with all Environmental Laws, provided that in no instance may Hazardous Materials be disposed of, abandoned or otherwise deposited (whether by way of an Environmental Release or otherwise) in, at, on or under the Property of any Credit Party or Subsidiary by any Credit Party or Subsidiary or any other Person and (ii) shall not, except in the Ordinary Course of Business of such Person and in compliance with all Environmental Laws, (A) store, or permit any Person to store, any Hazardous Material on any Credit Party’s or Subsidiary’s Property or (B) transport or permit the transportation of Hazardous Materials to or from any such Real Estate, in each case of clause (i) or (ii), except as could not reasonably be expected to result in cost and liability (including, in connection with investigation and remediation, in the aggregate) exceeding the Threshold Amount.

(e) Indemnity. In addition to, and not in limitation of, Section 12.5 and Section 15.3, at all times indemnify, defend and hold harmless each Indemnitee against and from any and all Claims arising under or on account of Environmental Laws or otherwise relating to environmental and health and safety matters, including with respect to (i) the assertion of any Lien thereunder; (ii) any Environmental Release, the threat of any Environmental Release, or the presence of any Hazardous Materials affecting any Credit Party’s or Subsidiary’s Property, whether or not the same originates or emanates from such Properties or any contiguous real estate, including any loss of value of the Properties as a result of any of the foregoing; (iii) any and all costs of removal or remedial action incurred by Administrative Agent and any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources, including all costs of assessing such removal, remediation, injury, destruction, or loss incurred, pursuant to any Environmental Law; (iv) liability for personal injury or Property damage arising under any statutory or common law tort theory (including damages assessed), including for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Credit Party or Subsidiary near the Properties; and (v) any other environmental matter affecting the Properties or any of them; provided, however, that in no event shall any Credit Party have any obligation hereunder to indemnify, defend or hold harmless any Indemnitee with respect to any Claims arising under or on account of Environmental Laws or otherwise relating to environmental and health and safety matters that is determined by a court of competent jurisdiction by final and non-appealable judgment binding on such Indemnitee to have resulted from the actual bad faith, gross negligence or willful misconduct of such Indemnitee.

8.10 Margin Stock. If so reasonably requested by Administrative Agent, promptly (but, in any event, within five (5) Business Days) after request, furnish Administrative Agent with (a) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (b) other documents evidencing its compliance with the margin regulations included in said Regulation U, including, if reasonably requested by Administrative Agent, an opinion of counsel in regard thereto from legal counsel to the Credit Parties in form and substance satisfactory to Administrative Agent.

8.11 Taxes; Claims. Will, and will cause Holdings and each of its Subsidiaries to, pay (a) all federal, state and other material taxes imposed upon it or any of its Properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine exceeding $100,000 accrues thereon and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its Properties or assets, prior to the time when any penalty or fine exceeding $100,000 shall be incurred with respect thereto; provided, no such tax or claim need be paid if it is Properly Contested. The Credit Parties will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any Consolidated income tax return with any Person (other than any other Credit Party).

8.12 Receivables; Deposit Accounts and Securities Accounts.

(a) Borrowers agree that in determining which Accounts are Eligible Accounts and which Inventory is Eligible Inventory, Administrative Agent may rely on all statements and representations made by Borrowers with respect thereto in the Borrowing Base Certificate. Borrowers covenant and agree that, to the Credit Parties’ knowledge, all Accounts designated as Eligible Accounts in a Borrowing Base Certificate are each a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to a sale or lease and delivery of goods upon stated terms of a Credit Party, or work, labor or services theretofore rendered by a Credit Party as of the date each Account is created.

(b) Each Customer, to each Credit Party’s knowledge, as of the date each Account is created, is solvent and able to pay all Accounts on which the Customer is obligated in full when due. With respect to such Customers of any Credit Party that are not solvent, such Credit Party shall set up on its books and in its financial records bad debt reserves adequate to cover such Accounts in accordance with GAAP.

(c) Each Credit Party’s chief executive office is located as set forth on Schedule 1 to the Collateral Disclosure Certificate. Until written notice is given to Administrative Agent by Borrower Representative of any other office at which any Credit Party keeps its records pertaining to Accounts, all such records shall be kept at such executive office.

(d) The Credit Parties shall instruct their Customers to deliver all remittances upon Accounts (whether paid by check or by wire transfer of funds) to such Blocked Accounts and/or Collection Accounts (and any associated lockboxes) as Administrative Agent shall designate from time to time as contemplated by Section 8.12(h) hereof or as otherwise agreed to from time to time by Administrative Agent. Notwithstanding the foregoing, to the extent any Credit Party directly receives any remittances upon Accounts, such Credit Party shall, at such Credit Party’s sole cost and expense, but on Administrative Agent’s behalf and for Administrative Agent’s account, collect as Administrative Agent’s property and in trust for Administrative Agent all amounts received on Accounts, and shall not commingle such collections with any Credit Party’s funds or use the same except to pay the Obligations, and shall as soon as practicable after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements), and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts and/or Collection Accounts. Prior to the occurrence of a Cash Dominion Triggering Event, payments made by a Credit Party’s Customers remitted directly to Administrative Agent will be deposited by Administrative Agent in the Blocked Accounts and/or Collection Accounts, and Customer remittances shall only be treated as a repayment of the Loans if Borrowers so elect in a written notice to Administrative Agent.

(e) At any time following the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to send notice of the assignment of, and Administrative Agent’s security interest in and Lien on, the Accounts to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right to collect the Accounts, take possession of the Collateral, or both. Administrative Agent’s actual out-of-pocket collection expenses, including, but not limited to, stationary and postage, telephone, facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Administrative Agent shall have the right to receive, endorse, assign and/or deliver in the name of Administrative Agent or any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts, and each Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed in connection with the operation of any lockbox or Block Account. Each Credit Party hereby constitutes Administrative Agent or Administrative Agent’s designee as such Credit Party’s attorney with power (i) at any time: (A) during a Cash Dominion Period, to endorse such Credit Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Credit Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against Customers, assignments and verifications of the Accounts; (C) to send verifications of the Accounts to any Customer in a manner reasonably agreed to between Administrative Agent and Borrower Representative; (D) to sign such Credit Party’s name on any financing statements and all other agreements, documents or instruments deemed necessary or appropriate by Administrative Agent to preserve, protect, or perfect Administrative Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Credit Party at any post office box/lockbox maintained by Administrative Agent for the Credit Parties or at any other business premises of Administrative Agent; and (ii) after the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Accounts; (B) to enforce payment of the Accounts by legal proceedings or otherwise; (C) to exercise all of such Credit Party’s rights and remedies with respect to the collection of the Accounts and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Accounts; (E) to settle, adjust or compromise any legal proceedings brought to collect the Accounts; (F) to prepare, file and sign such Credit Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Credit Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; (H) to accept the return of goods represented by any of the Accounts; (I) to change the address for delivery of mail addressed to any Credit Party to such address as Administrative Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment or order); this power being coupled with an interest is irrevocable until Payment in Full of the Obligations.

(g) Neither Administrative Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof, or for any damage resulting therefrom.

(h) Subject to Section 8.16 and the terms of the Term Loan Intercreditor Agreement, all proceeds of Collateral and all other amounts at any time received by any Borrower shall be deposited by the Credit Parties into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively the “Blocked Accounts”) established at a bank or banks as may be acceptable to Administrative Agent (each such bank, a “Blocked Account Bank” and collectively, “Blocked Account Banks”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Administrative Agent or (ii) a Collection Account. Other than with respect to any Excluded Account, with respect to any Blocked Account, each applicable Credit Party, Administrative Agent and each Blocked Account Bank shall enter into an Article 9 Control Agreement in form and substance satisfactory to Administrative Agent that is sufficient to give Administrative Agent exclusive Article 9 Control over such Blocked Accounts. At any time during a Cash Dominion Period, Administrative Agent shall have the sole and exclusive right to direct, and is hereby authorized to give instructions pursuant to such Article 9 Control Agreements directing, the disposition of funds in the Blocked Accounts and Collection Accounts (any such instructions, an “Activation Notice”) to Administrative Agent on a daily basis or at other times acceptable to Administrative Agent, either to a deposit account maintained by Administrative Agent at PNC or by wire transfer to a deposit account at PNC, which such funds may be applied by Administrative Agent to repay the Obligations, and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letters of Credit in accordance with Section 4.6 hereof. Prior to the occurrence of a Cash Dominion Triggering Event, the Credit Parties shall retain the right to direct the disposition of funds in the Blocked Accounts and/or the Collection Accounts, and Administrative Agent agrees not to provide an Activation Notice to any Blocked Account Bank unless a Cash Dominion Triggering Event has occurred and is continuing. In the event that Administrative Agent issues an Activation Notice, Administrative Agent agrees to rescind such Activation Notice at such time that no Cash Dominion Period shall exist (it being understood that, notwithstanding any such rescission, Administrative Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Cash Dominion Triggering Event shall have occurred or a Cash Dominion Period shall exist at any time thereafter). All funds deposited in the Blocked Accounts or Collection Accounts (in each case, other than any Excluded Accounts) shall immediately become subject to the security interest of Administrative Agent, for its own benefit and the ratable benefit of the other Secured Parties, and Borrower Representative shall use commercially reasonable efforts to obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Administrative Agent nor any Lender assumes any responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. During a Cash Dominion Period, Administrative Agent shall apply all funds received by it from the Blocked Accounts and/or Collection Accounts to (A) relieve the Eligible Accounts associated with such funds as set forth in the then current Borrowing Base Certificate, and (B) the satisfaction of the Obligations (including the cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 4.6 hereof) in such order as Administrative Agent shall determine in its Permitted Discretion, subject to Borrowers’ ability to re-borrow Revolving Loans in accordance with the terms hereof and without a permanent reduction of the Revolving Commitment; provided that, in the absence of any Event of Default, Administrative Agent shall apply all such funds representing collection of Accounts first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Loans.

(i) No Credit Party will, without Administrative Agent’s consent, compromise or adjust any material amount of the Accounts (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Credit Party.

(j) No Credit Party will establish or maintain any Deposit Accounts or Securities Accounts other than Deposit Accounts and Securities Accounts: (i) listed in Schedule 7.9; provided that, unless such Deposit Accounts or Securities Accounts are covered either by clause (ii) or clause (iv) below, such Deposit Accounts and Securities Accounts are terminated and closed within the timeframes set forth in Section 8.16(c) hereof, (ii) maintained at Administrative Agent; (iii) with the consent of Administrative Agent, maintained at any Permitted Third Party Bank subject to Administrative Agent’s Article 9 Control pursuant to an Article 9 Control Agreement having terms acceptable to Administrative Agent; or (iv) that are Excluded Accounts; provided that the aggregate balance of funds on deposit in all Excluded Accounts opened and maintained pursuant to this clause (iv) shall not at any time exceed $250,000, unless otherwise approved by Administrative Agent.

(k) (i) Promptly (but, in any event, within ten (10) Business Days) after any Credit Party’s entering into any agreement with any Person pursuant to which such Person will provide merchant card services or credit card processing services to such Credit Party, provide notice of such agreement to Administrative Agent, together with a true and complete copy of such agreement, the name and address of such Person, and such other information regarding the same as Administrative Agent may request from time to time and (ii) upon Administrative Agent’s request, exercise its commercially reasonable efforts to cause such Person to enter into a Third Party Claimant Agreement (and such Credit Party’s compliance with the terms of this clause (k)(ii) shall not diminish Administrative Agent’s rights to establish a Reserve therefor).

8.13 Covenants Regarding Collateral and Property. At all times (i) use all its Property in the Ordinary Course of Business and not permit such Property to be used in violation of any Applicable Law or policy of insurance; (ii) maintain, preserve, and do or cause to be done all things necessary to protect all Property used or useful in the conduct of its business, ordinary wear and tear and Loss excepted; and (iii) keep the same in good repair, working order and condition, ordinary wear and tear and Loss excepted.

8.14 Future Subsidiaries. Within thirty (30) days following (or at such later date as may be agreed to by Administrative Agent in writing in its discretion) any Person becoming a direct or indirect Subsidiary of any Credit Party, including by any Division (or, with respect to any existing Subsidiary that is an Immaterial Subsidiary, within thirty (30) days (or such longer period of time as is agreed to by Administrative Agent in writing in its discretion) after such Subsidiary ceases to be an Immaterial Subsidiary), provide Administrative Agent with written notice thereof and (a) with respect to all Subsidiaries (other than Foreign Subsidiaries, Foreign Subsidiary Holdcos and Immaterial Subsidiaries), cause such Subsidiary to execute and deliver to Administrative Agent a Joinder Agreement, causing such Subsidiary to become a party to this Agreement, as a joint and several “Borrower” (if such Subsidiary is a wholly-owned Subsidiary of a Borrower) or other “Credit Party” (if otherwise), as the case may be, and a party to a Security Agreement granting a first priority Lien upon its Collateral, subject to Permitted Liens, to secure payment of all Obligations pursuant thereto; (b) cause each Subsidiary that is added as a Borrower to execute and deliver to Administrative Agent one or more Notes in favor of one or more of the Lenders, evidencing the Debts owing to them hereunder, if so requested by such Lenders; (c) cause each Subsidiary that is added as a Credit Party hereto (other than as a Borrower) to execute and deliver to Administrative Agent a Guaranty of all Obligations and a Security Agreement granting a first priority Lien upon its Collateral, subject to Permitted Liens, to secure payment of all Obligations; (d) (i) with respect to all such Subsidiaries (other than Foreign Subsidiaries and Foreign Subsidiary Holdcos), pledge or cause to be pledged one hundred percent (100%) of the Equity Interests of such Subsidiary to Administrative Agent for the benefit of the Secured Parties pursuant to a Security Document and (ii) with respect to Foreign Subsidiaries and Foreign Subsidiary Holdcos, if the Equity Interests of such Foreign Subsidiary or Foreign Subsidiary Holdco, as applicable, are owned by a Credit Party, pledge or cause to be pledged sixty-five percent (65%) (or such greater percentage to the extent requested by Administrative Agent and the pledge thereof would not result in material and adverse tax consequences to any Credit Party or their Affiliates pursuant to the Code) of the Equity Interests of such Foreign Subsidiary or Foreign Subsidiary Holdco, as applicable, to Administrative Agent for the benefit of the Secured Parties pursuant to a Security Document, and, in each case, deliver or cause to be delivered the original certificate(s) evidencing such Equity Interests (if any) and the related undated stock powers executed in blank; and (e) deliver such other documentation as Administrative Agent may request in connection with the foregoing, including appropriate Financing Statements, Article 9 Control Agreements, Third Party Claimant Agreements, Mortgages, evidence of insurance as required by this Agreement or the other Loan Documents, certified resolutions and other organizational and authorizing documents of such Subsidiary, and upon the request of Administrative Agent, favorable opinions of counsel to such Subsidiary (that shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the attachment and perfection of security interests granted thereunder), all in form, content, and scope satisfactory to Administrative Agent; provided, however, that (x) nothing in this Section 8.14 shall authorize any Credit Party or any Subsidiary to consummate any Acquisition or form any Subsidiary, except in conformity with Section 9.7(e); (y) any document, agreement, or instrument executed or issued pursuant to this Section 8.14 shall be a “Loan Document” for purposes of this Agreement; and (z) unless otherwise agreed to by Administrative Agent in its discretion, none of the Property of any such Subsidiary that becomes a “Borrower” shall be included in the calculation of the Borrowing Base unless and until Administrative Agent shall have (1) conducted a field examination and, if applicable, obtained a Qualified Appraisal of such Property (with each such field examination and appraisal being at such Subsidiaries’ sole cost and expense and in excess of any other field examination or appraisal otherwise permitted by this Agreement or the other Loan Documents to be charged to the Credit Parties) and found the results thereof satisfactory, (2) received a revised Borrowing Base Certificate (and all supporting documentation and reports) giving effect to such Property and its inclusion in such calculation, and (3) established such Reserves in connection therewith as Administrative Agent shall require.

8.15 Further Assurances. At its expense, promptly, (i) execute and deliver to Administrative Agent, LC Issuer and the Lenders, or cause to be executed and delivered to Administrative Agent, LC Issuer and the Lenders, all documents, agreements, and instruments, including the Mortgages, that are, in Administrative Agent’s determination, necessary to (A) correct any omissions in the Loan Documents or any agreement relating to Bank Products; (B) more fully state the Obligations set out in this Agreement or in any other Loan Document or agreement relating to Bank Products; (ii) obtain any consents, as may be necessary or appropriate in connection therewith as may be requested by Administrative Agent; and (iii) deliver such instruments, assignments, title certificates, or other documents or agreements, and take such actions, as Administrative Agent deems appropriate under Applicable Law to evidence or perfect Administrative Agent’s Lien in and to any Collateral. Within ten (10) days (or such later date as agreed to by Administrative Agent in its discretion) after the date Holdings first holds or acquires Parent’s Equity Interest representing greater than 50% of the aggregate amount of Parent’s issued and outstanding Equity Interest, Holdings shall comply with Section 8.14 (and Borrowers shall cause Holdings to comply with Section 8.14) and become a Credit Party hereunder and the other Loan Documents.

8.16 Post-Closing Obligations. Credit Parties shall cause the conditions set forth below to be satisfied, on or before the date specified for each condition (or such later date as Administrative Agent may agree in its Permitted Discretion via email), time being of the essence, in a manner satisfactory, in form and substance as applicable, to Administrative Agent in its Permitted Discretion.

(a) Third Party Claimant Agreements. The Credit Parties shall use commercially reasonable efforts to provide to Administrative Agent a Third Party Claimant Agreement with respect to the following locations:

(i) 4815 Ellicott Street Road, Batavia, NY 14020;

(ii) 549a Aldi Blvd., Mt. Juliet, TN 37122;

(iii) 5960 Dry Hop Circle, Manhattan, Kansas 66503;

(iv) 3457 Union Street, North Chili, NY 14514;

(v) 1001 Bluff Rd., Romeoville, IL 60446;

(vi) 615 McCall Road, Manhattan, KS 66503;

(vii) 700 Ellicott St Batavia, NY 14020 Route 89, North East, PA 16428;

(viii) 1904 N Le Compte Rd Building 5E, Springfield, MO 65802;

(ix) 198 Newton Street, Fredonia, NY 14063;

(x) 6710 E N Belt Rd Building 1, Las Vegas, NV 89115;

(xi) 219 Little Canada Road E., St. Paul, MN 55117;

(xii) 5778 Baxter Rd Rockford, IL 61109, and

(xiii) 5501 Route 89, North East, PA 16428.

(b) Control Agreements. Within sixty (60) days following the Closing Date, with respect to any Deposit Accounts or Securities Accounts maintained by the Credit Parties at a depository institution other than PNC, the Credit Parties shall either (i) close and move such Deposit Accounts or Securities Accounts to PNC or (ii) deliver to Administrative Agent fully executed an Article 9 Control Agreements for each such deposit or securities account.

(c) Treasury Management. Within one hundred fifty (150) days following the Closing Date, with respect to the primary Deposit Accounts or Securities Accounts maintained by the Credit Parties at a depository institution other than PNC (other than Excluded Accounts), the Credit Parties shall close and move such Deposit Accounts or Securities Accounts to PNC.

(d) Insurance Endorsements. Within sixty (60) days following the Closing Date, Administrative Agent shall have received lender’s loss payable and additional insured endorsements in connection with the insurance policies carried by Credit Parties, in favor of Administrative Agent and showing Administrative Agent as agent for the Secured Parties, each of which shall be in form and substance satisfactory to Administrative Agent.

(e) Mortgages. Within sixty (60) days following the Closing Date, Borrowers will, or will cause the applicable Credit Party to, provide Administrative Agent with a second lien Mortgage with respect to all owned Eligible Real Property, together with (as applicable):

(i) evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in a form suitable for filing or recording in all filing or recording offices that Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected second Lien on such owned Real Estate in favor of Administrative Agent for the benefit of the Secured Parties and that all filing and recording Taxes and fees have been paid or are otherwise provided in a manner reasonably satisfactory to Administrative Agent;

(ii) an ALTA survey in respect of each such parcel of owned Real Estate (or existing survey or similar documentation together with a no change affidavit of such Mortgage Property);

(iii) zoning report from The Planning & Zoning Resource Corporation or equivalent zoning report or municipal zoning letter disclosing no current material building or zoning violations for such Mortgaged Property, providing that the continued operation of the properties and assets as currently conducted conforms (or is legal non-conforming) with all applicable zoning and building laws, rules or regulations or a zoning endorsement to the applicable Mortgage Policy; and

(iv) a completed standard “life of loan” federal Emergency Management Agency Standard Flood Hazard Determination indicating whether any owned Real Estate is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in a special flood hazard area, and evidence of such flood insurance as may be required under applicable law; provided, however, that in the event any improvement on such property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in a special flood hazard area and Borrowers have not obtained flood insurance as required under Section 8.3, that property shall be excluded, treated as Excluded Collateral and any Mortgages thereon shall automatically be released.

(f) Licenses. Within thirty (30) days following the Closing Date, Administrative Agent shall have received a supplement to Schedule 7.10(a) setting forth on it with respect to each Credit Party and each of its Subsidiaries as of the Closing Date, all of such Person’s Licenses (other than (i) non-exclusive trademark Licenses and similar non-exclusive licenses granted to or by vendors, suppliers, customers, franchisees or branding or marketing partners in the Ordinary Course of Business and (ii) any Licenses to software to the extent such software is fungible, off-the-shelf and reasonably available for purchase by Administrative Agent).

(g) Within one hundred fifty (150) days following the Closing Date, Borrowers shall establish and maintain a separate Royalty Payment Account in which any and all payments in respect of Royalties or Licenses shall be deposited.

All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described in, and within the time periods required by, this Section 8.16, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true, or any provision of any covenant breached, because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects, and the covenant complied with, at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 8.16 and (y) all representations and warranties and covenants relating to the Security Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 8.16 have been taken (or were required to be taken).

SECTION 9

NEGATIVE COVENANTS

Until Payment in Full of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Bank Product Obligations (other than Excluded Bank Product Obligations) that have been Cash Collateralized) and termination of the Commitments, no Credit Party shall, nor shall it permit any Subsidiary to:

9.1 Debt. Create, incur, Guarantee, or suffer to exist any Debt, except:

(a) the Obligations;

(b) [reserved];

(c) Permitted Purchase Money Debt, so long as the aggregate outstanding principal amount of such Debt does not, at any one time, exceed $10,000,000;

(d) Funded Debt (other than the Obligations, Permitted Purchase Money Debt, the Scheduled Noteholder Debt and Funded Debt as described under, and permitted by, Section 9.1(f)), but only to the extent outstanding on the Closing Date and listed on Schedule 9.1;

(e) Scheduled Noteholder Debt;

(f) subsequent to the Closing Date, Funded Debt of a Person existing at the time that such Person became a Subsidiary (by Acquisition, an Investment or otherwise) or Funded Debt assumed in connection with any Acquisition or Investment, to the extent that (i) such Debt was not incurred in connection with, or in contemplation of, such Person’s becoming a Subsidiary or such Acquisition; (ii) no Borrower or Subsidiary (other than the Credit Parties party to any such Acquisition) shall have any liability or other obligation with respect to such Debt; (iii) the outstanding principal amount of such Debt does not exceed $1,000,000 in the aggregate, at any time outstanding; and (iv) such Debt is unsecured or is secured only by Liens permitted by Section 9.2(j);

(g) Debt arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business;

(h) Debt incurred in the Ordinary Course of Business with respect to surety, appeal, stay, customs or performance bonds, workers’ compensation claims, self-insurance obligations or other similar obligations;

(i) Debt consisting of customary indemnification, purchase price adjustments and similar contingent obligations in favor of purchasers in connection with Permitted Asset Dispositions;

(j) [reserved];

(k) Intercompany Debt, provided that (i) all such Debt shall be unsecured Debt; (ii) all such Debt shall constitute Subordinated Debt, as and when incurred, without necessity of further action on the part of Administrative Agent or Borrower(s) obligated thereon or holding such Debt, (iii) such Debt payable by a Credit Party to a Subsidiary that is not a Credit Party shall not be paid, in whole or in part, except as provided in clause (iv) below, unless and until all Obligations have been Paid in Full; (iv) such Debt payable to a Subsidiary that is not a Credit Party may be paid in accordance with its terms from time to time, but may not be prepaid so long as no Default or Event of Default then exists and none would be caused by such payment being made; (v) such Debt shall be deemed assigned to Administrative Agent as additional Collateral effective with the incurrence thereof without necessity of further action on the part of Administrative Agent or Borrower(s) obligated thereon or holding such Debt, and Administrative Agent at any time and from time to time shall have the right (but not the obligation) to enforce the payment and collection of such Debt owing to a Credit Party and to require that such Debt owing to a Credit Party be evidenced by one or more promissory notes (if not then so evidenced) and be endorsed to and deposited with Administrative Agent to facilitate the assignment thereof to Administrative Agent, and in such event, Administrative Agent shall be a holder in due course thereof; (vi) such Debt shall not be assigned to any Person by the holder thereof, except to Administrative Agent or Term Loan Agent (subject to the Term Loan Intercreditor Agreement) as provided above; (vii) if payable by a Subsidiary that is not a Credit Party to a Credit Party, such Debt shall not be reduced or forgiven, or converted to equity, or be subordinated (except pursuant hereto) by any holder of such Debt; (viii) if any Bankruptcy Event of Default shall have occurred, Administrative Agent shall have the sole and exclusive right (but not the obligation) to file proofs of claim and take other actions, in its discretion, in respect of such Debt in such proceeding and to receive the entirety of any payments made thereon for application to the Obligations; and (ix) such Debt payable to a Subsidiary that is not a Credit Party does not, at any one time, exceed $500,000;

(l) Permitted Refinancing Debt of Debt permitted under clauses (c), (d), (f) and (p) in this Section 9.1;

(m) Debt arising in connection with the financing of insurance premiums in the Ordinary Course of Business subject to compliance with Section 9.14;

(n) Debt representing deferred compensation to officers, directors or employees of any Borrower, and other accrued and deferred expenses (including salaries, accrued vacation and other compensation) issued or incurred in the Ordinary Course of Business;

(o) Debt consisting of unsecured Earn-Outs not exceeding $2,000,000, purchase price adjustments, indemnification or similar deferred or contingent obligations, seller promissory notes and payment obligations in respect of non-competition agreements incurred in connection with any Acquisition; provided that each such seller promissory note shall be subordinated in right of payment to the Obligations pursuant to a Subordination Agreement on terms acceptable to Administrative Agent;

(p) Debt incurred under or permitted pursuant to the Term Loan Credit Agreement, so long as such Term Loan Debt is subject to the Term Loan Intercreditor Agreement;

(q) Debt consisting of obligations owing to credit card processors in the Ordinary Course of Business;

(r) Debt consisting of unsecured obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(s) to the extent constituting Debt, customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(t) Guarantees (i) by a Credit Party with respect to Debt of another Credit Party otherwise permitted pursuant to this Section 9.1, and (ii) by a Subsidiary that is not a Credit Party with respect to Debt of any Credit Party or Subsidiary otherwise permitted pursuant to this Section 9.1;

(u) Subordinated Debt in an aggregate amount not exceeding $2,500,000;

(v) unsecured Debt in an aggregate amount not exceeding $1,000,000 to future, current or former officers, managers, consultants, directors, and employees, and their respective estates, spouses or former spouses or Affiliates to finance the purchase or redemption of Equity Interests or other equity-based awards of a Credit Party or Subsidiary or a parent thereof permitted under Section 9.3;

(w) Debt (i) evidenced by the Existing Letter of Credit in an amount not to exceed $27,725.50, (ii) in respect of Borrowers’ commercial credit card program with Regions Bank in an aggregate amount not to exceed $315,000 and (iii) in respect of Borrowers’ automated clearinghouse programs with Regions Bank in an aggregate amount not to exceed $1,150,000 so long as, in the case of (ii) and (iii), such commercial credit card programs and automated clearinghouse programs with Regions Bank are terminated upon the earlier to occur of (x) Borrowers’ satisfaction of the requirement set forth in Section 8.16(c) hereof and (y) the date that is one hundred fifty (150) days following the Closing Date; and

(x) any other Debt that is not secured by a Lien and does not exceed a principal amount of $2,500,000 in the aggregate at any time outstanding.

provided, however, that, for the avoidance of any doubt, and notwithstanding any provision of the foregoing that may be to the contrary, no Borrower shall Guarantee any Debt of any Credit Party except for Debt of another Borrower that is expressly permitted to be created, incurred or assumed pursuant hereto, and Debt consisting of any Obligations.

9.2 Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens (i) in favor of Administrative Agent, LC Issuer, any Lender or any other Secured Party arising pursuant hereto or under any other Loan Document and (ii) subject to the Term Loan Intercreditor Agreement, in favor of the Term Loan Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt permitted under this Agreement;

(c) Liens arising as a matter of law for Taxes not yet due or payable or being Properly Contested;

(d) Liens (other than Liens for Taxes or imposed under ERISA or pursuant to any Environmental Law) arising as a matter of law and in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or payable or is being Properly Contested; (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary; and (iii) such Liens do not secure Debt;

(e) Liens consisting of deposits or pledges made in the Ordinary Course of Business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of tenders, bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or Adverse Proceedings unless permitted by Section 9.2(g)), performance bonds, or arising as a result of progress payments under government contracts, obligations owing to credit card processors and other obligations of a like nature incurred in the Ordinary Course of Business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) Liens in the Ordinary Course of Business that are subject to Third Party Claimant Agreements;

(g) Liens arising as a matter of law by virtue of a judgment or judicial order against any Credit Party or Subsidiary, or any Property of a Credit Party or Subsidiary, as long as not constituting an Event of Default under Section 11.1(h);

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) (i) Liens on acquired Property other than Collateral securing Debt permitted under Section 9.1(f); provided that such Liens (i) are not incurred in connection with, or in anticipation of, a Person becoming a Subsidiary or the acquisition of the Property subject to such Lien; (ii) are applicable only to the Property of such Subsidiary or Property acquired (and proceeds thereof) and (iii) do not attach to any other Property of the Credit Parties or any of their Subsidiaries;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Credit Party or any of its Subsidiaries in the Ordinary Course of Business;

(l) Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of Goods;

(m) any interest or title of a lessor or sub-lessor under any lease of Real Estate made by any Credit Party or any of its Subsidiaries as lessee or sub-lessee, only to the extent permitted hereunder;

(n) Liens solely on any cash earnest money deposits made by any Credit Party or any of its Subsidiaries in connection with any letter of intent, or purchase agreement permitted hereunder;

(o) purported Liens evidenced by the filing of precautionary Financing Statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

(p) Liens existing on the Closing Date and listed on Schedule 9.2, including Liens securing Permitted Refinancing Debt permitted under Section 9.1(l);

(q) Liens incurred under or permitted pursuant to the Term Loan Debt Documents;

(r) Liens on cash collateral in favor of Regions Bank securing the Debt of Borrowers evidenced by (i) the Existing Letter of Credit in an aggregate amount not to exceed $29,111.78, (ii) commercial credit card program with Regions Bank in an aggregate amount not to exceed $315,000 and (iii) automated clearinghouse programs with Regions Bank in an aggregate amount not to exceed $1,150,000; provided that, in each case, upon satisfaction of the Borrowers’ obligations to Regions Bank in respect of the Existing Letter of Credit, commercial credit card program with Regions Bank and automated clearinghouse programs with Regions Bank, in each case, such cash collateral shall have been returned to the Borrowers in accordance with the terms of that certain pay-off letter agreement dated as of August 9, 2023 between the Borrowers and Regions Bank;

(s) other Liens securing Debt or other obligations permitted pursuant to this Agreement in an aggregate principal amount at any one time outstanding not to exceed $2,500,000; and

(t) solely to the extent constituting Liens, “Permitted Asset Dispositions” permitted under clause (d)(3), (4) or (5) of such term.

9.3 Restricted Payments. Declare or make any Restricted Payment, except the following:

(a) [reserved];

(b) any Subsidiary (other than a Borrower) may pay dividends or make other distributions to a Credit Party or another Subsidiary that is wholly-owned by such Credit Party (including any Borrower);

(c) any Credit Party may pay dividends or make other distributions to another Credit Party (other than to Holdings (in the event Holdings becomes a Credit Party));

(d) each Credit Party and each Subsidiary may: (i) redeem, repurchase, retire or otherwise acquire Equity Interests to the extent such redemption, repurchase, retirement or other acquisition is deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and (ii) make cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights relating to Equity Interests of a Credit Party or any Subsidiary, so long as (x) any such cash payment is not made for the purpose of evading the limitations set forth in this Section 9.3 and (y) such cash payments do not exceed $1,000,000 in any Fiscal Year;

(e) any Credit Party (including any Borrower) may pay dividends or make distributions on Equity Interests that accrue (but are not paid in cash) or are paid in-kind with Qualified Equity Interests;

(f) so long as no Default or Event of Default exists or would result therefrom, the Credit Parties and Subsidiaries may make Permitted Tax Distributions subject to the limitations set forth in such definition;

(g) commencing after Fiscal Year Ending December 31, 2025, Restricted Payments in an aggregate amount not to exceed the Permitted Restricted Payment Amount in any Fiscal Year shall be permitted to be made so long as (and only so long as) (i) no Default or Event of Default then exists or would result from the making of such Restricted Payment, (ii) the Total Leverage Ratio calculated as of the last day of the Fiscal Month ending immediately prior to the date of the making of such Restricted Payment shall be less than 3:00:1.00, (iii) Consolidated EBITDA for the trailing twelve month period ending as of the last day of the Fiscal Month ending immediately prior to the date of the making of such Restricted Payment is not less than $60,000,000, (iv) Liquidity (calculated on a Pro Forma Basis after giving effect to the making of such Restricted Payment) for (x) the period of 30 consecutive days prior to the making of such Restricted Payment and (y) as of the date of the making of such Restricted Payment, in each case of clauses (x) and (y) is not less than $50,000,000, (v) no Financial Covenant Equity Cure shall have been made at any time during the twelve (12) month period ending on the date such Restricted Payment is made, and (vi) Administrative Agent shall have received a certificate of a Responsible Officer of Borrower Representative, in form and substance reasonably satisfactory to Administrative Agent, certifying as to compliance with the foregoing clauses (i) through (v) and including within it a calculation of the Permitted Restricted Payment Amount;

(h) any Credit Party or any Subsidiary may make Restricted Payments to any parent of Parent in amounts required for such parent to pay: (i) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or other legal existence; (ii) [reserved]; (iii) reasonable and documented general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any parent that are attributable to Parent’s ownership interest in the Credit Parties; and (iv) fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated); and

(i) any Credit Party or any Subsidiary may make Restricted Payments in the form of Subordinated Debt and payments of such Subordinated Debt to pay for the repurchase, redemption, retirement or other acquisition of Equity Interests or other equity-based awards of a Credit Party or a Subsidiary or a parent thereof held by any future, current or former officers, managers, consultants, directors, and employees of the Credit Parties, their Subsidiaries or any parent thereof, and their respective estates, spouses or former spouses or Affiliates; provided that the aggregate amount of Restricted Payments made under this clause (i) shall not exceed $1,000,000 during the term of this Agreement.

Notwithstanding the foregoing, the Material Transfers Prohibition shall apply to this Section 9.3.

9.4 Investments. Make any Investment, except the following:

(a) Investments in Subsidiaries and other Investments, in each case, to the extent existing on the Closing Date and described on Schedule 9.4 and any modification, replacement, renewal, reinvestment or extension thereof so long as the amount of the original Investment is not increased in connection with such modification, replacement, renewal, reinvestment or extension (unless such increase is otherwise permitted pursuant to another clause of this Section 9.4);

(b) Investments in cash or Cash Equivalents;

(c) Guarantees permitted pursuant to Section 9.1;

(d) deposits permitted by Section 9.2(e) or Section 9.2(n);

(e) Swap Agreements entered into in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property, and not for purposes of speculation;

(f) Equity Interests or obligations issued to any Credit Party or Subsidiary by any Person (or the representative of such Person) in respect of Debt of such Person owing to such Credit Party or Subsidiary in connection with the insolvency, bankruptcy, receivership, or reorganization of such Person or a composition or readjustment of the Debts of such Person;

(g) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business;

(h) Investments constituting deposits for the purchase of goods or services made in the Ordinary Course of Business;

(i) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business and consistent with customary credit practices and policies with customary credit practices and policies;

(j) deposits with financial institutions (including PNC) expressly permitted hereunder;

(k) Permitted Acquisitions; provided that the amount of Acquisitions under this clause (k) and Investments under clause (q) and clause (t) below, of Persons that do not become Credit Parties or assets that do not become Collateral shall not exceed $2,500,000 in the aggregate during the term of this Agreement;

(l) Investments made after the Closing Date (i) in a Credit Party; or (ii) by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party in an aggregate amount not to exceed $2,500,000 during the term of this Agreement;

(m) Intercompany Debt, subject to Section 9.1(k);

(n) to the extent constituting Investments, fundamental changes permitted pursuant to Section 9.7;

(o) Investments held by any Person that becomes a Subsidiary after the Closing Date in a transaction permitted pursuant to this Agreement, to the extent that such Investments (i) were in existence at the time such Person became a Subsidiary, and (ii) were not made in contemplation of, or in connection with, such Person becoming a Subsidiary;

(p) promissory notes and other non-cash consideration received in connection with a Permitted Asset Disposition permitted by clause (l) of the definition thereof;

(q) Investments described in clause (b) or (c) of such term (provided that any Acquisition shall be required to be, and must comply with all of the provisions and conditions of the term, Permitted Acquisition) made with (i) net cash proceeds received by Parent after the Closing Date (from any Person other than a Credit Party or a Subsidiary) as a contribution to Parent’s equity capital (other than in respect of Disqualified Equity Interests), (ii) net cash proceeds received by the Parent from the issuance of Equity Interests that are not Disqualified Equity Interests of Parent (to any Person other than a Credit Party or Subsidiary), or (iii) Equity Interests of Parent that are not Disqualified Equity Interests; provided that the amount of Investments under this clause (q), under clause (k) above and under clause (t) below, in Persons that do not become Credit Parties or assets that do not become Collateral shall not exceed $2,500,000 in the aggregate during the term of this Agreement;

(r) Investments consisting of non-cash loans to one or more directors, officers, employees or consultants of Parent, any Subsidiary or a parent of Parent to finance the acquisition of Equity Interests in Parent or any parent of Parent;

(s) Loans and advances to any parent of Parent in lieu of and not in excess of the amount of Restricted Payments to the extent permitted to be made to such parent in accordance with Section 9.3; and

(t) other Investments (other than any Acquisition) in an amount not exceeding $2,500,000 outstanding at any time; provided that the aggregate amount of Investments under this clause (t) and clause (q) and clause (k) above in Persons that do not become Credit Parties or assets that do not become Collateral shall not exceed $2,500,000 in the aggregate.

Notwithstanding the foregoing, in no event shall any Credit Party make, or permit any other Credit Party to make, any Investment (i) that results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 9.3 and (ii) in or to any Affiliate or Subsidiary that is not a Credit Party consisting of Intellectual Property (or exclusive rights thereto) constituting Collateral or any other Collateral that is material to the business of Parent and its Subsidiaries (it being understood that any such Collateral with a fair market value in excess of Threshold Amount shall be deemed to be material to the business of Parent and its Subsidiaries) (the foregoing requirement, the “Material Transfers Prohibition”).

9.5 Disposition of Assets. Make or consummate any Asset Disposition, except a Permitted Asset Disposition. Notwithstanding the foregoing, the Material Transfers Prohibition shall also apply to this Section 9.5.

9.6 Restrictions on Payment of Certain Debt. Make, or permit any Subsidiary to make, any payment (whether a voluntary payment, mandatory payment, prepayment, redemption, retirement, defeasance, acquisition, or deposit) or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt, except:

(a) payments of Debt secured by a Permitted Lien if the asset securing such Debt has been sold or otherwise disposed of in a transaction permitted hereunder;

(b) voluntary prepayments of Intercompany Debt permitted by Section 9.1(k); provided that no voluntary prepayments shall be made by a Credit Party to a non-Credit Party;

(c) Permitted Refinancing Debt permitted pursuant to Section 9.1(l);

(d) any Credit Party or any Subsidiary may make (i) payments of regularly scheduled interest and principal payments as and when due in respect of the Term Loan Debt; (ii) payments of costs, expenses, fees, make-whole premiums, indemnity payments and similar payments (but not payments on account of principal or interest) in respect of the Term Loan Debt, and (iii) so long as no Default or Event of Default exists or would result therefrom, payments of regularly scheduled interest and principal payments as and when due in respect of Scheduled Noteholder Debt;

(e) any Credit Party or any Subsidiary may make mandatory principal prepayments or payments, as applicable, of the Term Loan Debt required pursuant to Section 5.2(c), Section 5.2(f) or Section 5.2(g) of the Term Loan Credit Agreement as and when due in accordance with the terms of the Term Loan Credit Agreement, provided, however, any payment of the Term Loan Debt required pursuant to Section 5.2(g)(i) of the Term Loan Credit Agreement may not be paid with the proceeds of any Loan hereunder or any Credit Parties’ cash on the their balance sheet;

(f) any Credit Party or any Subsidiary may make voluntary prepayments of the Term Loan Debt (i) pursuant to Section 5.2(b) of the Term Loan Credit Agreement so long as the Payment Conditions are satisfied or (ii) such voluntary prepayment is funded or prepaid solely from proceeds of issuances of Equity Interests of Holdings, Parent or any other Credit Party or an Affiliate of any Credit Party;

(g) any Credit Party or any Subsidiary may make mandatory principal prepayments of the Term Loan Debt pursuant to Section 5.2(d) of the Term Loan Credit Agreement so long as, with respect to each such payment, (i) the applicable Term Loan Prepayment Conditions (as defined in the Intercreditor Agreement) have been satisfied and (ii) Borrower Representative shall have delivered to Administrative Agent not less than two (2) Business Days prior to making any such payment, a certificate in form and substance reasonably satisfactory to Administrative Agent certifying as to compliance with the items described in the foregoing clauses (i) and (ii) of this paragraph and attaching calculations for clause (i);

(h) any Credit Party or any Subsidiary may make mandatory principal prepayments of the Term Loan Debt or fund the Over Line Cash Collateral, in each case pursuant to Section 5.2(e) of the Term Loan Credit Agreement, so long as, with respect to each such prepayment or funding, as applicable, (i) the applicable Term Loan Prepayment Conditions (as defined in the Intercreditor Agreement) have been satisfied and (ii) Borrower Representative shall have delivered to Administrative Agent not less than two (2) Business Days prior to making any such payment, a certificate in form and substance reasonably satisfactory to Administrative Agent certifying as to compliance with the items described in the foregoing clauses (i) and (ii) of this paragraph and attaching calculations for clause (i), provided, however, where such funding or prepayment is funded or prepaid solely from proceeds of issuances of Equity Interests of Holdings, Parent or any other Credit Party or an Affiliate of any Credit Party and such funding or prepayment shall be applied to the Term Loan Debt, such funding or prepayment shall be deemed to be permitted hereunder and the requirements of this Section 9.6(h) need not be satisfied; and

(i) payment of interest and principal payments, and payment of reasonable fees, costs and expenses, as and when due in respect of any other Debt permitted under Section 9.1 (other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof and Scheduled Noteholder Debt other than in accordance with clause (d) above).

9.7 Fundamental Changes.

(a) Merge, Divide, combine, or consolidate with or into any Person, or liquidate (or suffer any liquidation), wind up its affairs, or dissolve itself (or suffer any dissolution), in each case whether in a single transaction or in a series of related transactions, except that so long as no Default or Event of Default then exists or would result therefrom (i) any Credit Party or Subsidiary that is not a Credit Party may merge with, or sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets to, any Credit Party (including any Borrower), and any Credit Party may Divide itself into two or more Credit Parties; provided that, (A) if any Borrower is party to any such merger, such Borrower must be the surviving Person; and (B) in any Division of any Credit Party, the Persons resulting from such Division must all become Credit Parties of the same type; upon such Division becoming effective; e.g., all Persons resulting from the Division of a Borrower must become Borrowers, in accordance with Section 8.14; (ii) any Domestic Subsidiary that is not a Credit Party may merge with, or sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets to, any other Domestic Subsidiary that is not a Credit Party, or Divide itself into two or more Domestic Subsidiaries that are not Credit Parties; (iii) any Foreign Subsidiary may merge with, or sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets to, any other wholly owned Foreign Subsidiary or Divide itself into two or more Foreign Subsidiaries; (iv) any Subsidiary (other than a Credit Party) may, in accordance with Applicable Law, liquidate or dissolve itself into a Credit Party or another Domestic Subsidiary that is wholly owned by a Credit Party; and (v) any Foreign Subsidiary (other than a Credit Party) of a Credit Party may liquidate or dissolve itself into another wholly owned Foreign Subsidiary of a Credit Party in accordance with Applicable Law.

(b) Without giving Administrative Agent at least thirty (30) days prior written notice thereof (or such other notice as is acceptable to Administrative Agent) and complying with all requirements of Administrative Agent in regard thereto, including with respect to execution and delivery of all documents, certificates, and information requested by Administrative Agent to maintain the validity, perfection, and priority of the security interests of Administrative Agent in the Collateral, (i) change its legal name or the jurisdiction in which it is organized; (ii) conduct business under any registered trade name, assumed name, or fictitious name that was not listed in Schedule 7.4 as of the Closing Date; (iii) change its tax, charter, or other organizational identification number; (iv) change its organizational form (i.e., corporation, limited liability company, partnership, etc.); or (v) change the location of its chief executive office or other office where books or records are kept.

(c) Locate its chief executive office or keep its books and records in any jurisdiction other than in a State within the United States of America or the District of Columbia;

(d) Amend, restate, amend and restate, or otherwise modify its Organizational Documents in any manner that would be contrary to the terms and conditions of this Agreement or the other Loan Documents or in any manner that could be adverse to any Secured Party or would reasonably be expected to have a Material Adverse Effect;

(e) Form any Subsidiary or consummate any Acquisition except a Permitted Acquisition or make an Investment other than permitted Investments; provided, however, any Credit Party or any Subsidiary may (i) form a Subsidiary or (ii) consummate a Permitted Acquisition, so long as, in each case, such Borrower and each Person that becomes a Subsidiary on account thereof complies with Section 8.14 and Section 8.15, to the extent applicable;

(f) Permit any Subsidiary to issue any additional Equity Interests except director’s qualifying shares and Equity Interests to its immediate parent;

(g) Become a partner or joint venturer with any third party after the Closing Date;

(h) Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2 or change its year-end for accounting purposes from the Fiscal Year ending December 31;

(i) File or consent to the filing of any consolidated income tax return with any Person other than Credit Parties and Subsidiaries; or

(j) (i) Engage in any business other than a business in substantially the same field as the business conducted by Credit Parties and the Subsidiaries on the Closing Date or extensions thereof and businesses incidental, reasonably related or ancillary to any of the foregoing; (ii) engage in any business or other activity that is not insured by such policies of insurance required by Section 8.3; or (iii) permit or undergo any changes in its business and related activities that could result in the termination, revocation, ineffectiveness, or unenforceability of any of such policies of insurance.

9.8 Restrictive Agreements; Certain Restrictions; Inconsistent Agreements.

(a) Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date and listed on Schedule 7.17; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) containing customary restrictions on assignment in leases and other contracts; (d) [reserved]; (e) containing customary restrictions related to the sale of assets (to the extent such sale is permitted pursuant to Section 9.5) that limit the encumbrance of such assets pending the consummation of such sale; (f) contained in the organizational or constitutional documents and agreements or any related joint venture or similar agreements binding on or applicable to any Subsidiary that is not a wholly-owned Subsidiary (but only to the extent such encumbrance or restriction covers the assets of such Subsidiary or any Equity Interests in such Subsidiary); (g) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted pursuant to Section 9.5 pending the consummation of such sale; or (h) relating to Debt permitted hereunder, as long as Borrower Representative shall have determined in Good Faith that such encumbrances and restrictions will not affect its obligation or ability to make any payments required hereunder or under any other Loan Document.

(b) Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Restricted Payment to a Credit Party or of any Credit Party to make any Restricted Payment to another Credit Party, other than restrictions under this Agreement and the other Loan Documents or in effect on the Closing Date as shown on Schedule 7.17.

(c) Become party to any contract or agreement that would violate the terms hereof, any other Loan Document, or any agreements relating to Bank Products.

9.9 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except the following:

(a) transactions that are expressly permitted under this Agreement or any other Loan Documents;

(b) payment or provision of reasonable compensation, benefits (including Qualified Equity Interest grants, issuances, sales or awards) and indemnities to consultants, officers and employees for services and loans and advances permitted by Section 9.4(g), including reasonable indemnification and severance arrangements;

(c) payment of usual and customary directors’ fees and indemnities in the Ordinary Course of Business;

(d) transactions with Affiliates consummated on or before the Closing Date and listed on Schedule 9.9;

(e) transactions solely among Credit Parties or Subsidiaries that are not otherwise prohibited by this Agreement;

(f) contributions to the capital of a Credit Party or Subsidiary, or issuances of Equity Interests of a Credit Party or Subsidiary, to the extent otherwise permitted by this Agreement; and

(g) other transactions with Affiliates not otherwise specifically covered in this Section 9.9 upon fair and reasonable terms that are not substantially less favorable to the affected Credit Party(ies) than would be obtained in a comparable arm’s-length transaction with a non-Affiliate, and otherwise do not contravene any term of this Agreement or any other Loan Document.

9.10 Plans. (a) Become a Plan; (b) cause or permit any ERISA Affiliate to cause or permit to occur any event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA; or (c) cause or permit to occur an ERISA Event that has resulted or would reasonably be expected to result in a Material Adverse Effect.

9.11 Sales and Leasebacks. Enter into any arrangement, whereby one Person shall, directly or indirectly, sell or transfer any Property to another Person who shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property that such Person intends to use for substantially the same purpose or purposes as the Property sold or transferred other than as permitted by clause (o) of the definition of Permitted Asset Disposition.

9.12 Certain Agreements. (a) Permit any Material Contract to be cancelled or terminated before its stated maturity or expiration date other than in accordance with its terms or to the extent replaced by another agreement; (b) amend, restate, amend and restate, supplement, waive any term of, consent to any change in, or otherwise modify any Material Contract in a manner adverse to any Secured Party; (c) any material default in the performance under any Material Contract; or (d) agree to or accept any waiver under any Material Contract that would adversely affect the rights of any Secured Party; provided, however, that nothing in this Section 9.12 shall prohibit any Permitted Refinancing Debt or the repayment, prepayment, retirement, or extinguishment of any Debt, to the extent the same is otherwise permitted to be made or incurred under this Agreement and the other Loan Documents.

9.13 Disqualified Equity Interests. Issue or suffer to exist with respect to such Person any Disqualified Equity Interests unless the obligations in respect of such Disqualified Equity Interests constitute Debt permitted by Section 9.1.

9.14 Finance Insurance Premiums. Enter into any premium finance arrangements to finance all or a portion of any insurance premiums unless the provider of such financing shall have entered into an agreement with Administrative Agent (in form and substance satisfactory to Administrative Agent) pursuant to which, among other things, such financing provider agrees not to cancel any related insurances policies without first having provided Administrative Agent with at least thirty (30) days’ prior written notice thereof.

9.15 Holdings. Solely with respect to Holdings, (a) engage in any business or business activity other than (i) the ownership and acquisition of Equity Interests in the Parent and its Subsidiaries, together in each case with activities related, ancillary or incidental thereto, (ii) the actions required or advisable by law to maintain its existence and separate corporate or other legal structure, (iii) the payment of taxes and other customary obligations, (iv) the issuance, sale and redemption of Qualified Equity Interests, (v) the receipt, holding (but not in excess of five (5) days) and further distribution of the proceeds of Restricted Payments permitted by Section 9.3, (vi) the holding of directors’ and shareholders’ meetings, preparation of corporate and similar records and other activities required or advisable to maintain its existence and separate corporate or other legal structure, (vii) the preparation of reports to, and notices to and filings with, Governmental Authorities and to the holders of its Equity Interests, and (viii) other activities related, ancillary or incidental to its maintenance and continuance and to the foregoing activities, (b) (i) hold any asset other than Equity Interests in the Parent (other than the proceeds of Restricted Payments that it is allowed to hold for no longer than five (5) days), (ii) incur, or have any obligation with respect to, any Debt or (iii) issue any Disqualified Equity Interests, (c) hold proceeds of Qualified Equity Interests issued by it for longer than three (3) Business Days, (d) make any Restricted Payment other than Restricted Payments permitted by Section 9.3 or (e) cease to remain Parent’s sole managing member (as provided in Parent’s limited liability company agreement as in effect on the Closing Date). For the avoidance of doubt any proceeds of Equity Interest that are received by Holdings shall be contributed by it to Parent as an equity Investment in Parent within three (3) Business Days after receipt of such proceeds.

SECTION 10

FINANCIAL COVENANTS

10.1 Financial Covenants. Until Payment in Full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), Credit Parties shall comply, or cause compliance with, each of the following covenants:

(a) Minimum Consolidated EBITDA. As of the last day of each period listed in the table below, commencing with the Testing Period ending September 30, 2023, Credit Parties will not permit the sum of (i) Consolidated EBITDA plus (ii) any non-cash charge that relates to the write-down or write-off of Inventory (but excluding any non-cash charge in respect of the write-down or write-off of Inventory that was included in Consolidated Net Income in a prior period), as of the 12-month period then ended (or, with respect to each Testing Period ending on or before September 30, 2024, the period commencing on August 1, 2023 and ending on the last day of such Testing Period), to be less than the corresponding amount set forth in the table below:

Period		Consolidated EBITDA
Fiscal Quarter Ending	September 30, 2023	$(2,460,000)
Last Two Fiscal Quarter Period Ending	December 31, 2023	$2,077,000
Last Three Fiscal Quarter Period Ending	March 31, 2024	$2,975,000
Testing Period Ending	June 30, 2024	$6,490,000
Testing Period Ending	September 30, 2024	$12,322,000
Testing Period Ending	December 31, 2024	$16,040,000
Testing Period Ending	March 31, 2025	$20,650,000
Testing Period Ending	June 30, 2025	$25,259,000
Testing Period Ending	September 30, 2025	$29,868,000
Testing Period Ending	December 31, 2025	$34,478,000
Testing Period Ending	March 31, 2026	$35,478,000
Testing Period Ending	June 30, 2026	$36,478,000
Testing Period Ending	September 30, 2026	$37,478,000
Testing Period Ending	December 31, 2026	$38,478,000
Testing Period Ending	March 31, 2027	$39,478,000
Testing Period Ending	June 30, 2027	$40,000,000
Testing Period Ending	September 30, 2027	$40,000,000
Testing Period Ending	December 31, 2027	$40,000,000
Testing Period Ending	March 31, 2028	$40,000,000
Testing Period Ending	June 30, 2028	$40,000,000

(b) Fixed Charge Coverage Ratio. As of the last day of each Testing Period, commencing with the first full Fiscal Quarter ending following the Availability Block Release Date, and as of the end of each Testing Period thereafter, the Fixed Charge Coverage Ratio shall equal or exceed 1.10 to 1.00.

(c) Minimum Liquidity. Liquidity shall equal or exceed at all times, (i) from and after the Closing Date through and including the Availability Block Release Date, $15,000,000, and (ii) at all times after the Availability Block Release Date, $7,500,000.

(d) Minimum Average Liquidity. After the Availability Block Release Date, Average Liquidity shall equal or exceed at all times, $9,375,000.

SECTION 11

EVENTS OF DEFAULT; REMEDIES UPON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder and under the other Loan Documents (called herein and therein an “Event of Default”), if the same shall occur for any reason whatsoever, whether voluntary or involuntary, pursuant to any judgment or order of any court or any order, rule, or regulation of any Governmental Authority, or otherwise:

(a) Payment. Any Obligor shall fail to pay (i) when the same become due and payable (whether at stated maturity, as a mandatory prepayment, on demand, upon acceleration, or otherwise) any amount of principal of any Loan or any unreimbursed draws under Letters of Credit (to the extent that such unreimbursed draw has not been refinanced by a Borrowing in accordance with Section 2.4(b)(i)) or (ii) within five (5) Business Days after the same become due and payable, any other Obligations; or

(b) Certain Covenants. Any Credit Party shall default in the performance of any agreement, covenant, or obligation contained in either: (a) Section 8.1, 8.2, 8.3, 8.4(a), 8.6(a), 8.6(m), 8.6(n), 8.10, 8.12, 8.14, 8.15 or 8.16, or any Section of Section 9, or any Section of Section 10; (b) Section 8.6(b), 8.6(c), 8.6(d), 8.6(e), 8.6(f), 8.6(g), 8.6(i), 8.6(j) or 8.6(k) and such default shall not have been cured to Administrative Agent’s satisfaction or Required Lenders’ satisfaction within five (5) days; or (c) Sections 6, 12, 13 or 14 of the Security Agreement; or

(c) Other Covenants. Any Obligor shall default in the performance of any other agreement, covenant, or obligation contained in this Agreement or any other Loan Document and not provided for elsewhere in this Section 11.1 and such default shall not have been cured to Administrative Agent’s satisfaction or Required Lenders’ satisfaction within thirty (30) days after the sooner to occur of (i) receipt by such Obligor of notice of such default from Administrative Agent or any Lender and (ii) the date on which such default first became known to a Responsible Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any such default that is not capable of being cured; or

(d) Representations. Any representation or warranty made by or on behalf of any Obligor in this Agreement (including, particularly, but without limitation, Section 7), or in any other Loan Document, that (i) if subject to a materiality, “Material Adverse Effect” or similar qualification, shall be untrue, incorrect, or misleading when made or deemed made or (ii) if not subject to a materiality, “Material Adverse Effect” or similar qualification, shall be untrue, incorrect, or misleading in any material respect when made or deemed made; or

(e) Revocation. Either: (i) Any Obligor shall repudiate, revoke, or attempt to repudiate or revoke, in whole or in part, any of its Obligations hereunder or under any other Loan Document; or (ii) any Obligor shall deny or contest the validity or enforceability of this Agreement or any other Loan Document or all or any part of the Obligations or the existence, perfection or priority of any Lien granted to Administrative Agent or any Lender as security for payment or performance of any Obligations; or

(f) Cessation of Lien. Either: (i) this Agreement or any other Loan Document, or any material provision hereof or thereof, shall cease to be in full force or effect at any time after its execution and delivery (other than as expressly permitted hereunder or thereunder or by waiver or release thereof by Administrative Agent, LC Issuer, a Lender, the Lenders or a Bank Product Provider, as applicable, made in accordance herewith), it being understood that the application of any Write-Down and Conversion Powers by an EEA Resolution Authority (or the public announcement of the impending application of such powers) with respect to any liabilities of a Credit Party hereunder or under any other Loan Document shall be deemed an Event of Default under this Section 11.1(f); or (ii) any Security Document (including this Agreement) shall for any reason fail or cease to create a valid, perfected, and, except to the extent permitted by the terms hereof or thereof, first-priority Lien in favor of Administrative Agent, for the benefit of the Secured Parties, on any material portion of the Collateral purported to be covered thereby; or (iii) any Swap Agreement entered into between any Obligor or a Subsidiary, on the one hand, and Administrative Agent or any Lender (or any of their respective Affiliates), on the other hand, shall be terminated as a result of a default or event of default by such Obligor or Subsidiary, or otherwise is revoked; or

(g) Cross Default. Obligors or Subsidiaries, or any one or more of them, shall fail to make any payment required to be made in respect of outstanding Debt under the Term Loan Credit Agreement or in respect of any other outstanding Debt (other than the Obligations, to the extent described in Section 11.1(a)) having an aggregate outstanding principal amount in excess of the

Threshold Amount (determined singly or in the aggregate with other Debt of such Obligors or Subsidiaries similarly affected) when due after the expiration of any applicable grace period, or any event or condition shall occur that results in the acceleration of the maturity of such Debt (including any required mandatory prepayment or “put” of such Debt to any such Person) or enables (or, with the giving of notice or passing of time or both, would enable) the holder(s) of such Debt or a commitment related to such Debt (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its normal expiration (including any required mandatory prepayment or “put” of such Debt to such Person), or there shall occur any default under any Bank Product Agreement (including any Swap Agreement) after the expiration of any applicable cure period set forth therein; or

(h) Judgment. Either (i) A judgment, order, or award for the payment of money shall be entered against any Obligor or Subsidiary in an amount that exceeds, individually or cumulatively with all unsatisfied judgments, orders, or awards against all the Obligors and Subsidiaries, insurance coverage therefor (as provided by an insurer satisfying the requirements of Section 8.3(a) that has been notified of the potential claim and has not denied coverage in writing) by an amount greater than $5,000,000 and the same shall remain undischarged, undismissed, and unstayed for more than thirty (30) days; or (ii) any non-monetary judgment or order shall be rendered against any Obligor or Subsidiary that would reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or (iii) any order, judgment or decree shall be entered against any Obligor or Subsidiary decreeing the dissolution or split up of such Person that would reasonably be expected to have a Material Adverse Effect and such order, judgment or decree shall remain undischarged, unvacated, unbonded or unstayed for a period in excess of thirty (30) days; or (iv) any Person shall issue, order, or institute any levy upon, or attachment, garnishment, or other seizure that is not released, vacated or fully bonded within thirty (30) days of (A) any material portion of the Collateral or (B) any other assets of any Obligor having a value (at greater of cost or market) in excess of $5,000,000; or

(i) Loss. Any Loss shall occur with respect to any Collateral for which no insurance exists covering such Loss or having a value (determined, for purposes of this clause (i), as the greater of cost or market) exceeding any insurance coverage therefor (as provided by an insurer satisfying the requirements of Section 8.3(a) that has been notified of the potential claim and has not denied coverage in writing) by an amount greater than the Threshold Amount; or

(j) Conduct. (i) The Obligors and Subsidiaries collectively shall be enjoined, restrained, or in any way prevented by any Governmental Authority from conducting all or any material part of their business; (ii) the Obligors and Subsidiaries shall suffer the loss, revocation, or termination of any material license, permit, lease, or agreement necessary to its business; (iii) any cessation of any material part of the business of the Obligors and Subsidiaries shall occur; or (iv) any strike, lockout, labor dispute, embargo, act of terrorism, or act of God, or other casualty shall occur that causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Obligor or any Subsidiary shall occur, if any such event or circumstance has a Material Adverse Effect; or

(k) Voluntary Bankruptcy. Either: (i) any Obligor or Subsidiary shall (A) file any petition seeking to take advantage of or commence any Insolvency Proceeding for its own relief, benefit, or advantage; (B) make an offer of settlement, extension, or composition to its unsecured creditors generally; (C) voluntarily dissolve, liquidate, or terminate operations, except as otherwise permitted in this Agreement or the other Loan Documents; (D) admit in writing its inability, or become generally unable, or fail generally, to pay its Debts as such Debts become due; or (E) take any corporate, limited liability company, partnership, or similar action for the purpose of effecting any of the foregoing; or (ii) any trustee or receiver shall be appointed to take possession of any substantial Property of, or to operate any of the business or Properties of, any Obligor or Subsidiary; or

(l) Involuntary Bankruptcy. An Insolvency Proceeding shall be commenced against any Obligor or Subsidiary and either (i) such Obligor or Subsidiary shall consent to the institution of such proceeding, or (ii) such Obligor or Subsidiary shall acquiesce in writing to the commencement of such proceeding or shall fail, in a timely and appropriate manner, to contest vigorously any petition commencing such proceeding, or (iii) any such petition shall not be dismissed within sixty (60) days after the filing thereof, or (iv) an order for relief shall be entered in such proceeding; or

(m) ERISA: (i) An ERISA Event shall occur with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect; or (ii) an Obligor or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (iv) any Plan or trust created under any Plan of any Obligor or any ERISA Affiliate shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that would subject any Credit Party to any material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; or (v) there shall be at any time a Lien imposed against the assets of any Obligor or ERISA Affiliate under Code Section 412 or ERISA Sections 302 or 4068; or

(n) Indictment. An Obligor or, if applicable, any of its Responsible Officers is criminally indicted or convicted for either: (i) a felony committed in the conduct of an Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and illegal Exportation of War Materials Act) that results in, or would reasonably be expected to lead to, forfeiture of any material portion of the Collateral or any other material Properties of any Obligor; or

(o) Control. A Change of Control shall occur; or

(p) Holdings. Holdings engages in any business or activity that is not permitted by Section 9.15.

11.2 Remedies upon Default.

(a) Bankruptcy Event of Default. Immediately upon the occurrence of any Bankruptcy Event of Default, all Commitments shall, automatically and without notice to any Person, terminate, and all Obligations (other than Obligations under any Swap Agreements between a Credit Party and Administrative Agent or any Lender (or any of their respective Affiliates), all of which shall be due in accordance with and governed by the provisions of such Swap Agreements) shall, automatically and without notice to any Person, become immediately due and payable, without diligence, presentment, demand, protest, or notice of any kind, all of which are hereby waived by Credit Parties to the fullest extent permitted by Applicable Law, and at or subsequent thereto,

(b) Events of Default Generally. Immediately upon the occurrence of any Event of Default (other than a Bankruptcy Event of Default, to the extent of any rights and remedies set forth in Section 11.2(a) attendant thereupon), and during its continuation, Administrative Agent may (and, at the written direction of the Required Lenders, Administrative Agent shall) do one or more of the following at any time and from time to time:

(i) declare any Obligations immediately due and payable (other than Obligations under any Swap Agreements between an Obligor and Administrative Agent or any Lender (or any of their respective Affiliates), all of which shall be due in accordance with and governed by the provisions of such Swap Agreements), whereupon they shall be immediately due and payable without diligence, presentment, demand, protest, or notice of any kind, all of which are hereby waived by all Obligors to the fullest extent permitted by Applicable Law;

(ii) (A) refuse to make Loans, cease the issuance of any Letters of Credit, and refuse to make any other extensions of credit or grant any other financial accommodations to or for the benefit of any Credit Parties; (B) terminate, reduce, or further condition access to any Commitment; (C) without limiting the exercise of any such right existing hereunder prior to any Event of Default occurring, make any adjustment to the Borrowing Base (including by instituting additional Reserves); and (D) without limiting the exercise of any such right existing hereunder prior to any Event of Default occurring, ON DEMAND, require Credit Parties to Cash Collateralize LC Obligations, Bank Product Obligations, and other Obligations that are contingent or not yet due and payable (and, if Credit Parties do not, for whatever reason, provide such Cash Collateral ON DEMAND, Administrative Agent may provide such Cash Collateral with the proceeds of a Revolving Loan funded by itself and each Lender shall fund its Pro Rata Share thereof in accordance with Section 4.1, regardless of whether an Over Advance exists or would result therefrom or any condition precedent to the making of any such Loan has not been satisfied); and

(iii) exercise such other rights and remedies that may be available to it under this Agreement, the other Loan Documents, any agreements relating to Bank Products, or under Applicable Law (including the rights of a secured party under the UCC), all of which shall be cumulative with the rights and remedies elsewhere described in this Section 11.2 and elsewhere described in this Agreement and in the other Loan Documents.

(c) Safekeeping. In respect of its exercise of any rights and remedies regarding any Collateral, whether before or after an Event of Default exists, Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral (other than Collateral in its possession), for any loss or damage thereto, for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whatsoever, and the same shall be at all times at Credit Parties’ sole risk.

11.3 License. Each Credit Party hereby grants to Administrative Agent, at such time as Administrative Agent shall be lawfully entitled to exercise such rights and remedies at any time after the occurrence and during the continuance of any Event of Default, an irrevocable and perpetual (subject only to termination upon Payment in Full of the Obligations), non-exclusive, worldwide, royalty-free right and license to use and exercise all other rights under, license, or sublicense (without payment of any royalty or other compensation to such Credit Party or any other Person) any or all of such Credit Party’s Intellectual Property and other Proprietary Rights, computing hardware, brochures, promotional and advertising materials, labels, packaging materials, and other Property in connection with the advertising for sale or lease, marketing, selling, leasing, liquidating, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Each Credit Party’s rights and interests in and to any Intellectual Property shall inure to Administrative Agent’s benefit. Nothing contained herein is intended, or shall be construed, to limit the exercise of Administrative Agent’s rights and remedies respecting such Intellectual Property and other Properties, to the extent constituting Collateral.

11.4 Receiver. In addition to any other right and remedy available to it, Administrative Agent, either on its own motion or upon the request of the Required Lenders, shall have the right, during the existence of an Event of Default, to seek the appointment of a receiver to take possession of and operate and/or dispose of the business and Property of any Credit Party and Subsidiaries, and Credit Parties hereby consent (for themselves and on behalf of the Subsidiaries) to such rights and such appointment and hereby waive any objection Credit Parties may have thereto or their right to have a bond or other security posted by Administrative Agent in connection therewith.

11.5 Deposits; Insurance. Without limiting the exercise of any such right existing hereunder prior to any Event of Default occurring, Credit Parties (a) authorize Administrative Agent, during the existence of an Event of Default, to settle, collect, and apply against the Obligations any refund of insurance premiums or any insurance proceeds payable to any Credit Party on account of any Loss or otherwise and (b) irrevocably appoint Administrative Agent during the existence of an Event of Default as their attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

11.6 Remedies Cumulative. All rights and remedies of Administrative Agent, LC Issuer, any Lender or any other Secured Party contained in the Loan Documents, the UCC, and under Applicable Law attendant upon the occurrence of any Default or Event of Default are cumulative and not in derogation or substitution of each other. In particular, the foregoing rights and remedies of Administrative Agent and the other Secured Parties may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Administrative Agent or the other Secured Parties may have, whether under any Loan Document, the UCC, Applicable Law and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Obligor of this Agreement or any of the other Loan Documents. Administrative Agent and the other Secured Parties may at any time or times, proceed directly against any Obligor to collect the Obligations without prior recourse to any other Obligor the Collateral. All rights and remedies of Administrative Agent and the other Secured Parties shall continue in full force and effect until Payment in Full of all Obligations.

11.7 Borrowers’ Right to Cure. Notwithstanding anything to the contrary contained in Section 11.1, Borrowers may, but shall not be obligated to, cure any potential Event of Default arising from a violation of Sections 10.1(a) or (b) (a “Financial Covenant Default”) upon providing notice of their intent to cure prior to the fifteenth (15th) Business Day after the day on which a Compliance Certificate is required to be delivered in connection with the applicable Fiscal Quarter or Fiscal Year in accordance with Section 8.6(b) hereof (such fifteenth (15th) Business Day, the “Financial Covenant Cure Deadline”) and by causing Parent to issue (or any direct or indirect parent thereof and then contributed to Parent) Equity Interests (other than Disqualified Equity Interests) for cash on or prior to the Financial Covenant Cure Deadline in an aggregate amount equal to an amount that, when added to Consolidated EBITDA on a dollar-for-dollar basis for the relevant Testing Period, would have caused Borrowers to be in full compliance with Sections 10.1(a) or (b), as the case may be, for such Testing Period (a “Financial Covenant Equity Cure”); provided that (a) concurrently with the making of such Financial Covenant Equity Cure, Parent receives all of the cash proceeds of such sale of Equity Interests thereof; (b) such Financial Covenant Equity Cure must be effected on or before the Financial Covenant Cure Deadline; (c) no more than two (2) Financial Covenant Equity Cures pursuant to this Section 11.7 may be made in any consecutive four (4) Fiscal Quarter period; (d) no more than three (3) Financial Covenant Equity Cures pursuant to this Section 11.7 may be made during the term of this Agreement; (e) the amount of any Financial Covenant Equity Cure pursuant to this Section 11.7 shall not be greater than the amount required to cause Credit Parties to be in compliance with the Financial Covenants then in effect as set forth in Section 10.1(a) and/or Section 10.1(b); (f) all Financial Covenant Equity Cures pursuant to this Section 11.7 shall be included solely for the purposes of determining compliance with the Financial Covenants then in effect (for the period for which such Financial Covenant Equity Cure is made and any Testing Period which includes such period for which such Financial Covenant Equity Cure is made) as set forth in Sections 10.1(a) and (b) and shall not be included for any other purpose, including but not limited to determining basket levels, pricing, Liquidity or Average Liquidity and other items governed by reference to Consolidated EBITDA or Liquidity, as applicable; and (g) no proceeds of any Financial Covenant Equity Cure shall be required to be used to pay down the Revolving Loans (but such proceeds shall not be used for any purpose prohibited by this Agreement). Until the Financial Covenant Cure Deadline, neither Administrative Agent nor any Lender shall exercise any remedies, or take any actions, against any Credit Party or any of its Subsidiaries or their respective assets or property as a result of any Event of Default arising solely due to the breach of the Financial Covenants then in effect as set forth in Section 10.1(a) and (b) (or any failure to give timely notice of such Event of Default. Upon the satisfaction of Sections 11.7(a)-(f) above, (x) the Financial Covenants then in effect as set forth in Sections 10.1(a) and (b) shall be recalculated giving effect to the proceeds of the Financial Covenant Equity Cure and, if after giving effect to the foregoing recalculations, Borrowers shall then be in compliance with the requirements of Sections 10.1(a) and (b), as applicable, Borrowers shall be deemed to have satisfied the requirements of Sections 10.1(a) and (b), as applicable, with the same effect as though there had been no failure to comply therewith, and the Financial Covenant Default that occurred shall be deemed not to have occurred for purposes of this Agreement and the other Loan Documents and (y) the amount of the Financial Covenant Equity Cure shall be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenants then in effect as set forth in Sections 10.1(a) and (b) at the end of the applicable Testing Period and any subsequent periods that include such Fiscal Quarter. Following a Financial Covenant Default, none of Administrative Agent, LC Issuer, nor any Lender shall be required to fund any requested Loan, issue any Letter of Credit, or otherwise make any extension of credit or financial accommodation to or for the benefit or account of any Borrower hereunder until the date that the applicable Financial Covenant Default has been cured pursuant to the foregoing Section 11.7.

SECTION 12

ADMINISTRATIVE AGENT

12.1 Appointment, Authority, and Duties of Administrative Agent; Professionals.

(a) Appointment and Authority. Each Lender, LC Issuer and other Secured Party hereby irrevocably appoints PNC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to (i) take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto and (ii) enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all Security Documents for Administrative Agent’s benefit and the Pro Rata benefit of the Lenders, all of which shall be binding upon the Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as Administrative Agent each Loan Document, including any Intercreditor Agreement or Subordination Agreement, and accept delivery of each Loan Document from any Obligor or other Person; (iii) act as collateral agent for the Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise, or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any

Collateral under the Loan Documents, Applicable Law, or otherwise. Subject to Section 15.2(a)(v), Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory or whether to impose or release any Reserve, which determinations and judgments, if exercised in Good Faith, shall exonerate Administrative Agent from liability to any LC Issuer, Lender or other Secured Party or other Person for any error in judgment. It is understood and agreed that the use of the term “agent” (or any other similar nomenclature) herein or in any other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Duties; Delegation. The duties of Administrative Agent shall be ministerial and administrative in nature, and Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement or the other Loan Documents. Administrative Agent shall not have a fiduciary relationship with any Lender, LC Issuer, Secured Party, Participant or other Person, whether by reason of this Agreement or any other Loan Document or any transaction relating hereto or thereto or otherwise, and regardless whether a Default or Event of Default exists. The conferral upon Administrative Agent of any right shall not imply a duty on Administrative Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with and pursuant to this Agreement or any other Loan Document. Administrative Agent may perform its duties through agents, employees and other Related Parties and may consult with and employ Administrative Agent Professionals and shall be entitled to act upon (or refrain from acting upon), and shall be fully protected in any action taken (or omitted to be taken) in Good Faith reliance upon, any advice given by any Administrative Agent Professional. Administrative Agent shall not be responsible for the negligence or misconduct of any agents, employees, other Related Parties or Administrative Agent Professionals selected by it in Good Faith. Except as otherwise may be expressly set forth herein or in any of the other Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its agents, employees, other Related Parties or Administrative Agent Professionals in any capacity.

(c) Instructions of Required Lenders. The rights and remedies conferred upon Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Administrative Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with this Agreement or any other Loan Document and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 against all Claims that could be incurred by Administrative Agent in connection with any act (or failure to act). Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Instructions of the Required Lenders shall be binding upon all Lenders, and no Lender or any other Person shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting in accordance with the instructions of the Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders (except any Defaulting Lender) shall be required in the circumstances described in Section 15.2(a)(iv). The Required Lenders, without the prior written consent of each Lender, may not direct Administrative Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans or terminate the Commitments of one Lender without terminating the Commitments of all Lenders. Administrative Agent shall not be required to take any action that, in its opinion, or in the opinion of its legal counsel, is contrary to Applicable Law or any Loan Document or could subject any Administrative Agent Indemnitee to liability, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law.

(d) Legal Representation of Administrative Agent. In connection with the negotiation, drafting and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to any amendments, waivers, consents or other modifications to this Agreement or any other Loan Documents, or the administration or enforcement hereof or thereof, Blank Rome LLP has represented, and such law firm (or its successors serving in such capacity) shall represent, only PNC, in its capacity as Administrative Agent and a Lender or other Secured Party, and not any other Lender or other Secured Party.

12.2 Guarantors and Collateral; Intercreditor Agreements; and Field Examination Reports.

(a) Lien Releases; Release of Guarantors; Care of Collateral. Each Secured Party authorizes Administrative Agent, and Administrative Agent agrees, to (i) release any Lien with respect to any Collateral (A) upon Payment in Full of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Bank Product Obligations (other than Excluded Bank Product Obligations) that have been Cash Collateralized) or (B) that is the subject of an Asset Disposition that Borrower Representative certifies in writing to Administrative Agent is a Permitted Asset Disposition (and Administrative Agent may rely conclusively on any such certificate without further inquiry), (ii) subordinate its Liens in any Collateral in favor of any other Lien if Borrower Representative certifies that such other Lien is a Permitted Lien entitled to priority over Administrative Agent’s Liens (and Administrative Agent may rely conclusively on any such certificate without further inquiry) and (iii) release any Guarantor from its obligations under this Agreement and the other Loan Documents if such Person ceases to be a Guarantor as a result of such Person becoming an Immaterial Subsidiary in a transaction permitted hereunder or thereunder. Administrative Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor or any other Person, or is cared for, protected, insured or encumbered, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under this Agreement or any other Loan Document pursuant to this Section 12.2(a).

(b) Possession of Collateral. Administrative Agent and the Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or under Article 9 Control of such Lender, to the extent such Liens are perfected by possession or Article 9 Control. If any Lender obtains possession or Article 9 Control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request (but, in any case, within five (5) Business Days) deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

(c) Reports. Upon any such Person’s request therefor, Administrative Agent shall promptly forward to LC Issuer and each Lender, when complete, copies of any field audit, field examination, or appraisal report prepared by or for Administrative Agent with respect to any Credit Party or Subsidiary or any Collateral (each, a “Report”). LC Issuer and each Lender agrees (i) that neither PNC nor Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any Report; (ii) that the Reports are not intended to be comprehensive audits or examinations of any Person, thing, or matter and that Administrative Agent or any other Person performing any such audit, examination, or appraisal will inspect only specific information regarding the subject matter thereof and will rely significantly upon the books and records, as well as upon representations of, the Persons (and their officers and employees) subject to such audit, examination, or appraisal; and (iii) to keep all Reports confidential in accordance with Section 15.14 and, without limitation thereof, not to distribute any Report (or the contents thereof) to any Person except to such Person’s Affiliates, Participants, partners, directors, officers, employees, agents, trustees, administrators, managers, attorneys, accountants, consultants, advisors and representatives of such Person and of such Person’s Affiliates, or use any Report in any manner other than administration of the Loans and other Obligations. Each of LC Issuer and each of the Lenders agrees to indemnify, defend and hold harmless Administrative Agent and any other Person preparing a Report (excepting therefrom any Obligor) from any action that LC Issuer or such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising in connection with any third parties that obtain any information contained in a Report through LC Issuer or such Lender.

(d) Rights of Individual Secured Parties. Anything contained in any of the Loan Documents to the contrary notwithstanding, each of the Credit Parties, Administrative Agent and each other Secured Party hereby acknowledge and agree that (i) no Secured Party except Administrative Agent shall have any power, right or remedy hereunder individually to realize upon any of the Collateral or to enforce this Agreement or any other Loan Document, it being understood and agreed that all such powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, Administrative Agent or any other Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of the Secured Parties (but not any of the other Secured Parties in their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition.

(e) Intercreditor Agreements. Administrative Agent is hereby authorized and directed by each of the Lenders, LC Issuer and each of the Secured Parties to, to the extent required or permitted by the terms of the Loan Documents, to enter into the Intercreditor Agreement and make or consent to any filings or take any other actions in connection therewith, and each of said Persons acknowledges and agrees that the Intercreditor Agreement and any consent, filing or other action will be binding upon it. Each of the Lenders, LC Issuer and each of the Secured Parties hereby (i) acknowledges that it has received a copy of the Intercreditor Agreement, (ii) consents to any subordination of Liens provided for in the Intercreditor Agreement, (iii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (iv) authorizes and instructs Administrative Agent to enter into the Intercreditor Agreement, and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. Notwithstanding anything herein to the contrary, the Liens and security interests granted in the Security Documents to Administrative Agent by the Credit Parties pursuant to this Agreement on and in any Collateral and the exercise of any right or remedy by Administrative Agent or any Lender with respect to any such Collateral hereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

12.3 Reliance By Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, facsimile, Internet or intranet website posting, or other distribution), or any statement made to it (orally or otherwise) that is believed by it to be genuine and to have been made, signed, sent, or otherwise authenticated, as applicable, by the proper Person. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer in accordance with Section 15.1 before the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other Administrative Agent Professionals selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.4 Action Upon Default. Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing and shall not be deemed to have knowledge of any Default or Event of Default unless, in its capacity as a Lender it has actual knowledge thereof, or it has received written notice from any other Lender or any Credit Party specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Administrative Agent and the other Lenders thereof in writing specifying in detail the nature thereof. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales, or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Borrower where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5 Indemnification of Administrative Agent Indemnitees. EACH SECURED PARTY SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS ADMINISTRATIVE AGENT INDEMNITEES (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY OTHERWISE INDEMNIFIED MATTER ARISING FROM ADMINISTRATIVE AGENT’S NEGLIGENCE OR STRICT LIABILITY BUT NOT ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY ADMINISTRATIVE AGENT INDEMNITEE, PROVIDED THAT SUCH CLAIM RELATES TO OR ARISES FROM AN ADMINISTRATIVE AGENT INDEMNITEE’S ACTING AS OR FOR ADMINISTRATIVE AGENT (IN ITS CAPACITY AS ADMINISTRATIVE AGENT). In Administrative Agent’s discretion, it may reserve for any such Claims made against an Administrative Agent Indemnitee and may satisfy any judgment, order, or settlement relating thereto, from proceeds of Collateral before making any distribution of Collateral proceeds to any other Secured Parties. If Administrative Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession, or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs, and expenses (including attorneys’ fees) incurred in the defense of same, shall be reimbursed to Administrative Agent by each

Lender to the extent of its Pro Rata Share. All payment obligations under this Section 12.5 shall be due and payable ON DEMAND, together with interest thereon, computed on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in the period during which it accrues, for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Base Rate Revolving Loans until such defaulted sum is Paid in Full.

12.6 Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable for any action taken or not taken by it under any Loan Document (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in Good Faith shall be necessary, under the circumstances as provided in Section 15.2) or (b) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment binding on Administrative Agent. Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or any Secured Party of any obligations under the Loan Documents. Administrative Agent does not make to Lenders any express or implied warranty, representation, or Guarantee with respect to any Obligations, Collateral, Loan Documents, or Borrower. No Administrative Agent Indemnitee shall be responsible to any Secured Party for (a) any recitals, statements, information, representations, or warranties contained in any Loan Documents; (b) the execution, validity, genuineness, effectiveness, or enforceability of any Loan Documents; (c) the genuineness, enforceability, collectibility, value, sufficiency, location, or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (d) the validity, enforceability or collectibility of any Obligations; or (e) the assets, liabilities, financial position, results of operations, business, creditworthiness, or legal status of any Credit Party or Account Debtor. No Administrative Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein or in any other Loan Document. Administrative Agent shall have no liability with respect to the administration, submission or any other matter related to the rates in the definition of Term SOFR Rate or with respect to any comparable or successor rate thereto.

12.7 Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving at least thirty (30) days prior written notice thereof to Lenders and Borrower Representative (provided that no notice to or approval of Lenders or Borrowers shall be required (i) in any case where the successor Administrative Agent is one of the Lenders or (ii) after the occurrence and during the continuance of a Specified Event of Default). Upon receipt of such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent that must be either (i) a Lender or an Affiliate of a Lender (in each case excluding Defaulting Lenders) or (ii) if no Lender or such Affiliate of a Lender willing to accept such appointment, then, a commercial bank that is organized under the laws of the United States or any state or district thereof, or an Affiliate of such bank, and (provided no Specified Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed before the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint a successor agent meeting the qualifications set forth above, provided that if Administrative Agent shall notify Borrowers and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any

Collateral security held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents the retiring Administrative Agent shall continue to hold such Collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications, and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 12.7. Upon acceptance by a successor Administrative Agent of an appointment to serve as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 12.7) but shall continue to have the benefits of the indemnification set forth in Sections 12.5, 15.3, and 15.4. Notwithstanding any Administrative Agent’s resignation, the provisions of this Section 12.7 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Administrative Agent. Any successor to PNC by merger or acquisition of Equity Interests or its Loans hereunder shall continue to be Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above. In addition to the foregoing, and notwithstanding anything to the contrary contained herein, if the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to Borrower Representative and such Person remove such Person as Administrative Agent and, with consent of Borrowers (provided no Specified Event of Default exists), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”)), then, such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the Required Lenders instituting such removal shall continue thereafter as co-Administrative Agents unless and until a successor Administrative Agent is appointed and accepts such appointment.

12.8 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Administrative Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Administrative Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Administrative Agent. Lenders shall execute and deliver such documents as Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign, or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Secured Party acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Secured Party, or any of their respective Related Parties, and based upon such documents, information, and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans, issue Letters of Credit, participate in LC Obligations hereunder, make or participate in other credit extensions to Obligors hereunder and grant other financial accommodations to or on behalf of any Obligor pursuant hereto. Each Secured Party has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender believes necessary. Each Secured Party further acknowledges and agrees that the other Secured Parties, including Administrative Agent, or any of their respective Related Parties, have made no representations or warranties concerning any Obligor or

Subsidiary, any Collateral, or the legality, validity, sufficiency, or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon the other Secured Parties, including Administrative Agent and or any of their respective Related Parties, and based upon such financial statements, documents, and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, issuing Letters of Credit, participating in LC Obligations, making or participating in other credit extensions to Obligors and granting other financial accommodations to or on behalf of any Obligor and in taking or refraining from any action under any Loan Documents. Except as expressly required hereby and except for notices, reports, and other information expressly requested by a LC Issuer or any Lender, Administrative Agent shall have no duty or responsibility to provide LC Issuer, any Lender or any other Secured Party with any notices, reports, or certificates furnished to Administrative Agent by any Obligor or Subsidiary or any credit or other information concerning the affairs, financial position, business, or Properties of any Obligor or Subsidiary that may come into possession of Administrative Agent or any of its Affiliates.

12.10 Remittance of Payments.

(a) Remittances Generally. All payments by any Lender to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 11:00 a.m. on a Business Day, payment shall be made by such Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Administrative Agent to any Lender shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such Lender under the Loan Documents. From and after the due date for payment by Lenders, such payment shall bear interest computed on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in the period during which it accrues, for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Base Rate Revolving Loans until such defaulted sum is Paid in Full.

(b) Failure to Pay. If any Lender fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Administrative Agent.

(c) Recovery of Payments. If Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from each Secured Party that received it. If Administrative Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Administrative Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Administrative Agent to any Obligations are later required to be returned by Administrative Agent pursuant to Applicable Law, each Lender shall pay to Administrative Agent, ON DEMAND, such Lender’s Pro Rata Share of the amounts required to be returned in accordance with Section 4.1, together with interest thereon, computed on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in the period during which it accrues, for three (3) Business Days at the Federal Funds Rate and thereafter at the interest rate then applicable to Base Rate Revolving Loans until such defaulted sum is Paid in Full.

(d) Payments Made in Error.

(i) If Administrative Agent (x) notifies a Lender, LC Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, LC Issuer or Secured Party (any such Lender, LC Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its discretion (whether or not after receipt of any notice under immediately succeeding clause (ii)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 12.10(d) and held in trust for the benefit of Administrative Agent, and such Lender, LC Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as Administrative Agent may, in its discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with then standard banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (i) shall be conclusive, absent manifest error.

(ii) Without limiting the immediately preceding clause (i), each Lender, LC Issuer, Secured Party or any Person who has received funds on behalf of a Lender, LC Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, LC Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then, in each such case:

(A) it acknowledges and agrees that (1) in the case of clauses (x) and (y) of this Section 12.10(d)(ii), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (2) an error and mistake has been made (in the case of clause (z) of this Section 12.10(d)(ii)), in each case, with respect to such payment, prepayment or repayment; and

(B) such Lender, LC Issuer or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in clauses (x), (y) and (z) of this Section 12.10.(d)(ii)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 12.10(d). For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant hereto shall not have any effect on a Payment Recipient’s obligations pursuant hereto or on whether or not an Erroneous Payment has been made.

(iii) Each Lender, LC Issuer or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, LC Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, LC Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (ii).

(iv) (A) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, then, effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent in its discretion may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance)), and is hereby (together with Borrowers) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an MarkitClear or another electronic platform as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrowers or Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) Administrative Agent and Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(B) Subject to Section 13.1 (including, subject in all events, to any assignment consent or approval requirements (including from Borrowers or otherwise)), Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by Administrative Agent) and (y) may, in the sole discretion of Administrative Agent, be reduced by any amount specified by Administrative Agent in writing to the applicable Lender from time to time.

(v) The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, LC Issuer or Secured Party, to the rights and interests of such Lender, LC Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrowers or any other Credit Party; provided that this Section 12.10(d)) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding sub-clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from or on behalf of Borrowers for the purpose of making such Erroneous Payment.

(vi) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(vii) Each party’s obligations, agreements and waivers under this Section 12.10(d) shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or LC Issuer the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.11 Administrative Agent in its Individual Capacity. As a Lender, Administrative Agent shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” or any similar term, as and when used herein or in any other Loan Document, unless otherwise expressly provided, shall include Administrative Agent in its capacity as a Lender. Each of Administrative Agent and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, be a Bank Product Provider to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Borrowers and their Affiliates, as if Administrative Agent were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Administrative Agent and its Affiliates may receive information regarding Borrowers, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Administrative Agent and its Affiliates shall be under no obligation to provide such information to Lenders if acquired in such individual capacity and not as Administrative Agent hereunder.

12.12 [Reserved].

12.13 Bank Product Providers. Notwithstanding any term of this Agreement or any other Loan Document to the contrary, Bank Product Obligations owed to any Lender (other than any owed to PNC and its Affiliates) shall be excluded from the benefits of clauses seventh and eighth of Section 5.5(a) unless such Lender, in its capacity as a Bank Product Provider, has delivered to Administrative Agent a Secured Party Designation Notice in respect thereof; provided, that each holder of Bank Product Obligations not party to this Agreement as a Lender (other than any Affiliate of PNC) shall be excluded from all benefits of this Agreement and the other Loan Documents, including Section 5.5(a), unless such Bank Product Provider has delivered to Administrative Agent a Secured Party Designation Notice in regard thereto; provided, further, that, unless otherwise approved by Administrative Agent, no Secured Party Designation Notice may be delivered by any Lender or other Person (other than an Affiliate of PNC) to Administrative Agent if an Event of Default then exists. Each Bank Product Provider not a party to this Agreement as a Lender (other than any Affiliate of PNC), by its delivery of any such Secured Party Designation Notice, shall be deemed to have agreed to be bound by this Agreement and the other Loan Documents in relation to its Bank Products identified in such notice, to have agreed to perform in accordance with its terms all the obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank Product Provider, and to have appointed and authorized Administrative Agent to act as its agent in connection therewith to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto. Each holder of Bank Product Obligations (including any not otherwise a party hereto) shall indemnify, defend and hold harmless Administrative Agent Indemnitees, to the extent not reimbursed by Credit Parties, against all Claims that may be incurred by or asserted against any Administrative Agent Indemnitee in connection with the Bank Product Obligations of such Bank Product Provider. Anything contained in this Agreement or any of the other Loan Documents to the contrary notwithstanding, no Bank Product Provider, in its capacity as such, will create (or be deemed to have created) in its favor any rights in connection with the management or release of any Collateral or of the Obligations of any Borrower or any other Credit Party under the Loan Documents except as otherwise may be expressly provided herein or in the other Loan Documents. Furthermore, it is understood and agreed that each Bank Product Provider, in its capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Loan Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Loan Documents), other than in its capacity (if any) as a Lender and, in any event, only as expressly provided herein or therein.

12.14 No Third Party Beneficiaries. Other than as set forth in Section 12.2, 12.7 and 12.10(d), this Section 12 is an agreement solely among Administrative Agent, LC Issuer, Lenders and the other Secured Parties and shall survive Payment in Full of the Obligations. Other than as set forth in Section 12.2, 12.7 and 12.10(d), this Section 12 does not confer any rights or benefits upon Credit Parties, any Obligor or any other Person, and no Credit Party, Obligor or other Person shall have any standing to enforce this Section 12. As between Credit Parties and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by LC Issuer, the Lenders and the other Secured Parties, as applicable.

12.15 Certifications From Lenders and Participants; PATRIOT Act; No Reliance.

(a) PATRIOT Act Certifications. Each Lender or assignee or Participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender, assignee or Participant is not a “shell” and certifying to other matters as required by Section 313 of the PATRIOT Act and the applicable regulations: (1) within ten (10) days prior to the Closing Date, and (2) as such other times as are required under the PATRIOT Act.

(b) No Reliance. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, Participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

12.16 Bankruptcy.

(a) Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such Insolvency Proceeding or otherwise: (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent arising hereunder) allowed in such Insolvency Proceeding; and (ii) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments directly to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and/or LC Issuer, to pay to Administrative Agent any amount due for the compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

(b) Credit Bids. The holders of the Obligations hereby irrevocably authorize Administrative Agent, acting at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of all or some of the Obligations pursuant to a deed in lieu of foreclosure, strict foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including Sections 363, 1123 or 1129 thereof, or any similar Applicable Law in any other jurisdictions to which a Credit Party is subject, or (b) at any sale or foreclosure or acceptance of collateral in lieu of Debt conducted by (or with the consent of, or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or Debt instruments of the acquisition vehicle(s) used to consummate such purchase). In connection with any such credit bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle(s) (provided that any actions by Administrative Agent with respect to such acquisition vehicle(s), including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and (ii) to the extent that any Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (whether as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Debt that is credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the holders of the Obligations pro rata and the Equity Interests or Debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled without the need for any Lender or any acquisition vehicle to take any further action.

SECTION 13

ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns.

(a) Binding Effect. Subject to Section 6.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the Closing Date. Thereupon, the provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party (other than resulting from a merger of a Credit Party with and into another Credit Party that is otherwise permitted under this Agreement) may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Documents except (i) to an assignee in accordance with the provisions of Section 13.1(b), (ii) by way of participation in accordance with the provisions of Section 13.1(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.1(e); and any other attempted assignment or transfer by any party hereto shall be null and void ab initio. Nothing in this Agreement or any other Loan Document, whether expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.1(d) and, to the extent expressly contemplated hereby, the Indemnitees and any other express third party beneficiaries) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it) and the other Loan Documents; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least the amounts specified in Section 13.1(b)(i)(B) in the aggregate), or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or if PNC is the assignor, no minimum amount need be assigned; and

(B) in any event not described in Section 13.1(b)(i)(A), the aggregate amount of the Commitments (which for this purpose includes Loans and Obligations in respect thereof outstanding thereunder) or, if any of the Commitments are not then in effect, the principal outstanding balance of the Loans and other Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent or, if a “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $2,000,000, in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, unless each of Administrative Agent and, so long as no Specified Event of Default shall have occurred and is continuing, Borrower Representative otherwise consents (with any such consent of Borrower Representative not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.1(b)(i)(B) and, in addition thereto:

(A) the consent of Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) a Specified Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is made by PNC or is made by any Lender other than PNC to any other Lender, or to an Affiliate of a Lender or to an Approved Fund with respect to a Lender; provided that Borrower Representative shall be deemed to have consented to any such assignment requiring its consent unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received written notice thereof;

(B) the consent of Administrative Agent shall be required unless such assignment is made by PNC or is made by any Lender other than PNC to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the LC Issuer shall be required for any assignment in respect of the assignment of any Revolving Commitment; and

(D) the consent of the Swing Line Lender shall be required for any assignment in respect of the assignment of any Revolving Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee in an amount determined by Administrative Agent, unless waived, in whole or in part by Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and any applicable tax forms as required under Section 14.3(g).

(v) No Assignment to Certain Persons. No such assignment shall be made by any Lender to (A) any Borrower or other Credit Party or any of a Borrower’s or a Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this Section 13.1(b)(v).

(vi) No Assignment to Natural Persons. No such assignment shall be made by any Lender to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (that may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Borrower Representative and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each LC Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section 13.1, then, the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. In addition to the foregoing, an assignment fee in the minimum amount of $3,500 shall be payable by any assigning Lender to Administrative Agent with respect to each assignment, unless waived by Administrative Agent in its sole discretion.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 13.1(c), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations (other than its confidentiality obligations) under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 14.2, Section 14.3 and Section 15.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Borrowers will execute and deliver on request, at their own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.1(d).

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to any Person (other than a natural Person or a Borrower or other Credit Party or any of a Borrower’s or other Credit Party’s Affiliates or Subsidiaries) (subject to the foregoing prohibitions, each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that, notwithstanding the sale of such participation, (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrowers, Administrative Agent, the LC Issuer and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.3 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 14.2(a)(iii) and 14.2(a)(iv) of that affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 14.1, 14.2 and 14.3 (subject to the requirements and limitations therein, including the requirements under Section 14.3 (it being understood that the documentation required under Section 14.3 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1(b); provided that such Participant (A) agrees to be subject to the provisions of Section 14.4 as if it were an assignee under Section 13.1(b); and (B) shall not be entitled to receive any greater payment under Sections 14.2 or 14.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation pursuant hereto agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 14.4 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 15.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14

YIELD PROTECTION

14.1 Alternate Rate of Interest.

(a) Interest Rate Inadequate or Unfair. In the event that Administrative Agent or any Lender shall have reasonably determined that:

(i) reasonable means do not exist for ascertaining the Term SOFR Rate for any Interest Period;

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available, with respect to an outstanding Term SOFR Rate Loan, a proposed Term SOFR Rate Loan, or a proposed conversion of a Base Rate Loan into a Term SOFR Rate Loan;

(iii) the making, maintenance or funding of any Term SOFR Rate Loan has been made impracticable or unlawful by compliance by Administrative Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Relevant Governmental Body or with any request or directive of any such Relevant Governmental Body (whether or not having the force of law), or

(iv) the Term SOFR Rate will not adequately and fairly reflect the cost to such Lender of the funding, establishment, or maintenance of any Term SOFR Rate Loan during the applicable Interest Period, and Lenders have provided notice of such determination to Administrative Agent, then Administrative Agent shall give Borrower Representative prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date, (i) any such requested Term SOFR Rate Loan shall be made as a Base Rate Loan, unless Borrower Representative shall notify Administrative Agent no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Term SOFR Rate Loan, (ii) any Base Rate Loan or Term SOFR Rate Loan which was to have been converted to an affected type of Term SOFR Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower Representative shall notify Administrative Agent, no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Term SOFR Rate Loan, and (iii) any outstanding affected Term SOFR Rate Loans shall be converted into a Base Rate Loan, or, if Borrower Representative shall notify Administrative Agent, no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Term SOFR Rate Loan, shall be converted into an unaffected type of Term SOFR Rate Loan, on the last Business Day of the then current Interest Period for such affected Term SOFR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Term SOFR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Term SOFR Rate Loan or maintain outstanding affected Term SOFR Rate Loans and no Borrower shall have the right to convert a Base Rate Loan or an unaffected type of Term SOFR Rate Loan into an affected type of Term SOFR Rate Loan.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Loan Document (and, for the avoidance of doubt, any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Loan Document” for purposes of this Section 14.1(b)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right, in consultation with Borrower Representative, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Loan Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Loan Document.

(iii) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Borrower Representative of, (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, Borrower Representative or any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Loan Document except, in each case, as expressly required pursuant to this Section.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable and documented out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Term SOFR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Term SOFR Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Term SOFR Rate Loans does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Term SOFR Rate Loans occurs on any day prior to the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 14.4(b); or (iii) if any prepayment of any of its Term SOFR Rate Loans is not made on any date specified in a notice of prepayment given by Borrowers. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender for breakage or otherwise, as specified herein, and the circumstances giving rise thereto shall be delivered to Borrower Representative and shall be conclusive absent manifest error. In the absence of any such manifest error, Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Borrowers shall not be required to compensate a Lender pursuant to this Section 14.1 for any such amounts incurred more than six

(6) months prior to the date that such Lender delivers to Borrower Representative the foregoing certificate.

14.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or LC Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, LC Issuer or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, Credit Parties will pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender (including Swing Line Lender) or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swing Line Loans held by, such Lender, or the Letters of Credit issued by such LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time Credit Parties will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in Sections 14.2(a) and 14.2(b) and the circumstances giving rise thereto shall be delivered to Borrower Representative and shall be conclusive absent manifest error. In the absence of any such manifest error, Credit Parties shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section 14.2 shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Credit Parties shall not be required to compensate a Lender or LC Issuer pursuant to this Section 14.2 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or LC Issuer, as the case may be, delivers to Borrowers the certificate referenced in Section 14.2(c) and notifies Borrower Representative of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

14.3 Taxes.

(a) Certain Terms. For purposes of this Section 14.3, and without limitation, the term “Lender” shall include LC Issuer and the term “Applicable Law” shall include FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of, without any deduction or withholding for, any Taxes, except as otherwise may be required by Applicable Law. If any Applicable Law (as determined in the discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then, the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then, the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 14.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification. The Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 14.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower Representative by a Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Lender Indemnity. Each Lender shall severally indemnify Administrative Agent and make payment to Administrative Agent within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1(d) relating to the maintenance of a participant register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 14.3(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 14.3, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment satisfactory to Administrative Agent.

(g) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and Administrative Agent, at the time or times reasonably requested by Borrower Representative or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Representative or Administrative Agent as will enable Borrower Representative or Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower Representative and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E, as applicable) ; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower Representative or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower Representative and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its discretion exercised in Good Faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 14.3 (including by the payment of additional amounts pursuant to this Section 14.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 14.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 14.3(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 14.3(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 14.3(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 14.3 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

14.4 Mitigation Obligations; Designation of a Different Lending Office.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 14.2, or requires any Borrower to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 14.3, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 14.2 or Section 14.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment ON DEMAND.

(b) Replacement of Lenders. If any Lender requests compensation under Section 14.2, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 14.4(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then,    Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 14.2 or Section 14.3) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment); provided that: (i) Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 13.1(b); (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 14.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 14.2 or payments required to be made pursuant to Section 14.3, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with Applicable Law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Non-Consenting Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply. Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 15

MISCELLANEOUS

15.1 Notices.

(a) Notices Generally. Except as provided in this Section 15.1(b), all notices and other communications provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, as follows:

(i) if to Administrative Agent, Borrowers, Borrower Representative or any other Credit Party, to the address, telecopier number or electronic mail address specified in Appendix B:

(ii) if to any Lender, the LC Issuer or Swing Line Lender, to the address, telecopier number or electronic mail address in its Administrative Questionnaire on file with Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 15.1(b), shall be effective as provided in Section 15.1(b).

(b) Electronic Communications. Notices and other communications to Administrative Agent, the Lenders and the LC Issuer hereunder or under any other Loan Document may be delivered or furnished by electronic communication (including, without limitation, an Approved Electronic Communication) pursuant to procedures adopted or approved by Administrative Agent from time to time, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer if such Lender or the LC Issuer, as applicable, has notified Administrative Agent and Borrower Representative that it is incapable of receiving such notices and other communications by electronic communication. Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures adopted or approved by it, provided that adoption or approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder and under any other Loan Documents by written notice to the other parties hereto in the manner prescribed in Section 15.1(a).

(d) Platform.

(i) Each Credit Party agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the LC Issuer and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”), at Borrowers’ expense. “Communications” (as used in this clause (d)) means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to Administrative Agent or any of its Related Parties, including Administrative Agent Professionals (individually, an “Agent Party,” and, collectively, the “Agent Parties”), any Lender or the LC Issuer by means of electronic communications pursuant to this Section 15.1, including through the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim any liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall any Agent Party have any liability to Borrowers or the other Credit Parties, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, punitive, incidental, exemplary or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any other Credit Party’s or Administrative Agent’s transmission of Communications through the Platform.

(iii) Each Credit Party further agrees that certain of the Lenders may not wish to receive material non-public information with respect to the Credit Parties or their securities (each, to such extent, a “Public Lender”). The Credit Parties shall be deemed to have authorized the Agent Parties and the Lenders to treat any Communications marked “PUBLIC” as not containing any material non- public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws. All Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). The Agent Parties, the Credit Parties and the Lenders shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(iv) Each Public Lender agrees to cause at least one delegate at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side” portion of the Platform and that may contain material non-public information with respect to any Credit Party or its securities for purposes of United States Federal or state securities laws.

15.2 Amendments.

(a) Consent; Amendment; Waiver. None of this Agreement, any other Loan Document or any term hereof or thereof may be amended orally, but only by an instrument in writing signed by the Required Lenders, or in the case of Loan Documents executed by Administrative Agent (and not the other Lenders), signed by Administrative Agent and approved by the Required Lenders and, in the case of an amendment, also by Credit Parties (or Borrower Representative acting on their behalf); provided, however, that:

(i) without the prior written consent of Administrative Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties, or discretion of Administrative Agent; and without the prior written consent of Swing Line Lender and Administrative Agent, no amendment or waiver with respect to the provisions of Section 2.3 shall be effective;

(ii) without the prior written consent of LC Issuer and Administrative Agent, no modification shall be effective with respect to any LC Obligations, the definitions of “LC Conditions” or “Defaulting Lender” (except to be more inclusive of the facts and circumstances that would cause a Lender to become a Defaulting Lender) or the terms of Sections 2.4 and 6.2(e) or that constitutes a waiver of any LC Condition or the condition precedent set forth in Section 6.2(e) (to the extent it relates to the issuance of or any amendment or other modification of or to a Letter of Credit);

(iii) without the prior written consent of each Lender directly affected thereby, including a Defaulting Lender but subject to Section 14.1, no modification shall be effective that would (A) increase the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 2.1(c)); (B) reduce the amount of, or waive, delay or extend the payment of, or forgive the payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of Borrowers to pay interest at the Default Rate during the existence of an Event of Default and to modify Section 14.1; (C) extend the Stated Revolving Commitment Termination Date; (D) make (or permit the payment of) any Loan, interest, fee or other amount payable hereunder or under any other Loan Document in any currency other than a currency expressly provided herein or in any other Loan Document for such payment; or (E) amend or otherwise modify this clause (iii);

(iv) without the prior written consent of all Lenders (except, subject to clause (iii) above, a Defaulting Lender), no modification shall be effective that would (A) amend, waive, or alter the application of payments or obligations of Administrative Agent, LC Issuer or any Lender under Section 5.5 or Section 5.6 (except to the extent provided in Section 4.2); (B) amend or waive the provisions of this Section 15.2(a); (C) amend the definitions of “Pro Rata,” “Pro Rata Share” or “Required Lenders” (and any defined terms used in each such definition) or any other provision of this Agreement or any other Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) release all or substantially all of the Collateral, except to the extent expressly permitted by the terms hereof or of any Security Document relative thereto; (E) release any Obligor from liability for any Obligations, except to the extent expressly permitted by the terms hereof or of any Loan Document evidencing such liability; (F) contractually subordinate any of Administrative Agent’s Liens in and to the Collateral, except to the extent expressly permitted by the terms hereof; or (G) contractually subordinate the payment of any Obligations to any other Debt;

(v) without the prior written consent of the Required Lenders (except a Defaulting Lender), increase the advance rates or amend the definition of “Borrowing Base” (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability; provided that the foregoing shall not impair the ability of Administrative Agent to add, remove, reduce or increase any Reserves;

(vi) without the prior written consent of each Revolving Lender (except a Defaulting Lender), amend the definition “Required Lenders”; and

(vii) without the prior written consent of the Required Lenders, amend any provision in a Loan Document for which Required Lenders’ consent is required.

The foregoing notwithstanding (1) this Agreement or any other Loan Document may be amended to increase the interest rate or any fees hereunder with the consent of Administrative Agent and Credit Parties (or Borrower Representative, acting on their behalf) only; (2) this Agreement and the other Loan Documents may be amended to reflect definitional, technical, and conforming modifications to the extent necessary to effectuate any increase in the Revolving Commitments pursuant to Section 2.1(f) with the prior written consent of Administrative Agent, Borrowers (or Borrower Representative, acting on their behalf) and each Lender or Eligible Assignee participating in such increase pursuant to documentation reasonably satisfactory to Administrative Agent and Borrowers (or Borrower Representative, acting on their behalf) without the consent of any other Lender or LC Issuer; (3) modifications to the Loan Documents may be made to the extent necessary to grant a security interest in additional Collateral to Administrative Agent for the benefit of the Secured Parties with the prior written consent of Administrative Agent and affected Credit Parties (or Borrower Representative, acting on their behalf) only pursuant to documentation satisfactory to Administrative Agent and such Credit Parties (or Borrower Representative, acting on their behalf) without the consent of any Lender or LC Issuer; (4) only the consent of Administrative Agent shall be required to amend Appendix A to reflect assignments of the Revolving Commitment and Loans in accordance with this Agreement; (5) modifications of a Loan Document that deal solely with the rights and duties of Lenders, Administrative Agent, and/or LC Issuer as among themselves shall not require the consent of any Credit Party; (6) modifications of a Loan Document to cure or correct administrative errors or omissions, or any ambiguity, omission, defect or inconsistency, or to effect or reflect administrative changes may be made by Administrative Agent and Credit Parties (or Borrower Representative, acting on their behalf) without the consent of any other party to the Loan Documents, so long as (A) such modification does not adversely affect the rights of any Lender in any material respect and (B) all Lenders shall have received at least five (5) Business Days’ prior written notice thereof and Administrative Agent shall not have received within five (5) Business Days after the date of receipt of such notice to the Lenders a written notice from the Required Lenders stating that the Required Lenders object to such modification,    (7) if this Agreement or any Loan Document contains any blank spaces, such as for dates or amounts, Credit Parties and Lenders hereby authorize and direct Administrative Agent to complete such blank spaces according to the terms upon which the transactions contemplated hereby or thereby were contemplated, (8) only the consent of the parties to the Auto Borrow Agreement, the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to any agreement relating to a Bank Product shall have no right to participate in any manner in modification of any other Loan Document; and (9) Administrative Agent (acting alone) may make the modifications contemplated by Section 14.1(h)(ii).

(b) Amendment and Restatement. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Credit Parties (or Borrower Representative, acting on their behalf) and Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall be entitled to the benefit of Sections 14, 15.3, and 15.4), such Lender shall have no other Commitment or other obligation hereunder and shall have been Paid in Full all Obligations owing to it or accrued for its account under this Agreement. Any waiver or consent granted by Administrative Agent, LC Issuer or Lender shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or consent, or constitute a course of dealing by such Persons at variance with the terms of the Agreement such as to require further notice by such Persons of such their intent to require strict adherence to the terms of the Agreement in the future.

(c) Strict Compliance. Administrative Agent, LC Issuer; and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement and each other Loan Document. No waiver or course of dealing shall be established by (i) the failure or delay of Administrative Agent, LC Issuer or any Lender to require strict performance of any Credit Party to this Agreement or any other Loan Document or to exercise any rights or remedies with respect to Collateral or otherwise; (ii) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (iii) acceptance by Administrative Agent, LC Issuer or any Lender of performance by any Credit Party under this Agreement or any other Loan Document in a manner other than that specified herein or therein.

(d) Payment for Consents. No Credit Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee, or otherwise, to any Lender in its capacity as a Lender hereunder as consideration for any consent by such Lender with respect to any amendment, waiver of other modification of or to any Loan Document, unless such remuneration or thing of value is concurrently paid, on substantially the same terms, on a Pro Rata basis, to all Lenders providing their consent. For avoidance of doubt, the foregoing limitation shall not apply to any fees paid to Administrative Agent in its capacity as Administrative Agent in such regard.

(e) Non-Consenting Lender.

(i) Each Borrower, LC Issuer and each Lender (including any Non-Consenting Lender) grants to Administrative Agent the option (without any obligation, however), in its capacity as a Lender, to purchase all (but not less than all) of a Non-Consenting Lender’s portion of the Commitments, the Loans, and LC Obligations owing to it and any Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans and LC Obligations for unreimbursed draws payable to such Non-Consenting Lender plus any accrued but unpaid interest on such Loans and any accrued but unpaid commitment fee arising under Section 3.2(b) and Letter of Credit Fees arising under Section 3.2(c) owing to such Non-Consenting Lender plus the amount necessary to Cash Collateralize any Letters of Credit issued by such Non-Consenting Lender (if any). If Administrative Agent exercises its option under this Section 15.2, the Non-Consenting Lender shall promptly execute and deliver to Administrative Agent any Assignment Agreement and other agreements and documentation that Administrative Agent shall determine are necessary to effect such assignment and that are provided to such Non-Consenting Lender. If the Non-Consenting Lender fails for whatever reason to execute and delivery such Assignment Agreement, other agreements or other documentation within three (3) Business Days after the date of its receipt thereof, then, Administrative Agent shall have the power (at its election, but without obligation) to do so as attorney-in-fact for such Non-Consenting Lender, and any execution and delivery of such Assignment Agreement, such other agreements and such other documentation by Administrative Agent under such power of attorney shall binding upon such Non-Consenting Lender. Administrative Agent may assign its purchase option and powers under this Section 15.2 to any Eligible Assignee if such assignment otherwise complies with the requirements of Section 13.1.

(ii) Borrowers may, at their sole expense and effort, replace such Non-Consenting Lender in accordance with Section 14.4.

15.3 Indemnity; Expenses. EACH CREDIT PARTY SHALL INDEMNIFY, DEFEND, SAVE, PROTECT, AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY “CLAIMS” AND “EXTRAORDINARY EXPENSES” (AS SUCH TERMS ARE DEFINED IN SECTION 1.1) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE; provided, however, that in no event shall any Credit Party have any obligation thereunder to indemnify, defend or hold harmless an

Indemnitee with respect to any Claim or Extraordinary Expense that is determined in a final, non-appealable judgment by a court of competent jurisdiction by final and non-appealable judgment binding on such Indemnitee to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. In addition to all other Obligations, the obligations and liabilities described in this Section 15.3 shall (a) constitute Obligations; (b) be in addition to, and cumulative with, any other indemnification provisions set forth elsewhere in this Agreement or any other Loan Document; (c) be secured by the Collateral; (d) be due and payable by Credit Parties promptly following written demand therefor; (e) be chargeable against Borrowers’ in the manner set forth in Section 4.1(b) (provided, however, that Administrative Agent shall have no obligation to charge such amounts in such manner); and (f) survive termination of this Agreement and the other Loan Documents. In addition to the foregoing, Administrative Agent shall have the right at any time or from time to time while any Event of Default is continuing, to require that the obligations and liabilities described in this Section 15.3 be Cash Collateralized.

15.4 Reimbursement Obligations. Without limiting the terms of Section 15.3, Credit Parties shall reimburse Administrative Agent for all Extraordinary Expenses and for all legal, accounting, appraisal, consulting, and other fees, costs, and expenses incurred by it in connection with (a) negotiation and preparation of this Agreement and the other Loan Documents, including any amendment, forbearance, waiver, restatement, supplement, waiver, consent or other modification thereof; (b) administration of and actions relating to any Collateral, this Agreement, any Loan Document, and the transactions contemplated hereby and thereby (including any actions taken to establish, perfect or maintain priority of Administrative Agent’s Liens in and to any Collateral, to maintain any insurance required hereunder, or to verify (or preserve) the existence or value of Collateral); (c) use of any Platform or Register, (d) credit investigations and background checks; and (e) subject to the limits of Section 8.4(b), each inspection, field audit, field examination, or appraisal with respect to any Obligor, Subsidiary, or Collateral, whether prepared by Administrative Agent’s personnel or a third party. Credit Parties also shall pay all Extraordinary Expenses of Administrative Agent and all legal (including all costs of internal counsel or, in lieu thereof, a documentation fee comparable in amount thereto), accounting, appraisal, consulting, and other fees, costs, and expenses incurred by Administrative Agent and each Lender in connection with the enforcement of, or any “workout,” “restructuring,” or an Insolvency Proceeding concerning any Credit Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending any of the Loan Documents, irrespective of whether a lawsuit or other Adverse Proceeding is brought, or in taking any enforcement action or any remedial action with respect to any Collateral. The parties agree that the costs and expenses indemnified by the Credit Parties hereunder shall not include expenses relating to disputes solely between or among the Lenders, in their respective capacities as such, or any dispute solely between or among a Lender, in its capacity as such, and its Affiliates (excluding, for the avoidance of doubt, expenses arising (i) in connection with disputes involving Administrative Agent (in its capacity as such) or the LC Issuer (in its capacity as such) on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand) or (ii) from acts or omissions of any Credit Parties or their Subsidiaries.

15.5 Performance of Credit Parties’ Obligations. Administrative Agent may, in its discretion at any time and from time to time, at Credit Parties’ expense, pay any amount or do any act required of a Credit Party under any Loan Document or otherwise requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of any claim by any Third Party Claimant (including any judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim), or any discharge of a Lien. All payments, costs, and expenses (including Extraordinary Expenses) of Administrative Agent under this Section 15.5 shall be reimbursed to Administrative Agent by Credit Parties, promptly following written demand therefor, with interest from the date incurred to the date of payment thereof at the Default Rate. Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.6 Setoff. From and after the occurrence of any Event of Default and during the continuance thereof, in addition to (and not in limitation of) any rights now or hereafter granted under Applicable Law to Administrative Agent, LC Issuer, any Lender, or, subject to the provisions of Section 13.1(d), any Participant, each subsequent holder of any of the Obligations, and each of their respective Affiliates (collectively, for purposes of this Section 15.6, the “Setoff Parties” and, individually, a “Setoff Party”), is hereby authorized, subject to the prior consent of Administrative Agent, by each Credit Party to setoff and to appropriate and apply any and all deposits (general or special, time or demand, including Debt evidenced by certificates of deposit, in each case, whether matured or un-matured, but excluding (x) any amounts held by any Setoff Party in any escrow payroll, trust, tax or fiduciary account and (y) without the prior consent of Administrative Agent, any Collection Account, and any other Debt at any time held or owing by any Setoff Party to or for the credit or the account of any Credit Party, against the Obligations as provided in this Agreement, irrespective of whether (a) any demand for such Obligations has been made; or (b) the Obligations have been accelerated as contemplated in Section 11.2; or (c) such Obligations are contingent or un-matured. Any sums obtained by any Setoff Party shall be subject to the requirements for application of payments to the Obligations as set forth in this Agreement. The rights granted to each Setoff Party under this Section 15.6 may be exercised at any time or from time to time, without notice to any Credit Party or any other Person, except that each Setoff Party shall obtain the prior consent of Administrative Agent and shall notify Administrative Agent promptly (but in any event within one (1) Business Day) after exercising such right of setoff, specifying the amount thereof. Each Credit Party hereby waives any right that it may have as a matter of Applicable Law to any such notice. In addition to the foregoing, and notwithstanding any provision hereof to the contrary, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 4.2 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuer, Swing Line Lender and the other Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

15.7 Independence of Covenants; Severability. All covenants hereunder and under any other Loan Document shall be given independent effect so that if any particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise would be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. To the extent any such provision is found to be invalid or unenforceable under Applicable Law in a given jurisdiction, then (a) such provision shall be ineffective only to such extent; (b) the remainder of such provision and the other provisions of this Agreement and the other Loan Documents shall remain in full force and effect in such jurisdiction; and (c) such provision shall remain in full force and effect in any other jurisdiction.

15.8 Cumulative Effect; Conflict of Terms. The parties to this Agreement and each other Loan Document acknowledge that different provisions of this Agreement and the other Loan Documents may contain requirements, limitations, restrictions, or permissions relating to the same subject matter and, in such case, all of such provisions shall be deemed to be cumulative (rather than instead of one another) and must be satisfied or performed, as applicable. Except as otherwise provided herein or in another Loan Document (by specific reference to the applicable provision of this Agreement), to the extent any provision contained in this Agreement conflicts directly with any provision in another Loan Document, then, the provision in this Agreement shall control.

15.9 Counterparts. This Agreement, the other Loan Documents and any amendments, waivers, or consents relating hereto or thereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which when taken together, shall constitute one and the same instrument.

15.10 Fax or Other Transmission. Subject to compliance with Section 15.1 and in accordance therewith, delivery by one or more parties hereto of an executed counterpart of this Agreement and any other Loan Document via facsimile, telecopy or other electronic method of transmission pursuant to which the signature of such party can be seen or presumed sent (including Adobe Corporation’s Portable Document Format or PDF) shall have the same force and effect as the delivery of an original manually executed counterpart of this Agreement and such other Loan Document or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Any party delivering an executed counterpart of this Agreement or any other Loan Document to any other party pursuant hereto or to any other Loan Document by facsimile or other electronic method of transmission in accordance with Section 15.1, shall also deliver an original executed counterpart thereof to such party, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement or such other Loan Document. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form.

15.11 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

15.12 Relationship with Lenders. The Debts, obligations and Commitments of each Lender hereunder and under each other Loan Document are several, and not joint, and no Lender shall be responsible for any Debts, obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of Entity. Amounts payable hereunder by Administrative Agent, LC Issuer or any Lender, on the one hand, to any other of such Persons, on the other hand, shall be separate and independent Debts and obligations, and claims by one of such Persons against any other of such Persons may proceed between such Persons without requiring the joinder of Administrative Agent, LC Issuer or any Lender as an additional party. Nothing in this Agreement and no action of Administrative Agent, LC Issuer or Lenders pursuant to the Loan Documents shall cause Administrative Agent, LC Issuer and the Lenders, or any of them, to be deemed a partnership, association, joint venture, or any other kind of Entity with each other or with any Credit Party, or to have any Control of each other or any Credit Party.

15.13 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Credit Parties acknowledge and agree that: (a) (i) the credit facility(ies) evidenced by this Agreement and each other Loan Document and any related arranging or other services by Administrative Agent, any Lender, any of their Affiliates are arm’s-length commercial transactions between Credit Parties and such Persons; (ii) Credit Parties have consulted their own legal, accounting, regulatory, and tax advisors to the extent they have deemed appropriate, in regard thereto; and (iii) Credit Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks, and conditions of the transactions contemplated by this Agreement and the other Loan Documents; (b) each of Administrative Agent, LC Issuer, Lenders and their Affiliates is and has been acting solely as a principal in connection with the credit facility(ies) evidenced by this Agreement and each other Loan Document, is not the financial advisor, agent, or fiduciary of, to, or for any Credit Party or any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by this Agreement and the other Loan Documents, except as may be expressly set forth herein or therein; and (c) Administrative Agent, LC Issuer, Lenders and their Affiliates now or hereafter may be engaged in a broad range of transactions that involve interests that differ from the Credit Parties and their Affiliates and have no obligation to disclose any of such interests to any Credit Party or any such Affiliate at any time. To the fullest extent permitted by Applicable Law, each Credit Party hereby waives and releases any claims that it may have against Administrative Agent, LC Issuer, Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement or any other Loan Document.

15.14 Confidentiality; Credit Inquiries. Each of Administrative Agent, LC Issuer and the Lenders agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (provided such Persons are informed of the confidential nature of the Information and instructed to keep the Information confidential); (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it; (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to the extent requested or required by any state, federal, or foreign authority or examiner regulating banks or banking or the making of loans and financial accommodations to others; (e) to any other party hereto or, as contemplated by Section 13.1, to any actual or prospective Transferee, and then only on a confidential basis consistent herewith; (f) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (g) subject to an agreement containing provisions substantially the same as this Section 15.14, to any actual or prospective Bank Product Provider (or its advisors); (h) with the consent of Borrower Representative (which consent shall not be unreasonably withheld, conditioned or delayed); (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 15.14, or (B) is available to Administrative Agent, LC Issuer or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Obligors; (j) to any rating agency when required by it, provided, that before any such disclosure, such rating agency shall be advised of the confidential nature of such Information; (k) for purposes of establishing a “due diligence” defense; (l) in response to credit inquiries from third Persons concerning any Credit Party or any of its Subsidiaries (although none of Administrative Agent, any Lender or LC Issuer shall be required to respond thereto); and (m) to Gold Sheets and other similar bank trade publications (such information to consist of deal terms and other information customarily found in such publications). Notwithstanding the foregoing, Administrative Agent, LC Issuer and the Lenders may publish or disseminate general information describing the credit facility evidenced hereby, including the names and addresses of Credit Parties and the Subsidiaries and a general description of Credit Parties’ and the Subsidiaries’ businesses, and may use Credit Parties’ logos, trademarks, insignia, or product photographs in any “tombstone” or comparable advertising materials on its website or in other of Administrative Agent, LC Issuer, or such Lender’s marketing materials. As used in this Section 15.14, “Information” means all information received (whether before or after the Closing Date) from an Obligor relating to it or its business. Any Person required to maintain the confidentiality of Information pursuant to this Section 15.14 shall be deemed to have complied therewith if it exercises the same degree of care in regard thereto that it accords its own confidential information. Each of Administrative Agent, LC Issuer, and the Lenders acknowledges that (A) Information may include material non-public information concerning a Credit Party or Subsidiary; (B) it has developed compliance procedures regarding the use of material non-public information; and (C) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws. Any of the foregoing to the contrary notwithstanding, (i) each Credit Party hereby authorizes each of Administrative Agent, LC Issuer and the Lenders (each, at its discretion and without any obligation to do so) to respond to usual and customary credit inquiries from third parties concerning any Credit Party, and (ii) Administrative Agent, LC Issuer and the Lenders shall not be obliged to return to any Obligor any Information received from it, but may do so, subject to compliance with any regulatory and internal recordkeeping requirements then applicable thereto.

15.15 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED BY THE TERMS HEREOF OR THEREOF, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING HEREFROM OR THEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION STATE.

15.16 Submission to Jurisdiction. EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE JURISDICTION STATE AND THE UNITED STATES DISTRICT COURT FOR EACH DISTRICT OF THE JURISDICTION STATE, IN RESPECT OF ANY PROCEEDING, DISPUTE, OR ADVERSE PROCEEDING BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY WITH RESPECT HERETO OR THERETO, AND EACH PARTY HERETO AGREES THAT ANY SUCH PROCEEDING, DISPUTE, OR ADVERSE PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN SUCH COURTS. WITH RESPECT TO SUCH COURTS, EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS, AND DEFENSES THAT IT MAY HAVE REGARDING PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE, OR INCONVENIENT FORUM. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF PROCESS OF ANY AND ALL PROCESS SERVED UPON IT AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES GENERALLY IN SECTION 15.1, SUCH SERVICE TO BE EFFECTIVE AT THE TIME SUCH NOTICE WOULD BE DEEMED DELIVERED UNDER SECTION 15.1. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT, OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN ANY OTHER COURT OR JURISDICTION, NOR LIMIT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO PRECLUDE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN ANY FORUM OR JURISDICTION. NOTHING CONTAINED HEREIN SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS (INCLUDING ENFORCEMENT OF ANY JUDGMENT OR ORDER) AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION OR LIMIT THE RIGHT OF ANY SUCH PERSON TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

15.17 Waivers; Limitation on Damages; Limitation on Liability.

(a) WAIVER OF JURY TRIAL. TO THE EXTENT FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO, BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ADVERSE PROCEEDING BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY WITH RESPECT HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO ALL PARTIES TO ENTER INTO AND ACCEPT THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH OF THE PARTIES HERETO AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

(b) WAIVER OF CERTAIN DAMAGES. NO PARTY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY SUCCESSOR OR ASSIGNEE OF SUCH PERSON, OR ANY THIRD PARTY BENEFICIARY, OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH ANY SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, IN THE CASE OF ADMINISTRATIVE AGENT, THE TAKING OF ANY ENFORCEMENT ACTION, PROVIDED THAT THE FOREGOING SHALL NOT OPERATE TO LIMIT THE CREDIT PARTIES’ INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN RESPECT OF ANY DAMAGES PAID BY ANY INDEMNITEE TO ANY THIRD PARTY.

(c) OTHER WAIVERS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY WAIVES (I) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, NOTICE OF DISHONOR, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION, OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER, AND GUARANTIES AT ANY TIME HELD BY ADMINISTRATIVE AGENT, LC ISSUER OR ANY LENDER ON WHICH A CREDIT PARTY MAY IN ANY WAY BE LIABLE; (II) NOTICE BEFORE TAKING POSSESSION OR ARTICLE 9 CONTROL OF ANY COLLATERAL; (III) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT BEFORE ALLOWING ADMINISTRATIVE AGENT, LC ISSUER OR ANY LENDER TO EXERCISE ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS; (IV) NOTICE OF ACCEPTANCE HEREOF OR OF ANY OTHER LOAN DOCUMENT; (V) ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, RIGHTS OF SETOFF, DISCOUNTS, CHARGE BACKS OR COUNTERCLAIMS OF ANY NATURE (OTHER THAN COMPULSORY COUNTERCLAIMS) IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, OR ANY MATTER ARISING THEREFROM OR RELATING HERETO OR THERETO; AND (VI) ANY CLAIM UNDER ANY APPLICABLE LAW OR EQUITABLE PRINCIPLE REQUIRING ADMINISTRATIVE AGENT, LC ISSUER OR ANY LENDER TO MARSHAL ANY ASSETS IN FAVOR OF ANY CREDIT PARTY OR AGAINST ANY OBLIGATIONS OR OTHERWISE ATTEMPT TO REALIZE UPON ANY COLLATERAL OR ANY CLAIM AGAINST, OR COLLATERAL, OF ANY OBLIGOR, OR ANY APPRAISEMENT, EVALUATION, STAY, EXTENSION, HOMESTEAD, REDEMPTION, OR EXEMPTION LAWS NOW OR HEREAFTER IN FORCE TO PREVENT OR HINDER THE ENFORCEMENT OF THIS AGREEMENT. EACH CREDIT PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT, LC ISSUER AND THE LENDERS’ ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT ADMINISTRATIVE AGENT, LC ISSUER AND THE LENDERS ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH CREDIT PARTIES.

(d) ACKNOWLEDGEMENT OF WAIVERS. EACH PARTY HERETO HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL AND, WITH RESPECT TO EACH CREDIT PARTY, OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF ANY ADVERSE PROCEEDING, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

15.18 Limitation on Liability; Presumptions. None of Administrative Agent, LC Issuer or any Lender shall have any liability to any Obligor (whether in tort, contract, equity, or otherwise) for losses suffered by such Person in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Loan Document, or any act, omission, or event (including, without limitation, any act, omission or event attributable to or arising from Administrative Agent’s, LC’s Issuer’s or any Lender’s negligence or strict liability) occurring in connection herewith or therewith, unless as determined by a court of competent jurisdiction by a final and non-appealable judgment binding on Administrative Agent, LC Issuer or any Lender that the losses were the result of acts or omissions constituting gross negligence, bad faith or willful misconduct on the part of Administrative Agent, LC Issuer or any Lender. In any such litigation, each of Administrative Agent, LC Issuer and each Lender shall be entitled to the benefit of the rebuttable presumption that each acted in Good Faith and with the exercise of ordinary and reasonable care in the performance by it of the terms of this Agreement and the other Loan Documents.

15.19 PATRIOT Act Notice. Administrative Agent, LC Issuer and the Lenders hereby notify Credit Parties that pursuant to the requirements of the PATRIOT Act and other Applicable Law, including the Beneficial Ownership Regulation, Administrative Agent, LC Issuer and the Lenders are required to obtain, verify, and record information that identifies each Obligor, including its legal name, address, tax ID number, and other information that will allow Administrative Agent, LC Issuer and the Lenders to identify it properly in accordance with the PATRIOT Act, the Beneficial Ownership Regulation and such other Applicable Law. Administrative Agent, LC Issuer and the Lenders may also require information, documents and certifications regarding each Obligor, if any, and may require information, documents and certifications regarding each Obligor’s management and owners, such as legal names, addresses, social security numbers, and dates of birth. in accordance with the PATRIOT Act, the Beneficial Ownership Regulation and such other Applicable Law.

15.20 Powers. All powers of attorney granted to Administrative Agent, LC Issuer or any Lender herein or in any other Loan Document shall be deemed to be coupled with an interest and are irrevocable until Payment in Full of the Obligations.

15.21 No Tax Advice. Each Credit Party acknowledges and agrees that, with respect to all tax and accounting matters relating to this Agreement, the other Loan Documents, or the transactions contemplated herein and therein, it has not relied on any representations made, consultation provided by, or advice given or rendered by Administrative Agent, LC Issuer, or any Lender, or any of their representatives, agents, or employees; and, instead, such Credit Party has sought, and relied upon, the advice of its own tax and accounting professionals with respect to all such matters.

15.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used to do so shall be that at which, in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the date on which final judgment is given, as determined by Administrative Agent in its discretion. The obligation of each Obligor in respect of any such sum due from it to Administrative Agent, LC Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is denominated in accordance with the applicable provisions of this Agreement or any other Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent (for itself or on behalf of LC Issuer or a Lender) of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may, in accordance with normal banking procedures, purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent, LC Issuer, or a Lender from any Obligor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent, LC Issuer, and each Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent, LC Issuer, or a Lender in such currency, Administrative Agent, LC Issuer, or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law).

15.23 Survival of Representations and Warranties, etc. All representations and warranties made by any Credit Party under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution of this Agreement or any other Loan Document by Administrative Agent, LC Issuer or any Lender, any investigation or inquiry by Administrative Agent, LC Issuer or any Lender or the making of any Loan or the issuance of any Letter of Credit. Without limiting the generality of the foregoing clause (a), all of the representations, warranties, covenants, and indemnities of Section 7.23 and Section 8.9 shall survive the termination of this Agreement, Payment in Full of the Obligations, and the release of Administrative Agent’s Lien on any Borrowers or Subsidiaries’ Properties, if any, and shall survive the transfer of any or all right, title, and interest in and to such Properties by such Persons, whether or not the transferee thereof is an Affiliate of such Persons.

15.24 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by or on behalf of any Obligor or the transfer to Administrative Agent, LC Issuer, or any Lender of any Property (including through setoff) should for any reason subsequently be declared to be void or voidable under any Debtor Relief Law, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of Property (collectively, a “Voidable Transfer”), and if Administrative Agent, LC Issuer or any Lender, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that such Persons, or any of them, is required or elects to repay or restore, and as to all costs, expenses, and attorneys’ fees of such Persons related thereto, the liability of all affected Obligors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.25 Acknowledgement of and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an Applicable Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Applicable Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

15.26 Certain ERISA Matters.

(a) Status. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with such Lender’s entrance into, participation in, administration of and performance in respect of any Loans, Letters of Credit or Commitments; or

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance in respect of any Loans, Letters of Credit or Commitments and this Agreement; or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform in respect of any Loans, Letters of Creditor Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance in respect of any Loans, Letters of Credit or Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of any Loans, Letters of Credit, Commitments or this Agreement.

(b) No Fiduciary. In addition, unless clause (i) in Section 15.26(a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that none of Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto).

15.27 [Reserved].

15.28 Section Headings. Section headings used herein and in the other Loan Documents are included herein for convenience of reference only and shall not constitute a part hereof or thereof for any other purpose or be given any substantive effect.

15.29 Qualified Financial Contracts. As used in this Section, the following terms have the following meanings: (i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party; (ii) “Covered Entity means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the United States or any other State or other jurisdiction of the United States): In the event that a Covered Entity that is party to a Supported QFC (each, a “Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in Property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

15.30 Term Loan Intercreditor Agreement. Administrative Agent and the Collateral Agent are hereby authorized by the Lenders to enter into the Term Loan Intercreditor Agreement, and the parties hereto acknowledge that the Term Loan Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Term Priority Collateral (as defined in the Term Loan Intercreditor Agreement) securing the Obligations on the terms set forth in the Term Loan Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Term Loan Intercreditor Agreement and (c) hereby authorizes and instructs Administrative Agent and Collateral Agent to enter into the Term Loan Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Term Loan Secured Parties (as such term is defined in the Term Loan Intercreditor Agreement) to extend credit to the Credit Parties and such Term Loan Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Term Loan Intercreditor Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:	AUTHENTIC BRANDS LLC

	By:	/s/ Gregory James Iverson
	Name:	Gregory James Iverson
	Title:	Chief Financial Officer

BLACK RIFLE COFFEE COMPANY LLC
GOOD BEANS LLC
FREE RANGE AMERICAN MEDIA COMPANY LLC
SIGNAL MOUNTAIN MEDIA WORKS LLC 1144 SLC LLC
BRCC OPERATING COMPANY LLC
SPENCER 355 LLC 621 MANCHESTER LLC
GROUNDS AND HOUNDS COFFEE COMPANY LLC
INDEPENDENT COFFEE SOLUTIONS LLC
BRCC COPPERFIELD LLC
BRCC GC LLC

	By:	/s/ Gregory James Iverson
	Name:	Gregory James Iverson
	Title:	Vice President & Treasurer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT,

COLLATERAL AGENT, LC ISSUER,

AND LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Eamonn Brady
	Name:	Eamonn Brady
	Title:	Senior Vice President

Signature Page to Credit Agreement